Exhibit 10.1

EXECUTION VERSION

CREDIT AND SECURITY AGREEMENT

Dated as of September 19, 2014

by and among

ANR SECOND RECEIVABLES FUNDING, LLC,

as Borrower,

THE FINANCIAL INSTITUTIONS SIGNATORY HERETO FROM TIME TO TIME,

as Lenders,

GENERAL ELECTRIC CAPITAL CORPORATION,

as Lender, Swing Line Lender, LC Lender and as Administrative Agent

and

WEBSTER BUSINESS CREDIT CORPORATION,

as LC Lender and Lender

GE CAPITAL MARKETS, INC.,

as Sole Lead Arranger and Sole Bookrunner

Credit and Security Agreement

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Table of Contents

(Continued)

Credit and Security Agreement

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Table of Contents

(Continued)

		Page

12.14	Further Assurances	76
12.15	Interest Rate Limitation	77
12.16	Lender Acknowledgement	77

Credit and Security Agreement

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EXHIBITS
Exhibit 2.1(a)(ii)	Form of Revolving Note
Exhibit 2.1(e)(i)	Form of Swing Line Note
Exhibit 2.2(a)	Form of Commitment Reduction Notice
Exhibit 2.2(b)	Form of Commitment Termination Notice
Exhibit 2.3(a)	Form of Borrowing Request
Exhibit 2.3(b)(iv) Exhibit 2.3(g)	Form of Notice of Conversion/Continuation Form of Repayment Notice
Exhibit 2-10(D)-1 Exhibit 2-10(D)-2 Exhibit 2-10(D)-3 Exhibit 2-10(D)-4 Exhibit 5.2(b)	Form of U.S. Tax Compliance Certificate Form of U.S. Tax Compliance Certificate Form of U.S. Tax Compliance Certificate Form of U.S. Tax Compliance Certificate Form of Borrowing Base Certificate
Exhibit 9.4	Form of Power of Attorney
Exhibit 12.2(b)	Form of Assignment Agreement

Schedule 2.1	Assignor Lender’s Loan
Schedule 4.1(b)	Jurisdiction of organization; Executive Offices; Collateral Locations; Legal Name

Schedule 12.1	Notice Addresses
Annex 5.2(a)	Reporting Requirements of the Borrower (including Forms of Monthly Report and Weekly Report)
Annex T	Revolving Commitments and Term Commitments
Annex U	Indebtedness
Annex V	Fixed Charge Coverage Ratio
Annex W	Administrative Agent’s Account/Lenders’ Accounts
Annex X	Definitions and Interpretations

i

THIS CREDIT AND SECURITY AGREEMENT (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Agreement” or the “Credit Agreement”) is entered into as of September 19, 2014 by and among ANR SECOND RECEIVABLES FUNDING, LLC, a Delaware limited liability company (the “Borrower”), THE FINANCIAL INSTITUTIONS SIGNATORY HERETO FROM TIME TO TIME as lenders (the “Lenders”), and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (“GECC”), as a Lender, as Swing Line Lender (the “Swing Line Lender”), as LC Lender and as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”) and WEBSTER BUSINESS CREDIT CORPORATION, a New York corporation, as LC Lender and as a Lender.

RECITALS

A.        The Borrower has been formed for the purpose of purchasing and otherwise acquiring Receivables.

B.        The Borrower intends to (A) fund its purchases of the Receivables by (i) borrowing Revolving Credit Advances pursuant to the terms hereof and/or (ii) causing the LC Lenders to issue Letters of Credit pursuant to the terms hereof, in each case from time to time and as described herein, and (B) pledge all of its right, title and interest in and to the Receivables as security for the Advances and for any Letters of Credit.

C.        The Administrative Agent has been requested and is willing to act as administrative agent on behalf of each of the Lenders in connection with the making and financing of such Revolving Credit Advances, subject to the terms and conditions hereof.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1        Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Annex X.

1.2        Rules of Construction. For purposes of this Agreement, the rules of construction set forth in Annex X shall govern. All Appendices hereto, or expressly identified to this Agreement, are incorporated herein by reference and, taken together with this Agreement, shall constitute but a single agreement.

ARTICLE II

AMOUNTS AND TERMS OF ADVANCES

2.1        Advances.

(a)        Revolving Credit Advances and Letter of Credit Issuances. From and after the Closing Date and until the Facility Maturity Date (x) subject to the terms and conditions hereof, each

Credit and Security Agreement

Lender severally agrees to make its Pro Rata Share of revolving advances (each such advance hereunder, a “Revolving Credit Advance”) to the Borrower from time to time, (y) subject to the terms and conditions hereof, the LC Lenders shall issue Letters of Credit from time to time; provided, that, immediately prior to and after giving effect to any Revolving Credit Advance or issuance of Letter of Credit, (A) the Outstanding Principal Amount shall not exceed the lesser of the Maximum Revolving Commitment Amount and the Borrowing Base and (B) the sum of (1) the Outstanding Principal Amount of Revolving Credit Advances made by any Lender and (2) the LC Participation Amount attributable to such Lender shall not exceed such Lender’s Revolving Commitment and (z) subject to the terms and conditions hereof, the Swing Line Lender agrees to make Swing Line Advances. Notwithstanding the foregoing, except to the extent provided in Section 2.6(c) and Section 2.19(c) with respect to Revolving Credit Advances, no Lender shall make any Revolving Credit Advances or Swing Line Advances and the LC Lenders shall not issue any Letter of Credit in either case if, after giving effect thereto, a Funding Excess would exist. The Borrower may from time to time borrow, repay and reborrow Revolving Credit Advances and Swing Line Advances hereunder, in each case on the terms and conditions set forth herein. The Borrower shall execute and deliver to each Lender that makes a request therefor, a note (each, a “Revolving Note”) to evidence the Revolving Credit Advances which may be made hereunder from time to time by such Lender. Each such note shall be (x) in the principal amount of the Revolving Commitment of the applicable Lender, (y) dated the date of issuance thereof, and (z) substantially in the form of Exhibit 2.1(a)(ii). Each Revolving Note shall represent the obligation of the Borrower to pay the amount of each Lender’s Revolving Commitment or, if less, such Lender’s Pro Rata Share of the aggregate Outstanding Principal Amount of all outstanding Revolving Credit Advances made to the Borrower, together with interest thereon as prescribed in Section 2.6. Notwithstanding anything to the contrary herein, each LC Lender party hereto may elect to issue Letters of Credit solely in its own name and may only issue Letters of Credit to the extent permitted by applicable law and no LC Lender makes any representation or warranty that any such Letters of Credit would be accepted by all beneficiaries, including insurance companies.

(b)        The Outstanding Principal Amount of Advances and all other accrued and unpaid Borrower Obligations shall be immediately due and payable in full in immediately available funds on the Facility Maturity Date.

(c)        [Reserved.]

(d)        In addition, in the event the Borrower fails to reimburse any LC Lender for the full amount of any drawing under any Letter of Credit on the applicable Drawing Date (out of its own funds available therefor) pursuant to Section 2.19(b) and a Reimbursement Deficiency exists on such Drawing Date, then the Borrower shall, automatically (and without the requirement of any further action on the part of any Person hereunder), be deemed to have requested a Revolving Credit Advance, as applicable, on such date, on the terms and subject to the conditions hereof, in an amount equal to the amount of such Reimbursement Deficiency. Subject to the limitations on funding set forth in paragraph (a) above (and the other requirements and conditions herein), the Lenders shall fund their respective portions of such deemed Revolving Credit Advance and deliver the proceeds thereof directly to the Administrative Agent to be immediately distributed (ratably) to the LC Lenders in satisfaction of the Reimbursement Deficiency pursuant to Section 2.19(c), below, to the extent of the amounts permitted to be funded by the Lenders at such time, hereunder. In the event that any Letter of Credit expires by its terms or irrevocably is surrendered without being drawn (in whole or in part) then, in such event, the foregoing commitment to make Revolving Credit Advances shall expire with respect to such Letter of Credit and the LC Participation Amount shall automatically reduce by the amount of the Letter of Credit which shall have so expired.

(e)        Swing Line Advances. From and after the Closing Date and until the Facility Maturity Date and subject to the terms and conditions hereof, the Swing Line Lender agrees to make advances (each such advance hereunder, a “Swing Line Advance”) to the Borrower from time to time; provided that if the Swing Line Lender believes in good faith and within its commercially reasonable credit judgment that one or more Lenders is, are or will be a Non-Funding Lender, the Swing Line Lender may, in its sole discretion after consultation with the Borrower and the Servicer, elect not to make the portion of a Swing Line Advance equal to the Pro Rata Share of such Lender or Lenders of the requested amount of the Swing Line Advance unless the Swing Line Lender shall have received Adequate Security with respect to such portion of the requested Swing Line Advance. Except in connection with Section 2.6(c), the Swing Line Lender shall not (and shall not be required to) make any Swing Line Advance if, after giving effect thereto, a Funding Excess would exist. The aggregate amount of the outstanding Swing Line Advances shall not at any time exceed the Swing Line Commitment. Under no circumstances shall the Swing Line Lender make a Swing Line Advance if, after giving effect thereto, the aggregate outstanding amount of the Swing Line Advances would exceed the Swing Line Commitment. The Borrower may from time to time borrow, repay and reborrow Swing Line Advances hereunder on the terms and conditions set forth herein. Unless the Swing Line Lender has (i) received prior written notice from the Lenders instructing it not to make a Swing Line Advance because of the failure of any condition precedent set forth in Section 3.1 or 3.2 to be satisfied or (ii) actual knowledge of the failure of any condition precedent set forth in Section 3.1 or 3.2 to be satisfied, the Swing Line Lender shall, notwithstanding the failure of any such condition precedent to be satisfied, be entitled to fund such Swing Line Advance, and to have the Lenders make Revolving Credit Advances in accordance with Section 2.1(e)(ii) or purchase participating interests (the “Swing Line Participation”) in accordance with Section 2.1(e)(iii).

(i)        If requested by the Swing Line Lender, the Borrower shall execute and deliver to the Swing Line Lender a note to evidence the Swing Line Advance. Such note shall be in the principal amount of the Swing Line Commitment and substantially in the form of Exhibit 2.1(e)(i) (the “Swing Line Note”). The Swing Line Note shall represent the obligation of the Borrower to pay the Swing Line Advance, together with interest thereon as prescribed in Section 2.6.

(ii)       The Swing Line Lender, at any time and from time to time not less than two (2) Business Days after making any Swing Line Advance, shall on behalf of the Borrower (and the Borrower hereby irrevocably authorizes the Swing Line Lender to so act on its behalf) request each Lender (excluding the Swing Line Lender) to make a Revolving Credit Advance to the Borrower in an amount equal to such Lender’s Pro Rata Share of the principal amount of the Swing Line Advance (the “Refunded Swing Line Advance”) outstanding on the date such request is made. Unless the Facility Maturity Date has occurred and regardless of whether the conditions precedent set forth in Sections 3.1 and 3.2 to the making of an Advance are then satisfied, each Lender shall disburse directly to the Administrative Agent, its Pro Rata Share of a Revolving Credit Advance on behalf of the Swing Line Lender, prior to 2:00 p.m. (New York time), in immediately available funds on the Business Day next succeeding the date on which such request is made.

(iii)      If, prior to refunding a Swing Line Advance with a Revolving Credit Advance pursuant to Section 2.1(e)(ii), the Facility Maturity Date has occurred, then, subject to the provisions of Section 2.1(e)(iv) below, each Lender shall, on the date such Revolving Credit Advance was to have been made for the benefit of the Borrower, purchase from the Swing Line Lender an undivided participation interest in the Swing Line Advance in an amount equal to its Pro Rata Share of such Swing Line Advance. Upon request by the Swing Line Lender, each

Lender shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation interest.

(iv)        Each Lender’s obligation to make Revolving Credit Advances in accordance with Section 2.1(e)(ii) and to purchase participation interests in accordance with Section 2.1(e)(iii) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Termination Event or Incipient Termination Event; (C) any inability of the Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time; or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Lender does not make available to the Administrative Agent or the Swing Line Lender, as applicable, the amount required pursuant to Sections 2.1(e)(ii) or (e)(iii), as the case may be, the Swing Line Lender shall be entitled, in its discretion, to (x) to recover such amount on demand from such Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two Business Days from the date of such non-payment and, thereafter, at the Index Rate and (y) apply, to the extent and in satisfaction of such amount, any collateral provided by or on behalf of such Lender as Adequate Security.

(v)         Notwithstanding anything herein to the contrary, if the Swing Line Lender elects not to make the portion of a Swing Line Advance in respect of any Lender (a “Specified Lender”) pursuant to the proviso to the first sentence of Section 2.1(e), each other Lender’s obligation to make Revolving Credit Advances in accordance with Section 2.1(e)(ii) and to purchase participation interests in accordance with Section 2.1(e)(iii) in respect of such Swing Line Advance shall be calculated ratably based on the respective Revolving Commitments of the Lenders (other than, for the avoidance of doubt, any Lender that is a Specified Lender).

2.2         Changes in Maximum Revolving Commitment Amount.

(a)        The Borrower may reduce the Maximum Revolving Commitment Amount permanently; provided, that (i) the Borrower shall give 3 Business Days’ prior written notice of any such reduction to the Administrative Agent substantially in the form of Exhibit 2.2(a) (each such notice, a “Commitment Reduction Notice”), (ii) any partial reduction of the Maximum Revolving Commitment Amount shall be in a minimum amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (iii) no such reduction shall reduce the Maximum Revolving Commitment Amount below the result of (1) the aggregate Outstanding Principal Amount minus (2) the result of (x) the amount then on deposit in the LC Collateral Account divided by (y) 1.05, in each case at such time (after giving effect to any concurrent prepayment of Advances) and (iv) no such partial reduction shall reduce the Maximum Revolving Commitment Amount to less than $20,000,000. A permanent reduction of the Maximum Revolving Commitment Amount shall require a corresponding pro rata reduction in the Swing Line Commitment; provided, however, that no such reduction shall reduce the Swing Line Commitment below the aggregate outstanding amount of the Swing Line Advances.

(b)        The Borrower may, at any time, on at least three (3) Business Days’ prior written notice by the Borrower to the Administrative Agent, irrevocably terminate the Maximum Revolving Commitment Amount; provided, that (i) such notice of termination shall be substantially in the form of Exhibit 2.2(b) (the “Commitment Termination Notice”) and (ii) the Borrower shall make all payments required by Section 2.3(g) at the time and in the manner specified therein. Upon such termination, the Borrower’s right to request that (1) any Lender make Advances, (2) the Swing Line Lender make Swing Line Advances, or (3) any LC Lender issue Letters of Credit hereunder, shall in each case simultaneously terminate and the Facility Maturity Date shall automatically occur, and from and after such termination, no Lender will be obligated to make any Advance hereunder and no LC Lender will be obligated to issue any Letter of Credit hereunder. Notwithstanding the foregoing, no termination of the Maximum Revolving Commitment Amount may occur unless (x) each Letter of Credit previously issued has terminated irrevocably and in full or (y) the amount then on deposit in the LC Collateral Account equals or exceeds the LC Deposit Amount at such time.

(c)         Each written notice required to be delivered pursuant to Sections 2.2(a) and (b) shall be irrevocable and shall be effective (i) on the day of receipt if received by the Administrative Agent and the Lenders not later than 11:00 a.m. (New York time) on any Business Day and (ii) on the immediately succeeding Business Day if received by the Administrative Agent and the Lenders after such time on such Business Day or on a day other than a Business Day. Each such notice of termination or reduction shall specify, respectively, the amount of, or the amount of the proposed reduction in, the Maximum Revolving Commitment Amount.

(d)         Any reduction in the Maximum Revolving Commitment Amount hereunder shall result in a reduction in each Lender’s Revolving Commitment in an amount equal to such Lender’s Pro Rata Share of the amount by which the Maximum Revolving Commitment Amount is being reduced.

2.3         Borrower Procedures for Making Swing Line and Revolving Credit Advances.

(a)         Borrowing Requests.    Except as provided in Sections 2.6(c) and 2.19(c), each Borrowing of a Swing Line or Revolving Credit Advance shall be made upon notice by the Borrower to the Administrative Agent in the manner provided herein. Any such notice must be given in writing so that it is received no later than (1) in the case of any Borrowing of Swing Line Advances, 10:00 a.m. (New York time) on the Business Day of the proposed Advance Date set forth therein and (2) in the case of any Revolving Credit Advances, 10.a.m. (New York time) on the Business Day prior to the Business Day of the proposed Advance Date set forth therein. Each such notice of a Swing Line or Revolving Credit Advance (a “Borrowing Request”) shall (i) be substantially in the form of Exhibit 2.3(a), (ii) be irrevocable and (iii) specify (A) the amount of the requested Borrowing of a Swing Line Advance or Revolving Credit Advance (which shall be in a minimum amount of $300,000 or an integral multiple of $100,000 in excess thereof), (B) the proposed Advance Date (which shall be a Business Day), and (C) whether the Borrowing of a Swing Line Advance or Revolving Credit Advance is to be a LIBOR Rate Advance or an Index Rate Advance, and shall include such other information as may be reasonably required by the Lenders and the Administrative Agent.

(b)         Advances; Payments.

(i)        (A)  The Administrative Agent shall, promptly after receipt of a Borrowing Request delivered in accordance with Section 2.3(a) and in any event prior to 11:00 a.m. (New York time) on the date such Borrowing Request is deemed received, by telecopy, telephone or other similar form of communication notify the Lenders, as applicable, of its receipt of a Borrowing Request relating to a request for Revolving Credit Advances or Swing Line Advances, as applicable, and (B) subject to the terms hereof (including, without limitation, the satisfaction of the conditions precedent set forth in Section 3.2), each applicable Lender shall make its required portion of such Revolving Credit Advance or Swing Line Advance, as applicable, available to the Administrative Agent in same day funds by wire transfer to the Administrative Agent’s account as set forth in Annex W not later than 3:00 p.m. (New York time) on the requested Advance Date. After receipt of such wire transfers (or, in the Administrative Agent’s sole discretion in accordance with Section 2.3(c), before receipt of such wire transfers), subject to the terms hereof (including, without limitation, the satisfaction of the conditions precedent set forth in Section 3.2) the Administrative Agent shall make available to the account designated by the Borrower on the Advance Date therefor, the lesser of (x) the amount of the requested Borrowing and (y) the Funding Availability. All payments by each Lender under this Section 2.3(b)(i) shall be made without set-off, counterclaim or deduction of any kind.

(ii)          On each Settlement Date, the Administrative Agent will advise each Lender by telephone or telecopy of the amount of such Lender’s Pro Rata Share of principal, interest and Fees (to the extent payable to all Lenders) paid for the benefit of Lenders with respect to each Advance. Provided that such Lender has made all payments required to be made by it and purchased all participations required to be purchased by it under this Agreement and the other Transaction Documents as of such Settlement Date, the Administrative Agent will pay to each Lender such Lender’s Pro Rata Share of principal, interest, Fees (to the extent payable to all Lenders) and other amounts with respect to each applicable Advance, paid by the Borrower since the previous Settlement Date for the benefit of that Lender. Such payments shall be made by wire transfer to such Lender’s account (as specified by such Lender in Annex W or the applicable Assignment Agreement) not later than 3:00 p.m. (New York time) on each Settlement Date.

 (iii)        On each Settlement Date, the Administrative Agent will advise the Swing Line Lender of the amount of principal, interest and Fees paid for the benefit of the Swing Line Lender with respect to the Swing Line Advance. The Administrative Agent will pay to the Swing Line Lender the amount of principal, interest and Fees paid by the Borrower since the previous Settlement Date for the benefit of the Swing Line Lender. Such payments shall be made by wire transfer or by book balance to the Swing Line Lender’s account (as specified by the Swing Line Lender) not later than 3:00 p.m. (New York time) on each Settlement Date.

 (iv)        The Borrower shall have the option to (i) request that any Swing Line Advance or Revolving Credit Advance be made as a LIBOR Rate Advance, (ii) convert at any time all or any part of the outstanding Revolving Credit Advances (but not any Swing Line Advances) from LIBOR Rate Advances to Index Rate Advances, (iii) convert any outstanding Index Rate Advances to LIBOR Rate Advances (if such conversion is made prior to the expiration of the Interest Period applicable thereto) or (iv) continue all or any portion of any Advances as a LIBOR Rate Advances upon expiration of the applicable Interest Period. Any such election must be made by Borrower by 2:00 p.m. on the third Business Day prior to (1) the date of any proposed Swing Line Advance or Revolving Credit Advance which is to be a LIBOR Rate Advance, (2) the end of each Interest Period with respect to any LIBOR Rate Advance to be continued as such, or (3) the date on which the Borrower wishes to convert any Index Rate Advance to a LIBOR Rate Advance. If no election is received with respect to a LIBOR Rate Advance by 2:00 p.m. on the third Business Day prior to the end of the Interest Period with respect thereto, that LIBOR Rate Advance shall be converted to an Index Rate Advance at the end of its Interest Period. The Borrower must make such election by notice to the Administrative Agent in writing. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) substantially in the form of Exhibit 2.3(b)(iv) or in a writing in any other form acceptable to the Administrative Agent. No Swing Line Advance or Revolving Credit Advance shall be made, converted into or continued as a LIBOR Rate Advance, if each condition to such type of Advance hereunder at the time of such proposed conversion or continuation is not satisfied or Administrative Agent or Lenders have determined not to make or continue any Advance as a LIBOR Rate Advance as a result thereof.

(c)        Availability of Lenders’ Advances. The Administrative Agent may assume that each Lender will make its Pro Rata Share of each Advance available to the Administrative Agent on each Advance Date. If the Administrative Agent has made available to the Borrower such Lender’s Pro Rata

Share of any Advance but such Pro Rata Share is not, in fact, paid to the Administrative Agent by such Lender when due, the Administrative Agent will be entitled to recover such amount on demand from (x) such Lender without set-off, counterclaim or deduction of any kind and (y) any collateral provided as Adequate Security. If any Lender fails to pay the amount of its Pro Rata Share forthwith upon the Administrative Agent’s demand, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately repay such amount to the Administrative Agent. Nothing in this Section 2.3(c) or elsewhere in this Agreement or the other Transaction Documents shall be deemed to require the Administrative Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Revolving Commitment hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder. To the extent that the Administrative Agent advances funds to the Borrower on behalf of any Lender and is not reimbursed therefor on the same Business Day as such Advance is required to be made, the Administrative Agent shall be entitled to retain for its account all interest, Fees and other amounts accrued on such Advance from the date of such Advance to the date such Advance is reimbursed by the applicable Lender or Borrower, as the case may be. Upon receipt of a Notice of Conversion/Continuation, the Administrative Agent will promptly notify each Lender thereof. In addition, Administrative Agent will, with reasonable promptness, notify the Borrower and the Lenders of each determination of the LIBOR Rate; provided that any failure to do so shall not relieve the Borrower of any liability hereunder or provide the basis for any claim against Administrative Agent. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Swing Line Advance and/or Revolving Credit Advances held by each Lender with respect to which the notice was given.

(d)         Return of Payments.

(i)         If the Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by the Administrative Agent from the Borrower and such related payment is not received by the Administrative Agent, then the Administrative Agent will be entitled to recover such amount from (x) such Lender on demand without set-off, counterclaim or deduction of any kind or (y) any collateral provided as Adequate Security.

(ii)        If at any time any amount received by the Administrative Agent under this Agreement must be returned to the Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Transaction Document, the Administrative Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to the Administrative Agent (or the Administrative Agent may apply any Adequate Security) on demand any portion of such amount that the Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as the Administrative Agent is required to pay to the Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

(e)         Non-Funding Lenders.  The obligation of each Lender to make its portion of any Revolving Credit Advance shall be severable. The failure of any Non-Funding Lender to make any Revolving Credit Advance to be made by it on the date specified therefor (including in respect of any Reimbursement Deficiency) shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make the Revolving Credit Advance required to be made by it (or any other advance or participation required of it hereunder, including in connection with Swing Line Advances), but neither any Other Lender nor the Administrative Agent shall be responsible for the failure of any Non-Funding Lender to make a Revolving Credit Advance to be made by such Non-Funding Lender. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Transaction Document or constitute a “Lender” (or be included in the calculation of “Requisite Lenders” or “Required Remedies Lenders” hereunder) for any voting or consent rights under or with respect to any Transaction Document unless and until such Non-Funding Lender shall cease to be a Non-Funding Lender as defined in Annex X.

(f)         Actions in Concert.  Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (other than any rights of set-off, which are subject to the provisions of Section 11.7 hereof) without first obtaining the prior written consent of the Administrative Agent or the Requisite Lenders (which consent shall not be unreasonably withheld or delayed), it being the intent of the Lenders that any such action to protect or enforce rights under this Agreement, or the Notes shall, subject to any provision herein requiring that each Lender (or any other specified threshold of Lenders) consent to a particular action, be taken in concert and at the direction or with the consent of the Administrative Agent or the Requisite Lenders (which consent shall not be unreasonably withheld or delayed).

(g)         Principal Repayments.    The Borrower may at any time repay outstanding Revolving Credit Advances and Swing Line Advances hereunder; provided that (i) unless such payment is to cure a Funding Excess or to avoid the occurrence of an Account Control Event or a Termination Event under Section 8.1(v) (in which case same-day notice shall be permitted), the Borrower shall give not less than (X) in the case of any repayment of $25,000,000 or less, two (2) Business Days’ prior written notice or (Y) otherwise, five (5) Business Days’ prior written notice, in each case of any such repayment to the Administrative Agent substantially in the form of Exhibit 2.3(g) (each such notice, a “Repayment Notice”), (ii) each such notice shall be irrevocable, (iii) each such notice shall specify the amount of the requested repayment and the proposed date of such repayment (which shall be a Business Day), (iv) any such repayment shall be applied first, to the Swing Line Advance until the Outstanding Principal Amount thereof has been reduced to zero and second, pro rata to the Lenders to reduce the outstanding Revolving Credit Advances until the Revolving Credit Advances have been reduced to zero and (v) any such repayment must be accompanied by payment of (A) all interest, Fees and other amounts accrued and unpaid on the portion of the outstanding principal balance of the Revolving Credit Advances to be repaid through but excluding the date of such repayment and (B) any amounts required to be paid in accordance with Section 2.15, if any. The foregoing requirements shall not apply to repayment of the outstanding principal amount of Revolving Credit Advances or Swing Line Advances as a result of the application of Collections or other amounts pursuant to Section 2.8. To the extent permitted by the foregoing sentences, amounts prepaid shall be applied first to any Index Rate Advances then outstanding and then to outstanding LIBOR Rate Advances.

2.4         Pledge and Release of Receivables.

(a)         Pledge.    The Borrower shall indicate in its Records that its interests in the Receivables have been pledged hereunder and that the Administrative Agent has a lien on and security interest in all such Receivables for the benefit of the Secured Parties. Subject to Section 7.3, the Borrower shall, and shall cause the Servicer to, hold all Contracts and other documents relating to such Receivables in trust and in a custodial capacity for the benefit of the Administrative Agent on behalf of the Secured Parties in accordance with their interests hereunder.

(b)         Repurchases of Receivables.

(i)        If the Originator is required to repurchase Receivables from the Borrower pursuant to Section 4.04 the Receivables Sale Agreement, upon payment by the Borrower or the Originator to a Collection Account of the applicable repurchase price thereof (which repurchase price shall not be less than an amount equal to the Billed Amount of such

Receivable minus the sum of Collections received that have reduced the Outstanding Balance thereof), the Administrative Agent on behalf of the Secured Parties shall provide a written release of its Liens on and security interests in the Receivables being so repurchased. The Administrative Agent shall (and the Lenders hereby authorize the Administrative Agent to) take such actions and deliver such documents (including UCC-3 amendments) as are reasonably requested by the Borrower and at the Borrower’s expense to evidence such release.

(ii)        Upon an Inactive Seller or Terminating Seller ceasing to be a Seller hereunder in accordance with the Sales Agency Agreement and the Sale Agreement, the Lien of the Administrative Agent on property of such Seller (other than existing Receivables (and related Sold Property) already constituting Borrower Collateral) shall be automatically released, and the Administrative Agent shall cooperate, at the Originator’s expense, with any reasonable request of the Originator to evidence such release; provided, however, that no such automatic release shall occur unless (A) the Borrower and the Servicer have provided a written certification to the Administrative Agent stating that the conditions of the Sales Agency Agreement to such Inactive Seller or Terminating Seller ceasing to be a Seller have been satisfied and (B) the Administrative Agent has received written notice of such event at least thirty (30) days (or such shorter notice period as to which the Administrative Agent may consent), but not more than ninety (90) days, prior to such entity ceasing to be a Seller under the Sales Agency Agreement; provided, further, that (1) the written certification required under clause (A) above may be given in the form of one written certification signed by both the Borrower and the Servicer and (2) the written certification required under clause (A) above may be combined with, and form a part of, the written notice required to be given to the Administrative Agent under clause (B) above.

(c)         Termination Date Release.    Notwithstanding any other provision of this Agreement, the Administrative Agent agrees to (and the Lenders hereby authorize the Administrative Agent to) promptly take such actions as are reasonably requested by the Borrower and at the Borrower’s expense to evidence the termination of the Liens and security interests created by the Transaction Documents on and after the Termination Date.

(d)         Other Releases.    The Administrative Agent shall (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower, the Originator, the Servicer or any Seller (at the requesting party’s expense) to evidence the release of any Liens created by any Transaction Document in respect of assets that have been conveyed, sold, leased, assigned, transferred or otherwise disposed of by any Seller pursuant to Section 4.3(c) of the Sale Agreement.

2.5         Facility Maturity Date.    Notwithstanding anything to the contrary set forth herein, no Lender shall have any obligation to make any Revolving Credit Advances (other than Revolving Credit Advances in respect of any Participation Advance pursuant to Section 2.19(c)) and each LC Lender shall not have any obligation to issue Letters of Credit, in each case from and after the Facility Maturity Date.

2.6         Interest; Charges.

(a)         The Borrower shall pay interest to the Administrative Agent, for the ratable benefit of the Lenders, with respect to the outstanding amount of each Advance made or maintained by each Lender during each Settlement Period, in arrears on each applicable Settlement Date, (i) for each LIBOR Rate Advance outstanding from time to time, at the applicable LIBOR Rate as in effect from time to time during the related Settlement Period, and (ii) for each Index Rate Advance outstanding from time to time, at the applicable Index Rate as in effect from time to time during the related Settlement Period. The Borrower shall pay interest to the Administrative Agent, for the benefit of the Swing Line Lender, with respect to the outstanding amount of each Swing Line Advance, in arrears on each applicable Settlement Date, at the LIBOR Rate as in effect from time to time during the period applicable to such Settlement Date. Interest for each Advance shall be calculated based upon actual days elapsed during the applicable Settlement Period, for a 360 day year based upon actual days elapsed since the last Settlement Date. No later than one (1) Business Day prior to each Settlement Date, the Administrative Agent will provide to the Borrower written notice of the amount of interest payable on such Settlement Date.

(b)         For the avoidance of doubt, (i) any LC Participation shall constitute an Advance made and maintained by a Lender in an amount equal to such LC Participation and (ii) any Swing Line Advance shall constitute an Advance made and maintained by the Swing Line Lender in an amount equal to such Swing Line Advance.

(c)         If any Termination Event has occurred and is continuing, the interest rates applicable to each Advance and any other unpaid Borrower Obligation hereunder shall be increased by two percent (2.0%) per annum (such increased rate, in each case, the “Default Rate”), and all outstanding Borrower Obligations shall bear interest at the applicable Default Rate from the date of such Termination Event until such Termination Event is waived or cured.

(d)         The Administrative Agent is authorized to, and at its sole election may, charge to the Borrower as Revolving Credit Advances and cause to be paid all Fees, expenses, charges, costs, interest and principal, other than principal of the Revolving Credit Advances, owing by the Borrower under this Agreement or any of the other Transaction Documents if and to the extent the Borrower fails to pay any such amounts as and when due, and any charges so made shall constitute part of the Outstanding Principal Amount (and shall be deemed to constitute Revolving Credit Advances) hereunder even if such charges would cause the aggregate balance of the Outstanding Principal Amount to exceed the Borrowing Base.

2.7         Fees.

(a)         The Borrower shall pay the Fees (including, for the avoidance of doubt the Fees set forth in the Fee Letter) and LC Lender Fees in accordance with Section 2.8. No later than one (1) Business Day prior to each Settlement Date, the Administrative Agent will provide to the Borrower written notice of the amount of fees payable on such Settlement Date.

(b)         The Unused Fee shall be paid for the ratable benefit of such Lenders, in arrears for each Settlement Period on each subsequent Settlement Date prior to the Facility Maturity Date and on the Facility Maturity Date, the Unused Fee for such Settlement Period.

(c)         On each Settlement Date, the Borrower shall pay to the Servicer or to the successor Servicer, as applicable, the Servicer Fee or the successor Servicer fees and expenses, respectively, in each case to the extent of available funds therefor pursuant to Section 2.8.

2.8         Application of Collections; Time and Method of Payments.

(a)         The collection of the Receivables shall be administered by the Servicer in accordance with the Servicing Agreement.

(b)         On each Business Day, (x) the Borrower (or the Servicer on behalf of the Borrower) or (y) if the Administrative Agent has terminated the Borrower’s and the Servicer’s rights to direct disposition of funds in the Collection Account following the occurrence of an Account Control Event, the Administrative Agent, shall allocate (or, in the case of Sections 2.8(b)(iv) and (b)(vii), apply)

amounts on deposit in the Collection Account or other Specified Account and not previously allocated (or applied) under this subsection (b) in the following order of priority:

(i)        first, to be set aside and held in trust in the Specified Account for payment in accordance with clause (i) of the following subsection (c), an amount equal to the aggregate Fees and LC Lender Fees accrued and unpaid through such date and all unreimbursed expenses of the Administrative Agent which are reimbursable pursuant to the terms hereof;

(ii)       second, to be set aside and held in trust in the Specified Account for payment in accordance with clause (ii) of the following subsection (c), an amount equal to the aggregate interest with respect to all outstanding Advances then accrued and unpaid;

(iii)      third, to be set aside and held in trust in the Specified Account for payment in accordance with clause (iii) of the following subsection (c), an amount equal to the aggregate Servicer Fees accrued and unpaid through such date;

(iv)      fourth, an amount equal to any Funding Excess in the following order of priority: (1) first, to be paid to the Swing Line Lender, in order to repay Swing Line Advances, until the outstanding principal balance of the Swing Line Advances is reduced to zero, (2) second to be paid, pro rata, to the Lenders, in order to repay Revolving Credit Advances, until the outstanding principal balance of the Revolving Credit Advances is reduced to zero, together with any amounts payable with respect thereto under Section 2.15, if any, and (3) third, to be retained in the Specified Account or deposited in the LC Collateral Account, in either such case, for the benefit of the LC Lenders and the Lenders, until the aggregate amount retained in the Specified Account or the LC Collateral Account pursuant to this clause (iv) (and remaining on deposit) is equal to the LC Deposit Amount;

(v)       fifth, if any of the conditions precedent set forth in Section 3.2 shall not be satisfied, all such remaining amounts (to the extent not greater than the Outstanding Principal Amount) to be retained in the Specified Account until paid in accordance with the following subsection (c) or all such conditions are satisfied;

(vi)      sixth, to be retained in the Specified Account for payment in accordance with the applicable provisions of the following subsection (c), an amount equal to the aggregate amount of all other accrued and unpaid Borrower Obligations which are then required to be paid according to such subsection, including the expenses of the Lenders reimbursable under Section 12.4; and

(vii)     seventh, to be retained in the Specified Account to the extent that the amounts set aside and held in trust therein pursuant to clauses (i), (ii) and (iii) above are less than the Required Minimum Balance.

(viii)    eighth, (1) if a Termination Event has occurred and is continuing or the Facility Maturity Date shall have occurred, any remaining amounts shall be retained in the Specified Account for payment in accordance with the applicable provisions of the following subsection (c) or (2) otherwise, to be (A) released to the Borrower so long as no Funding Excess would result therefrom, in which case the Borrower shall be permitted to use such amounts to purchase additional Receivables or make a distribution on its Membership Interest in accordance with Section 5.3(h) or (B) if a Funding Excess would result therefrom, retained in the Specified Account as Cash Collateral (but only to the extent necessary to prevent such Funding Excess from resulting).

(c)         On (1) each Business Day following the occurrence of the Facility Maturity Date and (2) each Settlement Date, (x) the Borrower (or the Servicer on behalf of the Borrower) or (y) if the Administrative Agent has terminated the Borrower’s and the Servicer’s rights to direct disposition of funds in the Collection Account following the occurrence of an Account Control Event, the Administrative Agent, shall withdraw amounts on deposit in the Specified Account (including any amounts that were retained therein in accordance with subsection (b) above), and pay such amounts, together with any other amounts on deposit in the Specified Account, as follows in the following order of priority:

(i)        first, to the extent then due and payable, pro rata, to the payment of all Fees and LC Lender Fees accrued and unpaid through such date and all unreimbursed expenses of the Administrative Agent which are reimbursable pursuant to the terms hereof;

(ii)       second, to the payment of accrued and unpaid interest in respect of the Advances, pro rata;

(iii)      third, to the payment of the aggregate accrued and unpaid Servicer Fees through such date payable to the Servicer; provided, that if the Servicer owes any amounts to the Borrower, such owed amounts shall be set-off from the Servicer Fees so owed and only the net amount of Servicer Fees shall be paid;

(iv)      fourth, an amount equal to any Funding Excess in the following order of priority: (1) first, paid to the Swing Line Lender, in order to repay the Swing Line Advances, until the outstanding principal balance of the Swing Line Advances is reduced to zero, (2) second paid, pro rata, to the Lenders, in order to repay Revolving Credit Advances, until the outstanding principal balance of the Revolving Credit Advances is reduced to zero, together with any amounts payable with respect thereto under Section 2.15, if any, and (3) third, to be retained in the Specified Account or deposited in the LC Collateral Account, in either case, for the benefit of the LC Lenders and the Lenders, until the aggregate amount retained in the Specified Account or the LC Collateral Account pursuant to this clause (iv) (and remaining on deposit) is equal to the LC Deposit Amount;

(v)       fifth, if (A) the Facility Maturity Date has occurred or any Termination Event or Incipient Termination Event has occurred and is continuing and (B) any Revolving Credit Advances or Swing Line Advances remain outstanding, (1) first, to the Swing Line Lender, in order to repay the Swing Line Advances, until the outstanding principal balance of the Swing Line Advances is reduced to zero and (2) second, to the Lenders, pro rata, in order to repay Revolving Credit Advances, until the outstanding principal balance of the Revolving Credit Advances is reduced to zero, together with any amounts payable with respect thereto under Section 2.15, if any;

(vi)      sixth, if (A) the Facility Maturity Date has occurred or any Termination Event or Incipient Termination Event has occurred and is continuing and (B) the LC Participation Amount is greater than $0, to the LC Collateral Account, for the benefit of the LC Lenders and the Lenders, until the amount on deposit in the LC Collateral Account is equal to the LC Deposit Amount;

(vii)     seventh, if any of the conditions precedent set forth in Section 3.2 shall not be satisfied, all such remaining amounts shall be (1) first, paid to the Swing Line Lender, in order to repay Swing Line Advances, until the outstanding principal balance of the Swing Line Advances is reduced to zero, (2) second, paid, pro rata, to the Lenders, in order to repay

Revolving Credit Advances, until the outstanding principal balance of the Revolving Credit Advances is reduced to zero, together with any amounts payable with respect thereto under Section 2.15, if applicable and (3) third, deposited in the LC Collateral Account, for the benefit of the LC Lenders and the Lenders, until the amount on deposit in the LC Collateral Account is equal to the LC Deposit Amount;

(viii)    eighth, to the extent then due and payable, pro rata, to the payment of all other obligations of the Borrower accrued and unpaid hereunder, including, without limitation, the expenses of the Lenders reimbursable under Section 12.4;

(ix)      ninth, to the payment of any other Borrower Obligations which are then required to be paid;

(x)       tenth, to be (1) released to the Borrower so long as no Funding Excess would result therefrom, in which case the Borrower shall be permitted to use such amounts to purchase additional Receivables or make a distribution on its Membership Interest in accordance with Section 5.3(h) or (2) if a Funding Excess would result therefrom, deposited (or retained) in the Specified Account as Cash Collateral (but only to the extent necessary to prevent such Funding Excess from resulting).

(d)        In the event that, on any Business Day, a Funding Excess exists after giving effect to the application of amounts pursuant to Sections 2.8(b) or (c), as applicable, on such Business Day, the Borrower shall deposit an amount equal to the amount of such Funding Excess in the Specified Account by no later than 11:00 a.m. (New York time) on the immediately succeeding Business Day, which amount shall be applied by the Administrative Agent on such succeeding Business Day in accordance with Section 2.8(b)(iv).

(e)        To the extent that amounts applied pursuant to Sections 2.8(b) or (c), as applicable, on any day are insufficient to pay amounts due on such day in respect of (or as a result of) the matured portion of any Advances or any interest, Fees, LC Lender Fees or any other amounts due and payable by the Borrower hereunder, the Borrower shall pay, upon written notice from the Administrative Agent, the amount of such insufficiency to the Administrative Agent in Dollars, in immediately available funds (for the account of the Administrative Agent, the applicable Lenders, Affected Parties or Indemnified Persons) not later than 11:00 a.m. (New York time) on such day. Any such payment made on such date but after such time shall be deemed to have been made on, and interest shall continue to accrue and be payable thereon at the LIBOR Rate (in the case of LIBOR Rate Advances) or the Index Rate (in all other cases) until, the next succeeding Business Day.

(f)        All payments of principal of the Advances, all required deposits into the LC Collateral Account and all payments of interest, Fees and other amounts payable by the Borrower hereunder shall be made in Dollars, in immediately available funds. If any such payment becomes due on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day and interest thereon at the LIBOR Rate (in the case of LIBOR Rate Advances) or Index Rate (in all other cases) shall be payable during such extension. Payments received at or prior to 2:00 p.m. (New York time) on any Business Day shall be deemed to have been received on such Business Day. Payments received after 2:00 p.m. (New York time) on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.

(g)        In the event that the amount on deposit in the LC Collateral Account exceeds the LC Deposit Amount on any Business Day (after giving effect to any allocations to, and withdrawals from, the LC Collateral Account on such Business Day), the Administrative Agent shall release an amount equal to such excess, to be applied pursuant to this Section 2.8 as a Collection received during the Settlement Period in which such release occurs. In the event that any LC Lender Fees are not paid by the Borrower when due, the Administrative Agent may withdraw amounts from the LC Collateral Account in order to pay such LC Lender Fees (so long as a Funding Excess would not result from such withdrawal).

(h)         In the event that any amount is owed pursuant to this Section 2.8 to an LC Lender that is not a party to this Credit Agreement, the Borrower shall pay (or cause the Servicer to pay) such amount to the Administrative Agent (for the benefit of such LC Lender).

2.9         Capital Requirements; Additional Costs.

(a)         If any Affected Party shall have determined that, after the Closing Date, the adoption of or any Change in Law, or any change in any treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, liquidity, reserve requirements or similar requirements or compliance by such Affected Party with any request or directive regarding capital adequacy, liquidity, reserve requirements or similar requirements (whether or not having the force of law) from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Affected Party against commitments made by it under this Agreement or any other Transaction Document and thereby reducing the rate of return on such Affected Party’s capital as a consequence of its commitments hereunder or thereunder, then the Borrower shall from time to time upon demand by the Administrative Agent pay to the Administrative Agent on behalf of such Affected Party additional amounts sufficient to compensate such Affected Party for such reduction together with interest thereon from the date of any such demand until payment in full at the applicable Index Rate. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by the Affected Party to the Borrower shall be final, binding and conclusive on the parties hereto (absent manifest error) for all purposes. For the purposes of this Section 2.9, “Affected Party” shall mean the Lenders, the LC Lenders and any SPV or participant with the rights of a Lender under Section 12.2(c) and their respective successors, permitted transferees and permitted assigns.

(b)         If, due to any Regulatory Change, there shall be any increase in the cost to any Affected Party of agreeing to make or making, funding or maintaining any commitment hereunder or under any other Transaction Document, including with respect to any Advances or other Outstanding Principal Amounts, or any reduction in any amount receivable by such Affected Party hereunder or thereunder, including with respect to any Advances or other Outstanding Principal Amount including any taxes (other than Indemnified Taxes, Other Taxes or Excluded Taxes which shall instead be governed exclusively by the provisions of Section 2.10) (any such increase in cost or reduction in amounts receivable are hereinafter referred to as “Additional Costs”), then the Borrower shall, from time to time upon demand by the Administrative Agent, pay to the Administrative Agent on behalf of such Affected Party additional amounts sufficient to compensate such Affected Party for such Additional Costs. Each Affected Party agrees that, as promptly as practicable after it becomes aware of any circumstance referred to above that would result in any such Additional Costs, it shall, to the extent not inconsistent with its internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by the Borrower pursuant to this Section 2.9(b).

(c)         Determinations by any Affected Party for purposes of this Section 2.9 of the effect of any Regulatory Change on its costs of making, funding or maintaining any commitments hereunder or under any other Transaction Documents or on amounts payable to it hereunder or thereunder or of the additional amounts required to compensate such Affected Party in respect of any Additional Costs shall be set forth in a written notice to the Borrower in reasonable detail and shall be final, binding and conclusive on the Borrower (absent manifest error) for all purposes. The Borrower shall pay such

Affected Party the amount shown as due on any such written notice within ten (10) days after receipt thereof.

(d)        The Borrower shall not be required to compensate an Affected Party pursuant to this Section 2.9 for any increased costs incurred or reductions suffered more than one hundred eighty (180) days prior to the day that such Affected Party notifies the Borrower of the change in law, Regulatory Change or other event giving rise to such increased costs or reductions and of such Affected Party’s intention to claim compensation therefor; provided that if the change in law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above in this sentence shall be extended to include the period of retroactive effect thereof, which period shall not, for the avoidance of doubt, include any period prior to the Closing Date.

(e)        Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case in respect of this clause (ii) pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law” under subsection (a) above and/or a “Regulatory Change” under subsection (b) above, as applicable, regardless of the date enacted, adopted or issued.

(f)        If after the date hereof any Lender shall determine that any change in any law or regulation (or any change in the interpretation thereof), has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make LIBOR Rate Advance, then, on written notice thereof by such Lender to the Borrower through Administrative Agent, the obligation of that Lender to make LIBOR Rate Advances shall be suspended until such Lender shall have provided written notice to the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exists.

(g)        (i)  Subject to clause (iii) below, if any Lender shall determine that it is unlawful to maintain any LIBOR Rate Advance, then, upon written notice thereof by such Lender (or the Administrative Agent on behalf of such Lender), the Borrower shall prepay in full all LIBOR Rate Advances of such Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if such Lender may lawfully continue to maintain such LIBOR Rate Advances to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Advances, together with any amounts required to be paid in connection therewith pursuant to Section 2.15.

(ii)        If the obligation of any Lender to make or maintain LIBOR Rate Advance has been terminated, the Borrower may elect, by giving notice to such Lender through the Administrative Agent that all Advances which would otherwise be made by any such Lender as LIBOR Rate Advances shall be instead Index Rate Advances.

(iii)       Before giving any notice to the Administrative Agent pursuant to subsection (f), this subsection (g) or subsection (h), the affected Lender shall designate a different Lending Office with respect to its LIBOR Rate Advances if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

(h)        If the Administrative Agent shall have determined in good faith that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR Underlying Rate for any

Interest Period with respect to a proposed LIBOR Rate Advance or that the LIBOR Rate for any Interest Period with respect to a proposed LIBOR Rate Advance does not adequately and fairly reflect the cost to the Lenders of funding or maintaining such Advance, the Administrative Agent will provide prompt written of such determination to the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Advances hereunder shall be suspended until Administrative Agent revokes such notice in writing. Upon receipt of such notice, the Borrower may revoke any Borrowing Request or Notice of Conversion/Continuation then submitted by it. If the Borrower does not revoke such notice, the Lenders shall make, convert or continue the Advances, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Advances shall be made, converted or continued as Index Rate Advances.

2.10      Taxes.

(a)        Any and all payments by the Borrower hereunder shall be made in accordance with this Section 2.10 without set-off or counterclaim and free and clear of and without deduction for any and all present or future Taxes, levies, imposts, deductions, Charges or withholdings (all such Taxes, levies, imposts, deductions, Charges and withholdings, other than Excluded Taxes, being “Indemnified Taxes”). If the Borrower shall be required by law to deduct any Indemnified Taxes from or in respect of any sum payable hereunder, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions for Indemnified Taxes applicable to additional sums payable under this Section 2.10) the Affected Party entitled to receive any such payment receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within 30 days after the date of any payment of Indemnified Taxes, the Borrower shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof. The Borrower shall indemnify any Affected Party from and against, and, within ten days of demand therefor, pay any Affected Party for, the full amount of Indemnified Taxes (together with any Indemnified Taxes imposed on amounts payable under this Section 2.10) paid by such Affected Party and any liability (including penalties, interest and expenses) arising from or with respect to the Borrower’s failure to comply with this Section 2.10, whether or not such Indemnified Taxes were correctly or legally asserted; provided that the Borrower will not indemnify any Affected Party from and against the amount of any penalties, additions to tax or interest imposed on such Affected Party and caused by such Affected Party’s gross negligence or willful misconduct.

The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with all applicable law.

If the Borrower determines in good faith that a reasonable basis exists for contesting any Indemnified Taxes or Other Taxes for which payments have been made under this Section 2.10, the Affected Parties shall use reasonable efforts to cooperate with the Borrower in challenging such Indemnified Taxes or Other Taxes, at the Borrower’s expense, if so requested by the Borrower in writing; provided that nothing in this sentence shall obligate any Affected Party (i) to take any action that it determines, in its sole discretion, would be disadvantageous to such Affected Party or (ii) to disclose any confidential information or to file for a refund. For purposes of this Section 2.10, “Affected Party” means the Administrative Agent, the Lenders and the LC Lenders.

(b)        Each Affected Party shall, at such times as are reasonably requested by the Borrower or the Administrative Agent (or other applicable withholding agent), including on or before the Closing Date, provide the applicable withholding agent with any documentation prescribed by applicable law or reasonably requested by the applicable withholding agent certifying as to any entitlement of such Affected Party to an exemption from, or reduction in, withholding Taxes (which, on the Closing Date, shall evidence a complete exemption from such withholding Taxes) with respect to any payments to be made to such Affected Party under any Transaction Document. Each such Affected Party shall, upon actual knowledge or upon reasonable request by the Borrower, that as a result of a lapse in time or change in circumstances renders such documentation (including any specific documentation required below in this Section 2.10) obsolete, expired or inaccurate in any material respect, deliver promptly to the applicable withholding agent updated or other appropriate documentation (including any new documentation reasonably requested by such applicable withholding agent certifying as to any entitlement of such Affected Party to an exemption from, or reduction in, withholding Taxes with respect to any payments to be made to such Affected Party under any Transaction Document) or promptly notify the applicable withholding agent in writing of its legal ineligibility to do so.

Without limiting the foregoing:

(i)         Each U.S. Lender shall deliver to the Borrower and the Administrative Agent (or other applicable withholding agent) on or before the Closing Date or such later date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.

(ii)        Each Foreign Lender shall deliver to the Borrower and the Administrative Agent (or other applicable withholding agent) on or before the Closing Date or such later date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the applicable withholding agent) whichever of the following is applicable:

(A)        two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the IRC,

(B)        two properly completed and duly signed original copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(C)        in the case of a Foreign Lender that is not a bank described in section 881(c)(3)(A) of the IRC and that is entitled to claim the benefits of the exemption for portfolio interest under section 871(h) or section 881(c) of the IRC, (A) two properly completed and duly signed certificates substantially in the form of Exhibit 2.10(D)-1, Exhibit 2.10(D)-2, Exhibit 2.10(D)-3 or Exhibit 2.10(D)-4 (any such certificate, a “United States Tax Compliance Certificate”) and (B) two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor forms) certifying such Foreign Lender’s non-U.S. status,

(D)        to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), Internal Revenue Service Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information (or any successor forms) from each direct or indirect beneficial owner that would be required under this Section 2.10 if such beneficial owner were a Lender, as applicable (provided that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more of its direct or indirect partners are claiming the portfolio interest exemption, the

United States Tax Compliance Certificate may be provided by such Foreign Lender on behalf of such direct or indirect partners), and/or

(E)        two properly completed and duly signed original copies of any other form prescribed by applicable U.S. federal income tax laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, United States federal withholding tax on any payments to such Lender under the Transaction Documents.

(iii)       If a payment made to a Lender under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable requirements of those IRC Sections (including those contained in sections 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent (or other applicable withholding agent) at the time or times prescribed by applicable law and at such time or times reasonably requested by the applicable withholding agent such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by the applicable withholding agent as may be necessary (as determined by the applicable withholding agent) (A) for the applicable withholding agent to comply with its obligations under FATCA and (B) to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment.

Notwithstanding any other provision of this Section 2.10, a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver as a result of a Change in Law after the Closing Date.

If an Affected Party determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.10, it shall promptly pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.10 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Agent or Lender in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the written request of such Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require any Agent or any Lender to file for a tax refund or to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other person. Notwithstanding anything to the contrary in this paragraph, in no event will the Administrative Agent or any Lender be required to pay amounts to the Borrower pursuant to this paragraph to the extent such payment would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the Indemnified Taxes or Other Taxes giving rise to such refund had never been imposed.

For purposes of this Section 2.10(b), the term “Lender” shall include the LC Lenders.

2.11        Increases.

(a)        Provided (i) there exists no Termination Event or Incipient Termination Event and the Facility Maturity Date has not occurred and (ii) the applicable request (whether or not granted) would not cause the Borrower, the Parent, any Seller, the Originator or any Affiliate thereof to violate any credit agreement, indenture or other contract, with the consent of the Administrative Agent, the Borrower may from time to time following the Closing Date, request one or more increases in the Maximum Revolving Commitment Amount by an aggregate amount (for all such requests) not exceeding $150,000,000. Any such request for an increase shall be in a minimum amount of $10,000,000 or an integral multiple of $5,000,000 in excess thereof. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders). No such increase may occur without the prior written consent of each LC Lender party hereto.

(b)        Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase of the Maximum Revolving Commitment Amount (and specify such amount (the “Agreed Upon Increase Amount” with respect to such Lender)). Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment. Each Lender may (in its sole discretion) agree or decline to increase its Revolving Commitment.

(c)        The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder.

(d)        If the Maximum Revolving Commitment Amount is increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e)        As a condition precedent to such increase, the Borrower shall (1) deliver to the Administrative Agent a certificate of the Borrower dated as of the Increase Effective Date signed by an Authorized Officer (i) certifying as to the due authorization by the Borrower of such increase and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained herein and the other Transaction Documents are true and correct in all material respects (it being understood that such materiality threshold shall not be applicable with respect to any clause of any representation or warranty which itself contains a materiality qualification) on and as of the Increase Effective Date, unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, and (B) no Termination Event or Incipient Termination Event exists and (2) take any other action reasonably requested by the Administrative Agent. The Borrower shall prepay any Revolving Credit Advances outstanding on the Increase Effective Date to the extent necessary to keep the outstanding Revolving Credit Advances ratable with any revised Pro Rata Shares arising from any nonratable increase in the Revolving Commitments under this Section 2.11.

(f)        In addition to the other terms and conditions set forth herein for increasing the Maximum Revolving Commitment Amount, any increase in the Maximum Revolving Commitment Amount pursuant to this Section 2.11 shall be subject to the additional condition that the Administrative Agent shall approve all up-front fees and other compensation paid to any additional institution which becomes a Lender hereunder or which increases its Revolving Commitment hereunder.

2.12       Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10 or Section 2.9 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Advances affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage and do not otherwise adversely affect such Lender, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.10 or Section 2.9.

2.13       Replacement of Lenders.  The Borrower shall be permitted to replace any Lender that requests reimbursement for amounts owing pursuant to Section 2.9 or 2.10 or any Non-Funding Lender with a replacement financial institution, and such Lender or Non-Funding Lender shall cooperate in good faith with the Borrower in connection with the replacement of such Lender or Non-Funding Lender; provided that (i) such replacement does not conflict with any requirement of law, (ii) no Termination Event shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.12 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.9 or 2.10, (iv) the replacement financial institution shall purchase, at par, all Revolving Credit Advances and other amounts owing to such replaced Lender on or prior to the date of replacement and assume all obligations of such replaced Lender hereunder (including with respect to LC Participations), (v) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.2 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.9 or 2.10, as the case may be, and (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

If, in connection with any proposed amendment, modification, waiver or termination in accordance with Section 12.7 (a “Proposed Change”) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then, so long as the Administrative Agent is not a Non-Consenting Lender, at the Borrower’s request the Administrative Agent, or a Person acceptable to the Administrative Agent, shall have the right with the Administrative Agent’s consent and in the Administrative Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon the Administrative Agent’s request, sell and assign to the Administrative Agent or such Person, all of the Revolving Commitments of such Non-Consenting Lender for an amount equal to the principal balance of all Advances held by the Non-Consenting Lender and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

2.14       Non-Funding Lenders.

(a)        If a Lender becomes a Non-Funding Lender, then, so long as such Lender remains a Non-Funding Lender (pursuant to subsection (c) below), notwithstanding any other provisions of this Agreement, any amount paid by the Borrower for the account of a Non-Funding Lender under this Agreement (whether on account of Advances, interest, Fees, Breakage Costs, indemnity payments or other amounts) (the Borrower Obligation in respect of which any such amount was paid by the Borrower for the account of such Non-Funding Lender, the “Applicable Non-Funding Borrower Obligation”) will not be paid or distributed to such Non-Funding Lender, but will, so long as such Lender is a Non-Funding Lender, instead be retained by the Administrative Agent in a segregated non-interest bearing account with respect to such Lender (the “Non-Funding Lender Account”), until the Termination Date and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first, to the payment of any amounts, if any, due and owing by such Non-Funding Lender to the Administrative Agent under this Agreement, together with interest thereon owing at the Index Rate; second, to the payment of any amounts owing by such Non-Funding Lender to the Swing Line Lender under this Agreement, third, to the payment of interest due and payable to the Other Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them; fourth, to the payment of Fees then due and payable to the Other Lenders, ratably among them in accordance with the amounts of such Fees then due and payable to them; fifth, if as of any Settlement Date the aggregate principal amount of Revolving Credit Advances of any Other Lender exceeds its Pro Rata Share (as determined without giving effect to the proviso in the definition thereof) of all Revolving Credit Advances, to repay the Revolving Credit Advances of each such Other Lender in the amount necessary to eliminate such excess, pro rata based on the Revolving Credit Advances of the Other Lenders; sixth, to make any other mandatory reductions of Revolving Credit Advances of the Other Lenders required under Section 2.8, pro rata based on the Revolving Credit Advances of such Other Lenders; seventh, to make any other mandatory deposits into the LC Collateral Account required under Section 2.8, eighth, to the ratable payment of other amounts then due and payable to the Other Lenders; ninth, to pay any interest, Advances or other amounts owing under this Agreement to such Non-Funding Lender in the order of priority set forth in Section 2.8 hereof or as a court of competent jurisdiction may otherwise direct and tenth, to pay the remainder to the Borrower; provided that funds shall be redirected from the Non-Funding Lender Account to pay amounts owed under second through eighth solely after application of other funds on deposit in the Agent Account available to make payments under clauses second through eighth above. Any funds redirected from the Non-Funding Lender Account to pay such amounts shall not be deemed to be payment by the Borrower for purposes of determining whether a Termination Event or Incipient Termination Event has occurred and shall not discharge any obligations of the Borrower to make such payment. To the extent that any Other Lenders have been paid with amounts redirected from the Non-Funding Lender Account, the Non-Funding Lender shall, from and after payment in full of all interest, Advances and other amounts owed to the Other Lender, be subrogated to the rights of the Other Lenders to the extent of any such payments from the Non-Funding Lender Account under clause eighth above. For the avoidance of doubt, in the event that any amounts paid by the Borrower for the account of a Non-Funding Lender in respect of any Applicable Non-Funding Borrower Obligation are deposited into the Non-Funding Lender Account, the Borrower shall not again be required to pay amounts in respect of such Applicable Non-Funding Borrower Obligation (unless otherwise expressly required by this Agreement).

(b)        Notwithstanding subsection (a) above, the Administrative Agent shall be authorized at any time that any Revolving Commitments or LC Participation Amounts remain outstanding, at its sole and absolute discretion, after payment of any amounts owed under clause first of the first sentence of subsection (a) above, to (i) retain amounts in any Non-Funding Lender Account in an amount up to the related Non-Funding Lender’s unfunded Revolving Commitment (including any LC Participation Amount attributable to such Non-Funding Lender) and (ii) use any portion of such retained amounts to pay (on behalf of such Non-Funding Lender) such Non-Funding Lender’s funding obligations in respect of such Revolving Commitments hereunder at the time such funding obligations are owed pursuant to the terms hereof. Upon the termination of all Revolving Commitments and LC Participation Amounts, any amounts in any Non-Funding Lender Account shall be applied in accordance with the first sentence of subsection (a) above.

(c)        If the Borrower and the Administrative Agent agree in writing in their discretion that a Non-Funding Lender should no longer be deemed to be a Non-Funding Lender, the Administrative

Agent will so notify the other parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the Non-Funding Lender Account), such Non-Funding Lender will, to the extent applicable, purchase such portion of outstanding Revolving Credit Advances of the Other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Revolving Credit Advances of all of the Lenders to be on a pro rata basis in accordance with their respective Revolving Commitments, whereupon such Lender will cease to be a Non-Funding Lender, provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while such Lender was a Non-Funding Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected Person(s), such notification will not constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Non-Funding Lender.

2.15       Breakage Costs.    To induce the Lenders to provide the LIBOR Rate on the terms provided herein, if (i) any LIBOR Rate Advances are, except by reason of the requirements in Section 2.3(c), repaid in whole or in part on any date other than a Settlement Date (whether that repayment is made pursuant to any other provision of this Agreement or any other Transaction Document or is the result of acceleration, by operation of law or otherwise); (ii) the Borrower shall default in payment when due of the principal amount of or interest on any LIBOR Rate Advance; (iii) the Borrower shall default in making any borrowing of LIBOR Rate Advances after the Borrower has given notice requesting the same in accordance herewith (including any failure to satisfy conditions precedent to the making of any LIBOR Rate Advances); or (iv) the Borrower shall fail to make any prepayment of a LIBOR Rate Advance after the Borrower has given a notice thereof in accordance herewith, then, in any such case, the Borrower shall indemnify and hold harmless each Lender from and against all losses, costs and expenses resulting from or arising from any of the foregoing (any such loss, cost or expense, “Breakage Costs”). Such indemnification shall include any loss (including loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained (if any). For the purpose of calculating amounts payable to a Lender under this subsection, this subsection shall apply only to Lenders that have actually funded its relevant LIBOR Rate Advance through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Rate Advance; provided, however, that each Lender may fund each of its LIBOR Rate Advances in any manner it sees fit, and the foregoing sentence shall be utilized only for the calculation of amounts payable under this subsection. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder. The determination by any Lender of the amount of any such loss or expense shall be set forth in a written notice to the Borrower in reasonable detail and shall be final, binding and conclusive on the Borrower (absent manifest error) for all purposes.

2.16       Register; Registered Obligations.

(a)      Register.    The Administrative Agent, acting as a non-fiduciary agent of the Borrower, solely for tax purposes and solely with respect to the actions described in this Section 2.16(a), shall establish and maintain at its address referred to in Section 12.1 (or at such other address as the Administrative Agent may notify the Borrower) (i) a record of ownership (the “Register”) in which the Administrative Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) (if any) of the Administrative Agent, the Swing Line Lender, and each other Lender in the Revolving Credit Advances, each of their obligations under this Agreement to participate in the Revolving Credit Advance, the Swing Line Advance and their LC Participation obligations and any assignment of any such interest, obligation or right and (ii) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders (and each change thereto pursuant to Sections 12.1 and 12.2), (2) the Revolving Commitment of each Lender, (3) the amount of each Revolving Credit Advance and each funding of any participation described in clause (i) above, (4) the amount of any principal or interest due and payable or paid, (5) any other payment received by the Administrative Agent from the Borrower and its application to the Borrower Obligations and (6) the LC Participation Amount attributable to such Lender. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(b)        Registered Obligations.  Notwithstanding anything to the contrary contained in this Agreement, the Advances (including any Notes evidencing such Notes and, in the case of Revolving Credit Advances, the corresponding obligations to participate in Swing Line Advances) are registered obligations, the right, title and interest of the Lenders and their assignees in and to such Advances, as the case may be, shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 2.16 and Section 12.2 shall be construed so that the Advances are at all times maintained in “registered form” within the meaning of sections 163(f), 871(h)(2) and 881(c)(2) of the IRC and any related regulations (and any successor provisions).

2.17       Letters of Credit.

(a)        On the terms and subject to the conditions hereof, each LC Lender party hereto shall issue or cause the issuance of stand-by letters of credit (any such letter of credit issued pursuant to this Credit Agreement, a “Letter of Credit”) on behalf of Parent (or, if requested by the Borrower, on behalf of any direct or indirect subsidiary of Parent) in favor of the beneficiaries specified by the Borrower; provided, that no LC Lender will be required to (and shall not) issue or cause to be issued any Letters of Credit to the extent that after giving effect thereto (A) the Outstanding Principal Amount shall exceed lesser of the Maximum Revolving Commitment Amount and the Borrowing Base or (B) the sum of (1) the Outstanding Principal Amount of Revolving Credit Advances made by any Lender and (2) the LC Participation Amount attributable to such Lender shall exceed such Lender’s Revolving Commitment; provided, further that, any such Letter of Credit must name Parent (or, if requested by the Borrower, any other member of the Parent Group) as the “Applicant” of such Letter of Credit and/or “Account Party” thereunder, as applicable.

(b)        In addition, the Borrower shall pay to the Administrative Agent, any LC Lender or any prospective LC Lender, as appropriate, in accordance with Section 2.8, such LC Lender’s or prospective LC Lender’s customary fees at then prevailing rates, without duplication of fees otherwise payable hereunder (including all per annum fees), charges and expenses of such LC Lender or prospective LC Lender in respect of the application for, and the issuance, negotiation, acceptance, amendment, transfer and payment of, each Letter of Credit or otherwise payable pursuant to the Letter of Credit Application and related documentation under which such Letter of Credit is issued (such fees, the “LC Lender Fees”).

2.18       Letter of Credit Procedures.

(a)        The Borrower may (on behalf of itself or, to the extent permitted by the Receivables Sale Agreement, any member of the Parent Group) request any LC Lender, upon two (2) Business Days’ prior written notice submitted on or before 11:00 a.m., New York time, to issue a Letter of Credit by delivering to the Administrative Agent, the LC Lender’s form of Letter of Credit Application (the “Letter of Credit Application”), substantially in the form agreed upon by the applicable parties (including the Administrative Agent) completed to the satisfaction of the Administrative Agent and the LC Lender; and, such other certificates, documents and other papers and information as the Administrative Agent may reasonably request. Any Letter of Credit with a term not exceeding one year may provide for its renewal for additional periods not exceeding one year as long as (x) each of the

Borrower and the applicable LC Lender have the option to prevent such renewal before the expiration of such term or any such period and (y) neither such LC Lender nor the Borrower shall permit any such renewal to extend such expiration date beyond the Final Advance Date. The Borrower shall have the right to give instructions and make agreements with respect any Letter of Credit Application and the disposition of documents related thereto or to any Letter of Credit and, in accordance with subsection (b) below, to agree to any amendment, extension or renewal of any Letter of Credit. Notwithstanding the foregoing, no Letter of Credit may be amended, extended or renewed (1) without the prior written consent of the applicable LC Lender and the LC Lender’s prior written notice to the Administrative Agent and (2) unless the resulting Letter of Credit could be issued as a new Letter of Credit in accordance with, and subject to, the terms and conditions herein. Notwithstanding anything to the contrary herein, (i) in the event any LC Lender party hereto (the “Requested LC Lender”) is requested to issue a Letter of Credit, such Requested LC Lender may cause another LC Lender (including any LC Lender not a party to this Agreement) to issue all or a portion of such Letter of Credit and (ii) any such Letter of Credit issued by a non-Requested LC Lender shall be deemed to fully and completely satisfy the applicable Requested LC Lender’s obligations with respect to such request hereunder. For purposes of this Agreement, in the event that any such Letter of Credit shall have been issued by an LC Lender that is not party to this Agreement, such Letter of Credit shall be deemed to have been issued by the Requested LC Lender. Notwithstanding anything else to the contrary herein, if an LC Lender believes in good faith and within its commercially reasonable credit judgment that one or more Lenders is, are or will be a Non-Funding Lender (an “Impacted Lender”), the LC Lender may, in its sole discretion after consultation with the Borrower and the Servicer, elect not to issue any Letter of Credit unless (w) each Impacted Lender has been replaced, (x) there has been provided Adequate Security for the obligations of each such Impacted Lender to make Participation Advances or (y) the Revolving Commitments of the other Lenders have been increased by an amount sufficient to satisfy the Administrative Agent that all future Participation Advances will be covered by all Lenders that are not Impacted Lenders. For the avoidance of doubt, all written consents and notices required under this Section 2.18 may be provided via email communications.

(b)        Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts or other written demands for payment when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance, extension or renewal, as the case may be, unless the applicable LC Lender has agreed thereto and the Borrower or the LC Lender has provided prior written notice of the same to the Administrative Agent and (iii) have an expiry date not later than the Final Advance Date. Each Letter of Credit shall be subject either to (i) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, and any amendments or revisions thereof adhered to by the applicable LC Lender, (ii) the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590), and any amendments or revisions thereof adhered to by the applicable LC Lender or (iii) or the Uniform Customs and Practice for Documentary Credits (1993 Revision) of the International Chamber of Commerce (Publication No. 500), and, with respect to any Letter of Credit issued for an entity domiciled in West Virginia, both the “Uniform Customs and Practice for Documentary Credits” (2007 Revision) and any amendments or revisions thereof adhered to by the applicable LC Lender, International Chamber of Commerce (Publication No. 600) and the Uniform Commercial Code (§§ 46-5-101 et seq. of the West Virginia Code, 1931, as amended) and the other laws of the State of West Virginia, as determined by the applicable LC Lender.

(c)        The Administrative Agent shall promptly notify the applicable LC Lender and Lenders, at such Person’s respective address for notices hereunder, of the request by the Borrower for a Letter of Credit hereunder, and shall provide the applicable LC Lender and Lenders with the Letter of Credit Application delivered to the Administrative Agent by the Borrower pursuant to subsection (a), above, by the close of business on the day received or if received on a day that is not a Business Day or on any Business Day after 11:00 a.m. New York time on such day, on the next Business Day.

(d)        The Borrower shall authorize or direct the applicable LC Lender to name any member of the Parent Group as an “Applicant” or “Account Party” of any Letter of Credit.

2.19       Disbursements and Reimbursements.

(a)        Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees with the applicable LC Lender and the Administrative Agent to, purchase from such LC Lender a participation (an “LC Participation”) in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Pro Rata Share of the face amount of such Letter of Credit and the amount of such drawing, respectively.

(b)        In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the applicable LC Lender will promptly notify the Administrative Agent and the Borrower of such request. Provided that it shall have received such notice, the Borrower shall reimburse (such obligation to reimburse such LC Lender shall sometimes be referred to as a “Reimbursement Obligation”) such LC Lender (or the Administrative Agent on behalf of such LC Lender) prior to 12:00 p.m., New York time on each date that an amount is paid by such LC Lender under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by such LC Lender. In the event the Borrower fails to reimburse such LC Lender (or the Administrative Agent on behalf of such LC Lender) for the full amount of any drawing under any Letter of Credit by 12:00 p.m., New York time, on the Drawing Date (which failure shall not constitute a Termination Event), (i) the Administrative Agent will apply, from amounts on deposit in the LC Collateral Account, the lesser of (X) any amounts then on deposit in the LC Collateral Account and (Y) the amount of any such Reimbursement Obligation not so reimbursed by the Borrower to such LC Lender in respect of such drawing, in order to reimburse such LC Lender for such draw and (ii) in the event that, after giving effect to the reimbursement described in clause (i), any portion of such Reimbursement Obligation shall not have been reimbursed to such LC Lender (or the Administrative Agent on behalf of such LC Lender) (such portion, a “Reimbursement Deficiency”) such LC Lender (or the Administrative Agent on behalf of such LC Lender) will promptly notify each Lender thereof, and the Borrower shall be deemed to have requested that a Revolving Credit Advance in an amount equal to such Reimbursement Deficiency be made by the Lenders to be disbursed on the Drawing Date under such Letter of Credit. Any notice given by such LC Lender pursuant to this Section may be oral if immediately confirmed in writing; provided that the lack of any such written confirmation shall not affect the conclusiveness or binding effect of the oral notice.

(c)        Each Lender shall upon receipt of any notice pursuant to subsection (b) above make available to the applicable LC Lender (or the Administrative Agent on behalf of such LC Lender) an amount in immediately available funds equal to its Pro Rata Share of the amount of the Reimbursement Deficiency (a “Participation Advance”), whereupon each Lender shall each be deemed to have made a Revolving Credit Advance in an amount equal to such Participation Advance. If any Lender so notified fails to make available to such LC Lender (or the Administrative Agent on behalf of such LC Lender) such amount of such Lender’s Pro Rata Share of such amount by no later than 2:00 p.m., New York time on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Credit Advances on and after the fourth day following the Drawing Date. The applicable LC Lender (or the Administrative Agent on behalf of such LC Lender) will promptly give notice of the occurrence of the Drawing Date to the Lenders, but failure of such LC Lender (or the Administrative Agent on behalf of such LC Lender) to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this paragraph (c), provided that such Lender shall not be obligated to pay interest as provided in clauses (i) and (ii) above until and commencing from the date of receipt of notice from such LC Lender or the Administrative Agent of a drawing. Each Lender’s commitment shall continue until the last to occur of any of the following events: (A) each LC Lender ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (B) no Letter of Credit issued hereunder remains outstanding (and no amount may be drawn under any Letter of Credit) and (C) all Persons (other than the Borrower) have been fully reimbursed for all payments made under or relating to Letters of Credit.

2.20       Repayment of Participation Advances.

(a)        Upon (and only upon) receipt by any LC Lender for its account of immediately available funds from or for the account of the Borrower in reimbursement of any payment made by such LC Lender under a Letter of Credit with respect to which any Lender has made a Revolving Credit Advance to such LC Lender, such LC Lender (or the Administrative Agent on its behalf) will pay to each Lender, ratably (based on the outstanding drawn amounts funded by each such Lender in respect of such Letter of Credit), the same funds as those received by such LC Lender (or the Administrative Agent on its behalf); it being understood, that such LC Lender shall retain a ratable amount of such funds that were not the subject of any payment in respect of such Letter of Credit by any Lender.

(b)        If any LC Lender is required at any time to return to the Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by the Borrower to such LC Lender pursuant to this Agreement in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender shall, on demand of such LC Lender (or the Administrative Agent on behalf of such LC Lender), forthwith return to such LC Lender (or the Administrative Agent on behalf of such LC Lender) the amount of its Pro Rata Share of any amounts so returned by such LC Lender plus interest at the Federal Funds Rate, from the date the payment was first made to such Lender through, but not including, the date the payment is returned by such Lender.

2.21       Documentation.  The Borrower agrees to be bound by, and to cause any other Person on whose behalf a Letter of Credit is issued hereunder (including any “Account Party” or “Applicant” thereof) to comply with, and be bound by, (a) the terms of the Letter of Credit Application, (b) the applicable LC Lender’s interpretations of any Letter of Credit issued for the Borrower and (c) the applicable LC Lender’s written regulations and customary practices relating to letters of credit, though such LC Lender’s interpretation of such regulations and practices may be different from the Borrower’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct by any LC Lender as finally determined by a court of competent jurisdiction, such LC Lender shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.22       Determination to Honor Drawing Request.

In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the applicable LC Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

2.23      Nature of Participation and Reimbursement Obligations.  Each Lender’s obligation under this Agreement to make Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of the Borrower to reimburse the applicable LC Lender upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Article II under all circumstances, including the following circumstances:

(a)        any set-off, counterclaim, recoupment, defense or other right which such Lender may have against such LC Lender, the Administrative Agent, the Borrower or any other Person for any reason whatsoever;

(b)        the failure of the Borrower or any other Person to comply with the conditions set forth in this Agreement for the making of a purchase, reinvestment, request for Letters of Credit or otherwise, it being acknowledged that such conditions are not required for the making of Participation Advances hereunder;

(c)        any lack of validity or enforceability of any Letter of Credit or any set-off, counterclaim, recoupment, defense or other right which Borrower or the Originator on behalf of which a Letter of Credit has been issued may have against such LC Lender, the or any other Person for any reason whatsoever;

(d)        any claim of breach of warranty that might be made by the Borrower, such LC Lender or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, defense or other right which the Borrower, such LC Lender or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such beneficiary or transferee may be acting), such LC Lender, any Lender, the Administrative Agent or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or any subsidiaries of the Borrower or any Affiliates of the Borrower and the beneficiary for which any Letter of Credit was procured);

(e)        the lack of power or authority of any signer of, or lack of validity, sufficiency, accuracy, enforceability or genuineness of, any draft, demand, instrument, certificate or other document presented under any Letter of Credit, or any such draft, demand, instrument, certificate or other document proving to be forged, fraudulent, invalid, defective or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, even if the Administrative Agent or such LC Lender has been notified thereof;

(f)        payment by such LC Lender under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit other than as a result of the gross negligence or willful misconduct of such LC Lender;

(g)        the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(h)        any failure by such LC Lender or any of such LC Lender’s Affiliates to issue any Letter of Credit in the form requested by the Borrower, unless such LC Lender has received written notice from the Borrower of such failure within three Business Days after such LC Lender shall have furnished the Borrower a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(i)        any Material Adverse Effect on the Borrower, the Servicer, the Originator, any Seller, the Parent or any Affiliates thereof;

(j)        any breach of this Agreement or any Transaction Document by any party thereto;

(k)       the occurrence or continuance of a proceeding or other event of the type described in Sections 8.1(e) or (f) with respect to the Borrower, the Originator or any Affiliate thereof;

(l)        the fact that a Termination Event or an Incipient Termination Event shall have occurred and be continuing;

(m)      the fact that this Agreement or the obligations of Borrower or Servicer hereunder shall have been terminated; and

(n)       any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

Nothing in this Section 2.23 shall relieve an LC Lender from liability for its gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction.

2.24      [Reserved.]

2.25      Liability for Acts and Omissions.

As between the Borrower, on the one hand, and the Administrative Agent, the LC Lenders and the Lenders, on the other, the Borrower assumes all risks of the acts and omissions of, or misuse of any Letter of Credit by, any beneficiary, “Applicant” or “Account Party” of such Letter of Credit. In furtherance and not in limitation of the respective foregoing, none of the Administrative Agent, the LC Lenders or the Lenders shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with a Letter of Credit Application, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if any LC Lender or any Lender shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of the Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, facsimile, electronic mail or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Administrative Agent, the LC Lenders and the Lenders, including any acts or omissions by any Governmental Authority, and none of the above shall affect or impair, or prevent the vesting of, any of the LC Lenders’ rights or powers hereunder. Nothing in the preceding sentence shall relieve any LC Lender from liability for its gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction, in connection with actions or omissions described in such clauses (i) through (viii) of the preceding sentence. In no event shall the Administrative Agent, any LC Lender or the Lenders or their respective Affiliates, be liable to the Borrower or any other Person for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorney fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the Administrative Agent, each LC Lender, the Lenders and each of its Affiliates (i) may rely on any written communication believed in good faith by such Person to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the applicable LC Lender or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Administrative Agent, any LC Lender or the Lenders or their respective Affiliates, in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and may honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by any LC Lender under or in connection with any Letter of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such LC Lender under any resulting liability to the Borrower, any Lender or any other Person, unless such LC Lender shall have acted with gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction.

ARTICLE III

CONDITIONS PRECEDENT

3.1         Conditions to Effectiveness of Agreement.

(a)        This Agreement shall be effective upon satisfaction or express written waiver of the condition precedent that the Administrative Agent, each LC Lender and each Lender shall have received on or prior to the Closing Date, the following, each in form and substance (including the date thereof) satisfactory to the Administrative Agent, each such LC Lender and each such Lender:

(i)        A counterpart of this Agreement and the other Transaction Documents duly executed by the parties thereto and the Lenders, the LC Lenders and the Administrative Agent shall have received such other documents, instruments, agreements and legal opinions as each Lender, each LC Lender and the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement each in form and substance satisfactory to each Lender, each LC Lender and the Administrative Agent.

(ii)        The Borrower, Servicer, Parent, Originator and each Seller shall be in compliance with all applicable foreign, federal, state and local laws and regulations, except to the extent noncompliance would not reasonably be expected to have a Material Adverse Effect.

(iii)       Copies of: (i) the resolutions of the board of directors or other governing body of each of the Sellers, the Originator, the Borrower, the Parent and the Servicer authorizing the execution, delivery and performance by such Person of Transaction Document to which it is a party; (ii) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the other Transaction Documents (including the execution, delivery and performance thereof and the consummation of the transactions contemplated hereby or thereby) and (iii) the organizational documents of each such Person, in each case, certified by the Secretary or Assistant Secretary of the applicable party and good standing certificates (or analogous certificates), certificates of qualification, certificates of formation and/or similar documents of each such Person, in each case certified by the applicable secretary of state.

(iv)       A certificate of the Secretary or Assistant Secretary of each of the Sellers, the Originator, the Borrower, the Parent and the Servicer certifying the names and true signatures of its officers who are authorized to sign the Transaction Documents to which it is a party. Until the Administrative Agent and each Lender receives a subsequent incumbency certificate from any such Person, the Administrative Agent and each Lender shall be entitled to rely on the last such certificate delivered to it by such Person.

(v)       Completed UCC and lien search reports from all applicable jurisdictions, dated on or shortly before the Closing Date, listing all financing statements filed with the secretary of state or other responsible public official in all such jurisdictions, that name the Sellers, the Originator or the Borrower as debtor, and similar search reports from all applicable jurisdictions with respect to judgment, tax, ERISA and other liens as the Administrative Agent may reasonably request.

(vi)       The Originator, the Servicer, the Parent, the Borrower and the Sellers shall have provided to the Administrative Agent and each Lender reasonable access to facilities, personnel, accountants and records, in each case to the extent requested by the Administrative Agent.

(vii)      Evidence of payment by the Borrower (or Alpha Natural Resources, Inc.) of all fees, costs and expenses payable on the Closing Date (including any amounts payable on the Closing Date under the Fee Letter).

(viii)     Satisfactory results of background and reference checks the scope and content of which is determined by the Administrative Agent.

(ix)       A certificate from an Authorized Officer of the Borrower to the effect that no Incipient Termination Event or Termination Event shall have occurred and be continuing or would result after giving effect to any of the transactions contemplated to be effected on the Closing Date.

(x)        A certificate from an Authorized Officer of each such entity to the effect that each representation and warranty by the Borrower, Servicer, Originator, Sellers and Parent, in each case solely with respect to itself, contained herein and in each other Transaction Documents to which it is a party shall be true and correct in all material respects as of the Closing Date, unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date.

(xi)       A copy of the Credit and Collection Policies certified as being true and accurate in all respects by an Authorized Officer of the Servicer.

(xii)      Such other approvals, opinions, information or documents as the Administrative Agent may request.

(xiii)     Copies of proper financing statements, ready for filing under the UCC of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the interests of the Administrative Agent (for the benefit of the Secured Parties) contemplated by the Transaction Documents.

(xiv)     Except as otherwise contemplated in Section 5.1(j), copies of proper amendments or releases to financing statements, mortgages or other applicable instruments, if any, ready for filing or recording, as applicable, necessary to release all security interests and other rights of any Person in the Receivables, Contracts or other Borrower Collateral previously granted by the Sellers, the Originator or the Borrower in any applicable UCC filing office or other filing office and as shown in the search reports described in subsection (a)(v) above or, in the case of mortgages or other instruments, all mortgages or other instruments recorded as of the Closing Date.

(xv)      Completed abstracts, prepared by search firms reasonably acceptable to the Administrative Agent, reflecting results of searches of the recorder of deeds or other public office of similar purpose in all jurisdictions listed in Schedule II to the Sale Agreement, listing all records of mortgages, financing statements or deeds of trust, if any, filed or recorded in any such jurisdictions that name as grantor or transferor or words of similar effect any Seller (including any trade names of such Seller shown on Schedule IV to the Sale Agreement or otherwise) shown on Schedule I to the Sale Agreement as operating, owning or leasing an underground or surface mine, with a beginning date on the date of incorporation or formation of such Seller (or such other date as the Administrative Agent shall agree) and a recent through date, together with copies of any mortgages, financing statements or deeds of trust identified on a completed abstract.

(xvi)     In the event that the search reports described in clause (v) or clause (xv) above show any mortgages, financing statements or deeds covering as-extracted collateral, a release letter and/or authorization to file a UCC-3 termination statement addressed to the Administrative Agent and duly executed by such grantee or beneficiary releasing such party’s security interest, lien or other rights thereunder in the Receivables, Contracts and other Borrower Collateral subject thereto and evidence that amendments and/or releases to such mortgages, financing statements, deeds or other applicable instruments necessary to release all security interests, liens and other rights of the related grantee or beneficiary thereunder in the Receivables, Contracts and other Borrower Collateral subject thereto to have been duly recorded.

(xvii)    Favorable opinions, addressed to each Lender, each LC Lender and the Administrative Agent, in form and substance satisfactory to the Administrative Agent, each Lender and each LC Lender, of Hunton & Williams LLP, counsel for Sellers, the Originator, the

Borrower, the Parent and the Servicer and/or in-house counsel for such Person and/or local counsel for such Person, covering such matters as the Administrative Agent, any Lender or any LC Lender may reasonably request, including, without limitation, organizational and enforceability matters, certain bankruptcy matters, and certain UCC perfection matters.

(xviii)   Satisfactory results of a review, field examination and audit (performed by representatives of the Administrative Agent), and all legal, business, environmental or other due diligence, in each case the scope and content of which is determined by the Administrative Agent;

(xix)     A certificate of an Authorized Officer of the Parent, as of the Closing Date, that (i) since the date of the Parent’s last audited financial statements, there has been no material adverse change, individually or in the aggregate, in the business, financial or other condition of the Parent and its subsidiaries, taken as a whole, the industry in which the Originator or any Seller operates (other than (1) any regulatory developments that have been publicly disclosed on or prior to the Closing Date and that affect or could reasonably be expected to affect the coal industry generally and (2) any other events or conditions that occurred prior to the Closing Date that are particular to the coal industry (including but not limited to coal pricing) and are generally known to lenders lending to coal industry participants) or the Receivables that will constitute Receivables as of the Closing Date; (ii) since the date of the last projections delivered to the Administrative Agent in writing prior to the Closing Date, there has been no material adverse change in such projections; (iii) there exists no litigation commenced against the Parent or its Subsidiaries that, if adversely determined, would have a Material Adverse Effect; and (iv) since the date of the Parent’s last audited financial statements, there has been no material increase in the liabilities, liquidated or contingent, of the Parent and its subsidiaries, taken as a whole, other than the issuance of $300 million aggregate principal amount of 7 1⁄2% senior secured second lien notes due 2020 as disclosed on Parent’s Form 8-K filed with the Securities and Exchange Commission on May 21, 2014 .

(xx)      With respect to each Account and each Lockbox, an executed Account Agreement.

(xxi)     A computer file containing information agreed upon between the Borrower and the Administrative Agent.

(b)        For the avoidance of doubt, the representations and warranties given by the Borrower hereunder shall not include or be deemed to include or cover any information or information delivery requirement waived hereunder by the Administrative Agent

3.2        Conditions Precedent to All Advances and Letter of Credit Issuances.  Notwithstanding anything to the contrary herein, (x) no Lender shall be obligated to make any Advances hereunder (other than any deemed Revolving Credit Advance in connection with a Participation Advance pursuant to Section 2.19(c) or as a result of the operation of Section 2.6(c) or any Refunded Swing Line Advance) on any date (y) no LC Lender shall be required to issue any Letter of Credit on any date and (z) Collections shall be retained in the Specified Account pursuant to Section 2.8(b)(v) on each day if, as of the date thereof:

(a)        any representation or warranty of the Borrower, the Servicer, the Parent, the Originator or any Seller contained herein or in any of the other Transaction Documents shall be untrue or incorrect in any material respect as of such date, either before or after giving effect to the Advances to be made or Letter of Credit to be issued, as applicable, on such date and to the application of the proceeds therefrom, except to the extent stated to relate solely to an earlier date, in which case such representations and warranties shall be untrue or incorrect in any material respect as of such earlier date and except for changes therein expressly permitted by this Agreement (it being understood that the materiality threshold referenced above shall not be applicable with respect to any clause of any representation or warranty which itself contains a materiality qualification);

(b)        any event shall have occurred, or would result from the making of such Advances or from the application of the proceeds therefrom or from the issuance of such Letter of Credit, as applicable, that constitutes an Incipient Termination Event or a Termination Event;

(c)        the Facility Maturity Date shall have occurred;

(d)        an Election Notice shall have been delivered; or

(e)        either before or after giving effect to (1) such Advance and to the application of the proceeds therefrom or (2) the issuance of such Letter of Credit, as applicable, a Funding Excess would exist.

The delivery by the Borrower of a Borrowing Request and the acceptance by the Borrower of the funds from the related Borrowing on any Advance Date shall be deemed to constitute, as of any such Advance Date, as the case may be, a representation and warranty by the Borrower that the conditions in this Section 3.2 have been satisfied. The delivery by the Borrower of a Letter of Credit Application for a Letter of Credit and the issuance of such Letter of Credit, shall be deemed to constitute, as of the date of such issuance, a representation and warranty by the Borrower that the conditions in this Section 3.2 have been satisfied.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1        Representations and Warranties of the Borrower.    To induce each Lender to make Advances from time to time, each LC Lender to issue Letters of Credit from time to time (in each case subject to the terms and conditions herein) and the Administrative Agent to take any action required to be performed by it hereunder, the Borrower makes the following representations and warranties to each Lender, each LC Lender and the Administrative Agent on the Closing Date and (unless otherwise expressly provided below) on each Advance Date and each date on which a Letter of Credit is issued (except for representations and warranties that apply only to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), each and all of which shall survive the execution and delivery of this Agreement.

(a)        Corporate Existence; Compliance with Law.    The Borrower (i) is a limited liability company duly formed, validly existing and in good standing under the laws of its jurisdiction of organization, is a “registered organization” as defined in the UCC of such jurisdiction and is not organized under the laws of any other jurisdiction; (ii) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; (iii) has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business, in each case, as now, heretofore and proposed to be conducted; (iv) has all licenses, permits, consents or approvals from or by, and has made all filings (other than, until the Closing Date, filings of financing statements with respect to the

Receivables or SEC filings required of the Parent with respect to the transactions contemplated by the Transaction Documents) with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct, except where the failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; (v) is in compliance with its limited liability company agreement; and (vi) subject to specific representations set forth herein regarding ERISA, tax and other laws, is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)        Executive Offices; Collateral Locations; Corporate or Other Names; FEIN. The state of organization and the organization identification number of the Borrower and current location of the Borrower’s chief executive office and the premises within which any Borrower Collateral (other than as-extracted collateral) is stored or located, are set forth in Schedule 4.1(b) and the jurisdiction of its organization has not changed within the past 12 months (or such shorter time as the Borrower has been in existence). The Borrower has not been known as or used any fictitious or trade name. Schedule 4.1(b)(1) lists the federal employer identification number of the Borrower. Schedule II to the Sale Agreement lists each location at which a Seller operates a mine the sale of coal products from which gives rise to Receivables.

(c)        Corporate Power, Authorization, Enforceable Obligations. The execution, delivery and performance by the Borrower of this Agreement and the other Transaction Documents to which it is a party, including for the avoidance of doubt the exercise by the Borrower of any of its rights and remedies thereunder, and the creation and perfection of all Liens and ownership interests provided for herein and therein: (i) are within the Borrower’s limited liability company power; (ii) have been duly authorized by all necessary or proper actions; (iii) do not contravene any provision of the Borrower’s certificate of formation or limited liability company agreement; (iv) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; and (v) do not (A) violate, conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under, any indenture, lease, agreement or other instrument to which the Borrower or any member of the Parent Group is a party or by which the Borrower or any member of the Parent Group, or any property of any of them, is bound, where any such violation, conflict, breach, default, cancellation, acceleration or loss would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (B) result in the creation or imposition of any Adverse Claim upon or with respect to any assets now owned or hereafter acquired by the Borrower, the Parent or member of the Parent Group that would reasonably be expected to have a Material Adverse Effect. No consent or approval of any Governmental Authority or any other Person is required with respect to this Agreement or the Transaction Documents, except (X) those which have been duly obtained, made or complied with on or prior to the Closing Date or (Y) those regarding which the failure to be obtained or made would not reasonably be expected to have a Material Adverse Effect. On the Closing Date, each of the Transaction Documents to which the Borrower is a party shall have been duly executed and delivered by the Borrower and each such Transaction Document shall then constitute a legal, valid and binding obligation of the Borrower enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d)        No Litigation.    No Litigation is now pending or, to the knowledge of the Borrower, threatened against the Borrower that (i) challenges the Borrower’s right or power to enter into or perform any of its obligations under the Transaction Documents to which it is a party, or the validity or enforceability of any Transaction Document or any action taken thereunder, (ii) seeks to prevent the transfer, sale or pledge of any Receivable or the consummation of any of the transactions contemplated under this Agreement or the other Transaction Documents, (iii) if adversely determined, would reasonably be expected to have a Material Adverse Effect or (iv) consists of an indictment by a Governmental Authority (including any federal or state prosecutor) of the Borrower which alleges criminal misconduct by the Borrower.

(e)        Solvency.  On the Closing Date, on each Transfer Date and on each Advance Date, as applicable, in each case after giving effect to any sale or pledge of Receivables on such date, any Advances to be made on such date (and the application of the proceeds therefrom), the issuance of any Letters of Credit to be issued on such date and any other transactions to be effectuated hereunder on such date, the Borrower is Solvent.

(f)        Material Adverse Effect.  Since the date of the Borrower’s organization, (i) the Borrower has not incurred any obligations, contingent or non-contingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments, other than in connection with the transaction contemplated by the Transaction Documents and (ii) no contract, lease or other agreement or instrument has been entered into by the Borrower or has become binding upon the Borrower’s assets, other than as expressly permitted by the Transaction Documents, and no law or regulation applicable to the Borrower has been adopted that has had or would reasonably be expected to have a Material Adverse Effect. Since December 31, 2013, there have been no events, circumstances, developments or other changes in facts that, individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect; provided, that, (i) regulatory developments that have been publicly disclosed on or prior to the Closing Date and that affect or could reasonably be expected to affect the coal industry generally and (ii) other events or conditions occurring prior to the Closing Date that are particular to the coal industry (including but not limited to coal pricing) and are generally known to lenders lending to coal industry participants, in each case shall not be taken into account for purposes of determining whether a “Material Adverse Effect” has occurred or is continuing pursuant to clause (a) of the definition thereof.

(g)        Ownership of Receivables; Liens.  On the Closing Date and on each Advance Date, none of the properties and assets (including the Receivables and other Borrower Collateral) of the Borrower are subject to any Adverse Claims other than Permitted Encumbrances or Lease Liens, that have not been terminated of record, and there are no facts, circumstances or conditions known to the Borrower that may result in with respect to the Receivables or any other Borrower Collateral, any Adverse Claims (including Adverse Claims arising under environmental laws) other than Permitted Encumbrances or Lease Liens. On the Closing Date and on each Advance Date, the Borrower has received all assignments, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect the Borrower’s right, title and interest in and to the Receivables and other Borrower Collateral and its other properties and assets. On the Closing Date and on each Advance Date, (x) no effective financing statements or other similar instruments are of record in any filing office listing the Borrower, the Originator or any Seller as debtor and covering any of the Receivables or the other Borrower Collateral (except those filed in respect of Permitted Encumbrances and those representing security interests of third parties that have been released but, due to administrative error, have not been terminated of record), and (y) the Liens granted to the Administrative Agent pursuant to Section 7.1 are and will be at all times fully perfected first priority Liens in and to the Borrower Collateral.

(h)        Ventures and Subsidiaries; Outstanding Stock and Debt.  The Borrower has no Subsidiaries, and is not engaged in any joint venture or partnership with any other Person. There are no outstanding rights to purchase or options, warrants or similar rights or agreements pursuant to which the Borrower may be required to issue, sell, repurchase or redeem some or all of its membership interests. Other than the Indebtedness arising under this Agreement, the Borrower has no outstanding Indebtedness.

(i)        Taxes. All U.S. federal and other tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by the Borrower and all material tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Affiliate of the Borrower, have in each case been filed with the appropriate Governmental Authority and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding Charges or other amounts being contested in accordance with Section 5.1(e). Proper and accurate amounts have been withheld by the Borrower or any such domestic Affiliate from its respective employees for all periods in full and complete compliance with all applicable federal, state, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities. Borrower has elected to be disregarded as an entity separate from its owner for federal income tax purposes under Section 301.7701-3(b)(1) of the United States Treasury Regulations and is therefore not an association taxable as a corporation for federal income tax purposes. Neither the Parent nor any domestic Affiliate of the Borrower included in the Parent Group has agreed or been requested to make any adjustment under section 481(a) of the IRC, by reason of a change in accounting method or otherwise, that would reasonably be expected to have a Material Adverse Effect. The Borrower, the Lenders and the Administrative Agent will treat the Advances as indebtedness for United States federal income tax purposes.

(j)        Full Disclosure.    All information (other than projections and other forward looking information and information of a general economic or industry specific nature) contained in this Agreement, any Borrowing Base Certificate or any of the other Transaction Documents, or any other written statement or information furnished by or on behalf of the Borrower to any Lender, the Administrative Agent or any LC Lender relating to this Agreement, the Receivables or any of the other Transaction Documents, in each case, taken as a whole, was, when furnished, true and accurate in every material respect and, in the case of projections, such projections when furnished were based on reasonable estimates, information and assumptions and the party making such projections had no reason to believe that such projections were incorrect or misleading in any material respect. All information contained in this Agreement, any Borrowing Base Certificate or, in the case of any information regarding or relating to the Borrower or any of its Affiliates or any Borrower Collateral, any of the other Transaction Documents, or any other written statement or information furnished by or on behalf of the Borrower or any of its Affiliates to any Lender, the Administrative Agent or any LC Lender has been prepared (or has been caused to be prepared) in good faith by the Borrower with the exercise of reasonable diligence.

(k)        ERISA.  All Plans are in material compliance with ERISA, except failure to comply or the incurrence of any liability that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or result in a Termination Event or Incipient Termination Event and neither the Borrower nor any of its Affiliates have incurred or reasonably expects to incur any liabilities (except for timely paid premium payments arising in the ordinary course of business, liabilities arising under section 4041(b) of ERISA, and in the aggregate as would not reasonably be expected to have a Material Adverse Effect or result in a Termination Event or Incipient Termination Event).

(l)          [Reserved.]

(m)        Margin Regulations.  The Borrower is not engaged in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin security,” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). The Borrower owns no Margin Stock, and no portion of the proceeds of the Advances made hereunder (or any Letter of Credit) will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any debt that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any portion of such proceeds to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board. The Borrower will not take or permit to be taken any action that might cause any Transaction Document to violate any regulation of the Federal Reserve Board.

(n)        Nonapplicability of Bulk Sales Laws.    No transaction contemplated by this Agreement or any of the Transaction Documents requires compliance with any bulk sales act or similar law.

(o)        Government Regulation.  The Borrower is not an “investment company” or a company “controlled” by an “investment company” as such terms are defined in the Investment Company Act and the Borrower is not relying exclusively on the exception(s) from the definition of “investment company” afforded by Section 3(c)(1) and/or Section 3(c)(7) of the Investment Company Act.

(p)        [Reserved.]

(q)        Nonconsolidation.  The Borrower is operated in such a manner that the separate corporate existence of the Borrower, on the one hand, and any member of the Parent Group, on the other hand, would not be disregarded in the event of the bankruptcy or insolvency of any member of the Parent Group and, without limiting the generality of the foregoing, in accordance with (and at all times will comply with) (i) the terms of its limited liability company agreement and (ii) the assumptions set forth in each opinion letter of Hunton & Williams LLP (or other counsel to the Borrower approved by the Administrative Agent) with respect to issues of substantive consolidation and true sale and absolute transfer.

(r)        Deposit and Disbursement Accounts. Schedule 4.01(s) to the Receivables Sale Agreement lists all banks and other financial institutions at which the Borrower will maintain deposit or other bank accounts as of the Closing Date, including each Account, and such schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, the complete account number therefor and a description of the purpose of the account. Each Account is owned by the Borrower free and clear of any Adverse Claims and constitutes a deposit account within the meaning of the applicable UCC. The Borrower (or the Servicer on its behalf) has delivered to the Administrative Agent a fully executed agreement pursuant to which the Collection Account Bank (with respect to each Account) has agreed to comply with all instructions originated by the Administrative Agent directing the disposition of funds in the Accounts without further consent by the Borrower, the Servicer, the Originator or any Seller; provided that, prior to the occurrence of an Account Control Event, the Administrative Agent has agreed to permit the Account Bank to comply with instructions from the Borrower or the Servicer as to the disposition of funds in the Accounts. No Account is in the name of any person other than the Borrower, and none of the Sellers, the Originator, the Servicer, the Parent or Borrower has consented to any Bank following the instructions of any Person other than the Administrative Agent (or, prior to the occurrence of an Account Control Event, the Borrower or the Servicer) with respect to any Account. The Administrative Agent has a first priority perfected security interest in each Account, and all Borrower Collateral on deposit therein.

(s)         Receivables.    With respect to each Receivable sold or contributed by the Originator to the Borrower pursuant to the Receivables Sale Agreement:

(i)        Transfers.  Each Receivable was (x) purchased or acquired as a capital contribution by the Borrower from the Originator on the relevant Transfer Date pursuant to the Receivables Sale Agreement and (y) originated by the Originator. Pursuant to the Sale Agreement, the Originator purchased from each Seller the sale of coal products of which gave rise, in whole or in part, to such Receivable, all right, title and interest of such Seller in such Receivable. With respect to each Receivable, the aggregate of all the Seller Interests therein that were acquired by the Originator under the Sale Agreement constitute the entire interest of the Sellers in such Receivable.

(ii)        Eligibility.  Each Receivable designated as an Eligible Receivable in each Borrowing Base Certificate, Weekly Report or Monthly Report, as the case may be, constitutes an Eligible Receivable as of the date specified in such Borrowing Base Certificate, Weekly Report or Monthly Report, as applicable.

(iii)       Nonavoidability of Transfers.    The Borrower shall either (A) have received each Contributed Receivable as a contribution to the capital of the Borrower by the Originator as a member of the Borrower or (B) have purchased any other Receivable from the Originator for cash consideration or in consideration of the issuance of Letters of Credit, in each case in an amount that constitutes fair consideration and reasonably equivalent value therefor. The Originator shall have purchased each Seller Interest in each Receivable from the applicable Seller or Sellers pursuant to, and in accordance with the terms of, the Sale Agreement. No such sale (x) has been made for or on account of an antecedent debt owed by any Originator to the Borrower or owed by any Seller to the Originator or (y) has been made with the intent to hinder, defraud or delay any present or future creditors of any Seller, the Originator or the Borrower,

(iv)       No Adverse Circumstances.  The Borrower has no actual knowledge of any fact (including any defaults by the Obligor thereunder on any other Receivable) that cause it to expect that any payments on any Receivable designated as an Eligible Receivable in any Borrowing Base Certificate, Monthly Report or Weekly Report, as applicable, will not be paid in full when due (for the avoidance of doubt, taking into account any Permitted Dilution Adjustments with respect such Borrowing Base Certificate, Monthly Report or Weekly Report, as applicable).

(t)          Assignment of Interest in Transaction Documents.  The Borrower’s interests in, to and under the Receivables Sale Agreement and each other Transaction Documents have been assigned by the Borrower to the Administrative Agent (for the benefit of itself and the Secured Parties) as security for the Borrower Obligations. No license or approval is required for the Administrative Agent’s or any successor Servicer’s use of any programs used by the Servicer in the servicing of the Receivables other than those which have been obtained and which remain in full force and effect.

(u)          Notices to Obligors.  Each Obligor of Receivables has been notified, in a manner consistent with the Credit and Collection Policies, that all payments with respect to such Receivables are to be made by remitting payment to the Lockbox or the Lockbox Account.

(v)          Representations and Warranties in Other Transaction Documents.  Each of the representations and warranties of the Borrower contained in the Transaction Documents (other than this Agreement) to which it is a party is true and correct in all material respects (it being understood that the materiality threshold referenced above shall not be applicable with respect to any clause of any representation or warranty which itself contains a materiality qualification), and the Borrower hereby makes each such representation and warranty to, and for the benefit of, the Lenders and the Administrative Agent as if the same were set forth in full herein.

(w)         Supplementary Representations.

(i)         Receivables; Accounts. (A) Each Receivable constitutes an “account” (including, without limitation, accounts constituting “as-extracted collateral”) within the meaning of the applicable UCC, and (B) each Account constitutes a “deposit account” within the meaning of the applicable UCC.

(ii)        Creation of Security Interest. The Borrower owns and has good and marketable title (whether expressly or as granted under applicable law) to the Receivables, Accounts and Lockbox, free and clear of any Adverse Claim (other than any Permitted Encumbrance). This Credit Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Receivables and other Borrower Collateral in favor of the Administrative Agent (on behalf of itself and the other Secured Parties), which security interest is prior to all other Adverse Claims (other than any Permitted Encumbrance) and is enforceable as such as against any creditors of and purchasers from the Borrower.

(iii)       Perfection. (A) the Borrower has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law and entered into Account Agreements in order to perfect (x) the sale of the Receivables and other Transferred Property (including, without limitation, as extracted collateral) from the Originator to the Borrower pursuant to the Receivables Sale Agreement, (y) the security interest granted by the Borrower to the Administrative Agent (on behalf of itself and the other Secured Parties) in the Receivables and other Borrower Collateral (including, without limitation, as extracted collateral) hereunder and (z) the sale of the Sold Property from the Sellers to the Originators pursuant to the Sale Agreement; (B) with respect to each Account, the Borrower has delivered to the Administrative Agent (on behalf of itself and the Lenders and the LC Lenders), a fully executed Account Agreement pursuant to which the applicable Bank has agreed to comply, following the receipt of written notice from the Administrative Agent of an Account Control Event, with all instructions given by the Administrative Agent with respect to all funds on deposit in the Accounts and the related Lockbox, without further consent by any Seller, the Borrower or the Originator.

(iv)       Priority. Other than (v) the transfer of the Sold Property by the related Seller or Sellers to the Originator pursuant to the Sale Agreement, (x) the transfer of the Receivables and other Transferred Property by the Originator to the Borrower pursuant to the Receivables Sale Agreement, (y) the grant of security interest by the Borrower to the Administrative Agent (on behalf of itself and the other Secured Parties) in the Receivables, and the other Borrower Collateral hereunder, and (z) any other Permitted Encumbrances, none of the Borrower, the Originator or any Seller has pledged, assigned, sold, conveyed, or otherwise granted a security interest in any of the Receivables or the other Borrower Collateral to any other Person. None of the Borrower, any Seller or Originator has authorized, or is aware of, any filing of any effective financing statement against the Borrower, any Seller or Originator that includes a description of collateral covering the Receivables or other Borrower Collateral, other than the financing statements filed pursuant to the Sale Agreement, the Receivables Sale Agreement and this Agreement, financing statements representing Liens being contested in good faith as to which the Administrative Agent has been notified in writing and established a reserve satisfactory to the Administrative Agent in its sole and absolute discretion after consultation with the Borrower, financing statements that have been validly terminated (or amended to expressly exclude such property from the covered collateral) and those representing security interests of third parties that have been released but, due to administrative error, have not been terminated of record. The Borrower is not aware of any judgment, ERISA or tax lien filings against any of the Borrower, the Originator or any Seller (other than Permitted Encumbrances and those representing security interests of third parties that have been released but, due to administrative error, have not been terminated of record). None of the Accounts or the Lockbox is in the name of any Person other than the Borrower or the Administrative Agent. On the Closing Date, none of the Borrower, the Servicer, any Seller or any Originator has consented to any Bank complying with instructions of any Person (other than prior to the occurrence of an Account Control Event, the Servicer, and following the occurrence of an Account Control Event, the Administrative Agent) with respect to any Account.

(x)        Commercial Tort Claims.    As of the date hereof, the Borrower owns no “commercial tort claims” (as defined in the UCC).

(y)        Mortgages Covering As-Extracted Collateral.  On each Advance Date and each date on which a Letter of Credit is issued, there are no mortgages that are effective as financing statements covering as-extracted collateral and that name any Seller or Originator as grantor, debtor or words of similar effect and encumber any “as extracted collateral” the sale of which gives rise to any Receivable, filed or recorded in any jurisdiction, except (x) those representing Liens being contested in good faith as to which the Administrative Agent has been notified in writing and established a reserve satisfactory to the Administrative Agent in its sole and absolute discretion after consultation with the Borrower, (y) those representing Permitted Encumbrances (other than Permitted Lease Liens) and (z) those representing security interests of third parties that have been released but, due to administrative error, have not been terminated of record.

(z)        OFAC.  The Borrower, the Originator and Servicer, each Seller and the Parent are in compliance in all material respects with all U.S. economic sanctions laws, executive orders and implementing regulations as promulgated by OFAC, and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. None of the Borrower, the Originator and Servicer, each Seller or the Parent (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Transaction Document would be prohibited under U.S. law.

(aa)       Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations contained in this Section 4.1 shall be continuing, and remain in full force and effect until the Termination Date.

ARTICLE V

GENERAL COVENANTS OF THE BORROWER

5.1        Affirmative Covenants of the Borrower.  The Borrower covenants and agrees that from and after the Closing Date and until the Termination Date:

(a)        Compliance with Agreements and Applicable Laws.  The Borrower shall (i) perform each of its obligations under this Agreement and the other Transaction Documents and (ii) comply with all federal, state and local laws and regulations applicable to it and the Receivables, including those relating to truth in lending, retail installment sales, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, privacy, licensing, taxation, ERISA and labor matters and environmental laws and environmental permits except, solely with respect to this clause (ii), where the failure to so comply (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect.

(b)         Maintenance of Existence and Conduct of Business.  The Borrower shall: (i) do or cause to be done all things necessary to preserve and keep in full force and effect its limited liability company existence and its rights and franchises; (ii) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder and in accordance with (1) the terms of its limited liability company agreement and other formation documents and (2) the assumptions set forth in each opinion letter of Hunton & Williams LLP (or other counsel to the Borrower approved by the Administrative Agent) with respect to issues of substantive consolidation and true sale and absolute transfer; (iii) at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, including all licenses, permits, charters and registrations, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; and (iv) transact business only in its name.

(c)         Deposit of Collections.  The Borrower shall, with respect to all Collections it may receive from any Obligor of any Receivable either (i) deposit or cause the Servicer to deposit, such Collections promptly into the Lockbox Account or (ii) scan, or cause the Servicer to scan, any items of payment representing Collections for deposit into the Lockbox Account or mail, or cause the Servicer to mail, such items of payment to the Lockbox, in either case no later than the second Business Day after receipt of any such Collections.

(d)         Use of Proceeds.  The Borrower shall utilize the proceeds of the Revolving Credit Advances made hereunder solely for (i) the repayment of Revolving Credit Advances made hereunder and the payment of any fees due hereunder, (ii) the purchase of Receivables (and other Transferred Property) from the Originator pursuant to the Receivables Sale Agreement, (iii) the payment of distributions to the Originator (as the sole member of the Borrower) and (iv) the payment of administrative fees or Servicer Fees or expenses to the Servicer or routine administrative or operating expenses, in each case only as expressly permitted by and in accordance with the terms of this Agreement and the other Transaction Documents.

(e)         Payment and Performance of Charges and other Obligations.

(i)         Subject to Section 5.1(e)(ii), the Borrower (or the Servicer on behalf of the Borrower using the Borrower’s funds) shall pay, perform and discharge or cause to be paid, performed and discharged promptly all charges and claims payable by it, including (A) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees (if any), and (B) lawful claims for labor, materials, supplies and services or otherwise before any thereof shall become past due, except in each case where failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(ii)        The Borrower (or the Servicer on behalf of the Borrower) may in good faith contest, by appropriate proceedings, the validity or amount of any Charges or claims described in Section 5.1(e)(i); provided, that (A) adequate reserves with respect to such contest are maintained on the books of the Borrower, in accordance with GAAP, (B) such contest is maintained and prosecuted in a commercially reasonable manner and with commercially reasonable diligence, (C) none of the Borrower Collateral becomes subject to forfeiture or loss as a result of such contest and (D) no Lien shall be imposed to secure payment of such charges or claims other than inchoate tax liens.

(f)         ERISA.  The Borrower shall give the Administrative Agent prompt written notice of any event that (i) would reasonably be expected to result in the imposition of a Lien on any Borrower Collateral under section 412 or 430 of the IRC or section 302, 303 or 4068 of ERISA, or (ii) would reasonably be expected to result in the incurrence by Borrower of any liabilities under Title IV of ERISA (other than premium payments arising in the ordinary course of business or liabilities under section 4041(b) of ERISA, and liabilities that would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect).

(g)         Borrower to Maintain Perfection and Priority.  In order to evidence the interests of the Administrative Agent, the LC Lenders and the Lenders under this Agreement, the Borrower, at the request of the Administrative Agent, shall, from time to time take such action, or execute and deliver such instruments and notices as may be necessary or advisable to maintain and perfect, as a first-priority interest, the Administrative Agent’s (on behalf of the Secured Parties) security interest in the Receivables and all other collateral pledged to the Administrative Agent (on behalf of the Secured Parties) pursuant to this Agreement. Without limiting the foregoing, upon request by the Administrative Agent, the Borrower shall, from time to time and within the time limits established by law, prepare and present (or cause to be prepared and presented) to the Administrative Agent for the Administrative Agent’s authorization and approval all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement in, or other filings necessary to continue, maintain and perfect the Administrative Agent’s (on behalf of itself and the other Secured Parties) security interest in the Receivables and all other Borrower Collateral pledged to the Administrative Agent (on behalf of itself and the other Secured Parties) pursuant to this Agreement as a first-priority interest. Within five (5) Business Days after the Borrower discovers the existence of any Lien that has been released but, due to administrative error, has not been terminated of record (or such longer period of time as the Administrative Agent may consent), the Borrower shall (or shall cause the Servicer to) take such action to cause to be executed and/or delivered, as applicable, such instruments and notices, as are necessary to terminate such Lien of record. The Borrower hereby authorizes the Administrative Agent to file such financing statements under the UCC. The Borrower consents to UCC financing statements being filed against the Borrower describing the Borrower Collateral as “all assets” or “all personal property” (or any other words of similar effect) of the Borrower. Notwithstanding anything else in the Transaction Documents to the contrary, none of the Borrower, the Servicer, the Originator or any Seller, shall have any authority to file a termination, partial termination, release, partial release or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements, without the prior written consent of the Administrative Agent.

(h)         Maintenance of Independent Manager.

(i)        The Borrower will (A) maintain at least one (1) Independent Manager, (B) ensure that the Independent Manager receives reasonable and customary fees and/or other compensation for providing such services and (C) maintain its limited liability company organizational documents in conformity with this Agreement, such that (1) it does not amend, restate, supplement or otherwise modify its certificate of formation or limited liability agreement in any respect that would impair its ability to comply with the terms or provisions of this Section 5.1(h), (2) its limited liability company agreement, at all times that this Agreement is in effect, requires the Borrower to provide prior written notice to the Administrative Agent of the replacement or appointment of any manager that is to serve as an Independent Manager in accordance with clause (ii) below and (3) an Independent Manager is required to serve as a manager of the Borrower at all times.

(ii)       The Borrower will notify the Administrative Agent in writing of (A) the decision to appoint a new Person as the “Independent Manager” of the Borrower for purposes of this Agreement, such notice (x) to be issued prior to the effective date of such appointment and

(y) to contain a written certification that the designated Person satisfies the criteria set forth in the definition herein of “Independent Manager,” and (B) the removal of any Independent Manager of the Borrower, such notice to be issued prior to the appointment of a replacement Independent Manager; provided, that no such appointment shall occur unless the Administrative Agent shall have approved the applicable appointee (which approval shall not be unreasonably withheld or delayed).

(iii)      The Borrower will not permit the removal of any Independent Manager, except (1) for Cause, (2) in the event the Independent Manager ceases to be employed by the service provider which is his or her employer on the date such Independent Manager was first engaged by the Borrower, (3) upon the replacement of such Independent Manager with a new manager satisfying the requirements set forth in the definition of “Independent Manager” and approved by the Administrative Agent in accordance with subsection (h)(ii) above, or (4) with the written consent of the Administrative Agent.

(i)          Performance and Payment of Other Taxes.  Anything herein to the contrary notwithstanding, the Borrower shall: (i) perform all of its obligations, if any, under the Contracts related to the Receivables to the same extent as if interests in such Receivables had not been pledged hereunder, and the exercise by the Administrative Agent, the LC Lenders or the Lenders of their respective rights hereunder shall not relieve the Borrower from such obligations, and (ii) pay when due any Other Taxes, including any sales Taxes payable in connection with the creation, holding or satisfaction Receivables. None of the Administrative Agent, the LC Lenders or the Lenders shall have any obligation or liability with respect to any Receivable, nor shall any of them be obligated to perform any of the obligations of any Originator, any Seller, the Borrower or the Servicer thereunder.

(j)          Notice of Additional Mortgages.  The Borrower shall (and shall cause each applicable Seller and Originator to) (x) provide written notice promptly, and in any event within thirty (30) days, to the Administrative Agent of each additional mortgage or financing statement covering as-extracted collateral that constitutes, or is expected to constitute, Sold Property, (y) cause to be delivered to the Administrative Agent a letter, in such form as may be approved by the Administrative Agent from time to time), addressed to the Administrative Agent and duly executed by the related grantee or beneficiary releasing such party’s security interest, Lien or other rights under such Additional Mortgage in the Receivables, Contracts and other Borrower Collateral subject thereto and (z) file or record (or cause to be filed or recorded) all amendments and/or releases to such Additional Mortgages necessary to release and remove of record any such security interest, Lien or other interest of the related grantee or beneficiary in the related Receivables, Contracts and other Borrower Collateral, in each case in form and substance satisfactory to the Administrative Agent. In the event that there are any Additional Mortgages existing as of the Closing Date, the Borrower shall file any amendments and/or releases of the type contemplated by clause (z) of this paragraph within 30 days of the Closing Date. Promptly after reasonable request by the Administrative Agent, the Borrower shall provide bring-downs of the lien search reports contemplated in Section 3.1(a)(v).

(k)         Compliance with Credit and Collection Policies.  The Borrower at all times shall comply (and shall cause the Servicer to comply) in all material respects with the Credit and Collection Policies.

5.2         Reporting Requirements of the Borrower.  The Borrower hereby agrees that from and after the Closing Date until the Termination Date, it shall furnish or cause to be furnished to the Administrative Agent and the Lenders:

(a)        The financial statements, notices, reports and other information at the times, to the Persons and in the manner set forth in Annex 5.2(a). The Borrower hereby agrees to calculate or cause the Servicer to calculate the Fixed Charge Coverage Ratio in accordance with Annex V.

(b)        At the same time each Monthly Report or Weekly Report or other report is required to be delivered pursuant to the terms of subsection (a) of Annex 5.2(a), a completed certificate in the form attached hereto as Exhibit 5.2(b) (each, a “Borrowing Base Certificate”) (which may be set forth as part of any such report) and each Borrowing Base Certificate shall be prepared by the Borrower or the Servicer as of the last day of the previous month or week, as applicable. Notwithstanding anything herein or in any other Transaction Document to the contrary, delivery of a properly completed Monthly Report or Weekly Report in accordance with Annex 5.2(a) hereof shall be deemed to satisfy the requirement to deliver a Borrowing Base Certificate pursuant to the immediately preceding sentence.

(c)        Notification to the Administrative Agent in writing of any of the following events promptly upon (but in no event later than three (3) Business Days after) an Authorized Officer or other senior manager supervising the day-to-day management of the transactions contemplated under this Agreement and the other Transaction Documents having knowledge or receiving notice thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto: (A) any Person shall obtain an Adverse Claim (other than a Permitted Encumbrance) upon any Borrower Collateral, (B) any Person other than the Borrower, the Servicer or the Administrative Agent shall obtain any rights or direct any action with respect to any Lockbox (or related lock-box or post office box) or Account or (C) any Obligor shall receive any change in payment instructions with respect to a Receivable(s) from a Person other than the Servicer or the Administrative Agent. In the event that any Lease Lien is not (or ceases to be) a Permitted Lease Lien, the Borrower shall notify the Administrative Agent in writing promptly following receipt by an Authorized Officer of the Borrower of notice thereof or an Authorized Officer of the Borrower having knowledge thereof.

(d)        Notification to the Administrative Agent in writing of any of the following events promptly upon (but in no event later than three (3) Business Days after) an Authorized Officer having knowledge thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto: after the filing or receiving thereof, copies of all reports and notices that the Borrower or any ERISA Affiliate files with respect to any Plan pursuant to ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that the Seller or any Affiliate receives from any of the foregoing or from any multiemployer plan (within the meaning of section 4001(a)(3) of ERISA) to which the Borrower or any of its Affiliates is or was, within the preceding five years, a contributing employer, in each case in respect of any Reportable Event that would, in the aggregate, result in a Material Adverse Effect.

5.3         Negative Covenants of the Borrower.  The Borrower covenants and agrees that, without the prior written consent of the Requisite Lenders and the Administrative Agent, from and after the Closing Date until the Termination Date:

(a)        Sale of Membership Interests and Assets.  The Borrower shall not sell, transfer, convey, assign, pledge, or otherwise dispose of, or assign any of its properties or other assets or any of its membership interests, or any right to receive income in respect of any of the foregoing, (whether in a public or a private offering or otherwise), any Receivable or Contract therefor or any of its rights with respect to any Lockbox, Account, Agent Account or any other deposit account in which any Collections of any Receivable are deposited except as expressly permitted by this Agreement or any of the other Transaction Documents; provided for the avoidance of doubt that the Borrower may make distributions on its membership interest and take all other similar corporate actions as it may deem necessary or appropriate, in each case solely to the extent permitted by this Agreement, the Operating Agreement and applicable law.

(b)        Liens.  The Borrower shall not create, incur, assume or permit to exist (i) any Adverse Claim on or with respect to its Receivables or (ii) any Adverse Claim on or with respect to its other properties or assets (whether now owned or hereafter acquired), except in each case for Permitted Encumbrances and Lease Liens. In addition, the Borrower shall not become a party to any agreement, note, indenture or instrument or take any other action that would prohibit the creation of a Lien on any of its properties or other assets in favor of the Lenders as additional collateral for the Borrower Obligations, except as otherwise expressly permitted by this Agreement or any of the other Transaction Documents.

(c)        Modifications of Receivables, Contracts or Credit and Collection Policies.  Without the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), the Borrower shall not, and shall not permit the Servicer to (i) materially extend, amend, forgive, discharge, compromise, waive, cancel or otherwise materially modify the terms of any Receivable or materially amend, modify or waive any term or condition of any Contract related to the payment terms (including the manner of payment) in respect thereof (collectively, the “Applicable Actions”), provided that the Borrower may and may permit the Servicer to take such actions as are expressly permitted by the terms of any Transaction Document and consistent with the Credit and Collection Policies (it being understood that, after giving effect to any such action described in this subsection (c), any Receivable which constituted an Eligible Receivable prior to such action and no longer constitutes an Eligible Receivable as a result of such action shall not be an Eligible Receivable for purposes of calculating the Borrowing Base); provided, that no Applicable Action with respect to any Receivable (or Contract with respect thereto) shall be given effect for purposes of determining whether such Receivable constitutes a “Defaulted Receivable” or for purposes of whether such Receivable meets the criteria set forth in subsection (a) of the definition of “Delinquency Trigger Ratio” or (ii) amend, modify or waive (or permit to be amended, modified or waived) any term or provision of the Credit and Collection Policies that would reasonably be expected to adversely affect the collectibility of any Receivable or the enforceability of any related Contract without the prior consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed).

(d)        Changes in Instructions to Obligors.  The Borrower shall not make any change (other than non-substantive changes in format) in its instructions to Obligors regarding the deposit of Collections with respect to the Receivables, except (following the occurrence of an Account Control Event) to the extent the Administrative Agent directs the Borrower to change such instructions to Obligors or prior to the occurrence of an Account Control Event, the Administrative Agent consents in writing to such change.

(e)        Capital Structure and Business.  The Borrower shall not (i) make any changes in any of its business objectives, purposes or operations, (ii) make any change in its capital structure, including the issuance of any membership interests, warrants or other securities convertible into membership interests or any revision of the terms of its outstanding membership interests, (iii) amend, waive or modify any term or provision of its certificate of formation or limited liability company agreement, (iv) make any change to its name indicated on the public records of its jurisdiction of organization or (v) change its jurisdiction of organization. The Borrower shall not engage in any business other than as provided in its certificate of formation, limited liability company agreement and as contemplated by the Transaction Documents. Without limiting the foregoing, the Borrower shall not make an election to be treated as an association taxable as a corporation under Section 301.7701-3(a) of the Treasury Regulations and shall not issue any additional membership interests or take other actions which would cause the Borrower to cease to be disregarded as an entity separate from its owner for federal income tax purposes.

(f)       Mergers, Subsidiaries, Etc.  The Borrower shall not directly or indirectly, by operation of law or otherwise, (i) form or acquire any Subsidiary, or (ii) merge with, consolidate with, acquire all or substantially all of the assets or capital Stock of, or otherwise combine with or acquire, any Person.

(g)       Sale Characterization; Receivables Sale Agreement.  The Borrower will not, and will not permit the Originator or any Seller to, account for (other than for tax purposes), or otherwise treat, the transactions contemplated by the Sale Agreement and the Receivables Sale Agreement in any manner other than with respect to each sale or contribution of each Receivable effected pursuant to the Sale Agreement or the Receivables Sale Agreement as a true sale or true contribution, as applicable, and absolute assignment of the title to and sole record and beneficial ownership interest of Receivables by each Seller to the Originator, and by such Originator to the Borrower. In addition, the Borrower shall, and shall cause each Seller and the Originator to, disclose (in a footnote or otherwise) in all of its financial statements (including any such financial statements consolidated with any other Persons’ financial statements) the existence and nature of the transaction contemplated hereby and by the Sale Agreement and the Receivables Sale Agreement, as applicable, the interest of the Originator (in the case of any Seller’s financial statements), and the interest of the Borrower (in the case of the Originator’s financial statements).

(h)      Restricted Payments.  The Borrower shall not enter into any lending transaction with any other Person (other than as expressly contemplated by this Agreement). The Borrower shall not at any time (i) advance credit to any Person or (ii) declare any distributions, repurchase any membership interest, return any capital, or make any other payment or distribution of cash or other property or assets in respect of the Borrower’s membership interest if, after giving effect to any such advance or distribution, a Funding Excess, Incipient Termination Event or Termination Event would exist or otherwise result therefrom.

(i)       Debt.  The Borrower shall not create, incur, assume or permit to exist any Indebtedness of the Borrower, except Indebtedness of the Borrower to any Affected Party, Indemnified Person, the Servicer or any other Person, in each case only to the extent expressly permitted by this Agreement or any other Transaction Document.

(j)       Prohibited Transactions.  The Borrower shall not enter into, or be a party to, any transaction with any Person except the transactions contemplated (and not prohibited) hereunder or under any other Transaction Document.

(k)      Investments.  Except as otherwise expressly permitted hereunder or under the other Transaction Documents, the Borrower shall not make any investment in, or make or accrue loans or advances of money to, any Person, including the member(s) of the Borrower, any director, officer or employee of the Borrower, the Parent or any of the Parent’s other Subsidiaries, through the direct or indirect lending of money, holding of securities or otherwise, except with respect to Receivables.

(l)       Commingling.  The Borrower shall not deposit (and shall not cause to be deposited) any funds that do not constitute Borrower Collateral into any Account (it being understood that collections of Excluded Receivables may be deposited in the Lockbox or the Lockbox Account, but the Servicer shall cause such collections to be deposited into an account other than an Account on the Business Day such collections of Excluded Receivables are received). Without limiting the foregoing, if funds that are not Borrower Collateral are deposited into an Account, the Borrower shall, or shall cause the Servicer or direct the applicable Collection Account Bank to, remit no later than two (2) Business Days after receipt thereof any such amounts that are not Collections to another account or Person designated by the Borrower.

(m)        ERISA.  The Borrower shall not, and shall not, to the extent reasonably within the Borrower’s control, cause or permit any of its ERISA Affiliates to, or cause or permit to occur an event that (i) would reasonably be expected to result in the imposition of a Lien on any Borrower Collateral under section 412 or 430 of the IRC or section 302, 303 or 4068 of ERISA, or (ii) would reasonably be expected to result in the incurrence by Borrower of any material liabilities (other than premium payments arising in the ordinary course of business, liabilities arising under section 4041(b) of ERISA, and liabilities that would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect).

(n)         Transaction Documents.  The Borrower shall not amend, modify or waive any term or provision of any Transaction Document or, to the extent the Borrower’s consent is required, give its consent to any amendment, modification, or waiver of any term or provision of any Transaction Document, (x) without the prior written consent of the Administrative Agent and (y) in the case of any material amendment, modification or waiver to the Receivables Sale Agreement or the Servicing Agreement, the prior written consent of the Requisite Lenders.

(o)         Board Policies.  The Borrower shall not modify the terms of any policy or resolutions of its board of managers if such modification would reasonably be expected to have or result in a Material Adverse Effect.

(p)         Additional Members of Borrower.  The Borrower shall not admit any additional member without the prior written consent of the Administrative Agent other than a “Special Member” as such term is defined in the Borrower’s limited liability company agreement as of the date hereof.

(q)         OFAC.  The Borrower has not used and will not use the proceeds of any Receivable or any Advance hereunder to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

ARTICLE VI

ACCOUNTS

6.1         Establishment of Accounts.

(a)         Lockbox and Processing.

(i)        The Lockbox (as defined in clause (ii) below) has been assigned to the Borrower and the Borrower shall maintain in its name with a Lockbox with a Lockbox Processor subject, in each case, subject to a fully executed Collection Account Agreement. The Borrower agrees that the Administrative Agent shall, at all times, have exclusive dominion and control of the Lockbox and all monies, instruments and other property from time to time remitted thereto and the Administrative Agent shall have the exclusive right to direct the Lockbox Processor with respect thereto (provided that, prior to the occurrence of an Account Control Event, the Administrative Agent has agreed to permit the Lockbox Processor to comply with instructions from the Borrower or the Servicer as to the disposition of funds in the Lockbox). The Borrower shall not make or cause to be made, or have any ability to make or cause to be made, any withdrawals from the Lockbox or to direct the Lockbox Processor with respect to the Lockbox or the monies, instruments and other property from time to time remitted thereto except as provided in the immediately preceding sentence.

(ii)        The Borrower (or the Servicer on Borrower’s behalf) shall instruct all Obligors of Receivables, and shall use reasonable efforts to cause all Obligors of Receivables, to make payments in respect thereof only (A) by check or money order mailed to a post office box in the name of the Borrower (the “Lockbox”) or (B) by wire transfer or moneygram directly to the Lockbox Account. The Borrower (or the Servicer on the Borrower’s behalf) has instructed the Lockbox Processor to deposit all items sent to the Lockbox directly into the Lockbox Account. The Lockbox Processor shall endorse, to the extent necessary, all checks or other instruments received in the Lockbox so that the same can be deposited in the Lockbox Account in the form so received (with all necessary endorsements), on or before the second Business Day after the date of receipt thereof. In addition, the Borrower shall, with respect to all cash, checks, money orders or other proceeds of Receivables or Borrower Collateral received by it other than in the Lockbox, either (i) deposit or cause to be deposited such Collections in the form so received (with all necessary endorsements), into the Lockbox Account or (ii) scan any items of payment representing Collections for deposit into the Lockbox Account or mail such items of payment to the Lockbox, in either case not later than the close of business on the second Business Day following the date of receipt thereof, and until so deposited, all such items or other proceeds shall be held in trust for the benefit of the Administrative Agent. The Borrower shall not make, and shall not permit the Servicer to make, any deposits into the Lockbox or an Account except in accordance with the terms of this Agreement or any other Transaction Document.

(iii)       If, for any reason, the Collection Account Agreement terminates or the Lockbox Processor fails to comply with its obligations under the Collection Account Agreement, then the Borrower shall promptly notify all Obligors of Receivables who had previously been instructed to make payments to the Lockbox maintained by such Lockbox Processor to make all future payments to a new Lockbox in accordance with this Section 6.1(a)(iii). The Borrower shall not close the Lockbox unless it shall have (A) received the prior written consent of the Administrative Agent, (B) established a new lockbox or post office box through the same Lockbox Processor or with a new lockbox processor satisfactory to the Administrative Agent, (C) entered into an agreement covering such new lockbox or post office box and processing services with such Lockbox Processor or with such new lockbox processor substantially in the form of the predecessor Lockbox Control Agreement or a form that is satisfactory in all respects to the Administrative Agent (whereupon, for all purposes of this Agreement and the other Transaction Documents, such new lockbox or post office box shall become a Lockbox, such new agreement shall become a Lockbox Control Agreement and any new lockbox processor shall become a Lockbox Processor), and (D) taken all such action as the Administrative Agent shall reasonably require to perfect a first priority security interest in such new Lockbox in favor of the Administrative Agent under Section 7.1 of this Agreement. Except as permitted by this Section 6.1(a), the Borrower shall not, and shall not permit the Servicer to, open any new Lockbox without the prior written consent of the Administrative Agent.

(iv)       The Borrower (or the Servicer on Borrower’s behalf) shall cause the Lockbox Processor on each Business Day to process all funds and items of payment received in each Lockbox to be automatically deposited in or credited to the Lockbox Account. If an Account Control Event has occurred, the Administrative Agent may instruct the Lockbox Processor, on each Business Day, to automatically deposit or credit all funds processed and items of payment received in the Lockbox to the Agent Account or any other account designated by the Administrative Agent.

(b)         Accounts.

(i)        The Borrower has caused the Accounts to be subject to a fully executed Collection Account Agreement. The Borrower agrees that prior to the provision of notice by the Administrative Agent shall, at all times, have exclusive dominion and control of each Account (and all monies, instruments and other property from time to time on deposit therein) in such Person’s capacity as Administrative Agent on behalf of the Secured Parties; provided that, prior to the occurrence of an Account Control Event, the Administrative Agent has agreed to permit the Account Bank to comply with instructions from the Borrower or the Servicer as to the disposition of funds in the Accounts.

(ii)       If an Account Control Event has occurred, the Administrative Agent may instruct any Collection Account Bank to, on a daily basis, automatically transfer all collected and available funds on deposit in the related Account to the Agent Account or any other account designated by the Administrative Agent.

(iii)      If, for any reason, the Collection Account Agreement relating to an Account terminates or the Collection Account Bank fails to comply with its obligations under such Collection Account Agreement, then the Borrower shall promptly notify the Administrative Agent thereof and the Borrower, the Servicer or the Administrative Agent, as the case may be, shall instruct all Obligors who had previously been instructed to make wire payments to the Lockbox Account maintained at any such Collection Account Bank to make all future payments to a new Account in accordance with this Section 6.1(b)(iii). The Borrower shall not close any Account unless it shall have (A) received the prior written consent of the Administrative Agent, (B) established a new account with the same Collection Account Bank or with a new depositary institution satisfactory to the Administrative Agent, (C) entered into an agreement covering such new account with such Collection Account Bank or with such new depositary institution substantially in the form of the Collection Account Agreement or that is satisfactory in all respects to the Administrative Agent (whereupon, for all purposes of this Agreement and the other Transaction Documents, such new account shall become an Account, such new agreement shall become a Collection Account Agreement and any new depositary institution shall become the Collection Account Bank), and (D) taken all such action as the Administrative Agent shall reasonably require to perfect its first priority security interest in such new Account under Section 7.1 of this Agreement. Except as permitted by this Section 6.1(b), the Borrower shall not, and shall not permit the Servicer to open a new Account without the prior written consent of the Administrative Agent and the Borrower having entered into an agreement covering such new account with the Collection Account Bank or with a new depositary institution substantially in the form of the Collection Account Agreement or that is satisfactory in all respects to the Administrative Agent (whereupon, for all purposes of this Agreement and the other Transaction Documents, such new account shall become an Account, such new agreement shall become a Collection Account Agreement and any new depositary institution shall become the Collection Account Bank).

(iv)      The Administrative Agent hereby agrees that until such time as it exercises its right to take control of any Account under Section 7.5(d), the related Collection Account Bank shall be entitled to follow the instructions of the Borrower, or the Servicer on behalf of the Borrower, with respect to the withdrawal, transfer or payment of funds on deposit in such Account. The parties hereto acknowledge that if any time Administrative Agent takes control of any Account, the Administrative Agent shall pay or cause to be paid such funds in accordance with Section 2.8.

(c)         Agent Account.

(i)        The Administrative Agent may maintain the Agent Account with Deutsche Bank Trust Company Americas (the “Depositary”). The Agent Account shall be registered in the name of the Administrative Agent and the Administrative Agent shall, subject to the terms of this Agreement, have exclusive dominion and control thereof and of all monies, instruments and other property from time to time on deposit therein.

(ii)       The Lenders and the Administrative Agent may deposit into the Agent Account from time to time all monies, instruments and other property received by any of them as proceeds of the Receivables.

(iii)      If, for any reason, the Depositary wishes to resign as depositary of the Agent Account or fails to carry out the instructions of the Administrative Agent, then the Administrative Agent shall promptly notify the Lenders. Neither the Lenders nor the Administrative Agent shall close the Agent Account unless a new deposit account has been established with a new depositary institution whereupon such new account shall become the Agent Account and such new depositary institution shall become the Depositary for all purposes of this Agreement and the other Transaction Documents.

(d)         LC Collateral Account.

(i)        Within 30 Business Days of the Closing Date, the Borrower shall (x) establish an LC Collateral Account with the Depositary, an Affiliate of Webster Business Credit Corporation or with another financial institution acceptable to the Administrative Agent (the “LC Collateral Account Bank”) and (y) cause an agreement to be entered into with respect to the LC Collateral Account among the Borrower, the Administrative Agent and the LC Collateral Account Bank that provides, among other things, that the LC Collateral Bank shall solely (and at all times) follow the instructions of the Administrative Agent with respect to such LC Collateral Account (including with respect to the disposition of funds therein) and that the Administrative Agent has “control” (within the meaning of Section 9-104 of the UCC) of such LC Collateral Account and is otherwise in form and substance acceptable to the Administrative Agent ((x) and (y) together, the “LC Account Initial Establishment”), provided that notwithstanding anything to the contrary herein, the form of agreement described in this sentence must be in form and substance satisfactory to the LC Collateral Account Bank in its sole reasonable discretion. The Administrative Agent agrees to reasonably cooperate with the Borrower in the establishment of such LC Collateral Account. Notwithstanding anything to the contrary herein, only the Administrative Agent shall have the right to withdraw amounts from the LC Collateral Account. The Borrower shall not make or cause to be made, or have any ability to make or cause to be made, any withdrawals from any LC Collateral Account or to direct the LC Collateral Bank with respect to the LC Collateral Account or the monies, instruments and other property from time to time remitted thereto. In the event that any funds are required to be deposited in the LC Collateral Account pursuant to the terms of this Agreement before the LC Account Initial Establishment has occurred, such funds shall be deposited in the Agent Account (and such amounts shall be deemed to have been deposited in the LC Collateral Account for purposes of this Agreement) and, upon the occurrence of the LC Account Establishment, the Administrative Agent shall deposit such funds in the LC Collateral Account.

(ii)       The Lenders and the Administrative Agent may deposit into the LC Collateral Account all amounts as contemplated herein.

(iii)      If, for any reason, the LC Collateral Account Bank wishes to resign as depositary of the LC Collateral Account or fails to carry out the instructions of the Administrative

Agent, then the Administrative Agent shall promptly notify the Lenders. Neither the Lenders nor the Administrative Agent shall close the LC Collateral Account unless a new deposit account has been established with a new depositary institution whereupon such new account shall become the LC Collateral Account.

ARTICLE VII

GRANT OF SECURITY INTERESTS

7.1         Borrower’s Grant of Security Interest.  To secure the prompt and complete payment, performance and observance of all Borrower Obligations, and to induce the Administrative Agent, the LC Lenders and the Lenders to enter into this Agreement and perform the obligations required to be performed by them hereunder in accordance with the terms and conditions hereof, the Borrower hereby grants, assigns, conveys, pledges, hypothecates and transfers to the Administrative Agent, for the benefit of the Secured Parties, a Lien upon and security interest in all of the Borrower’s assets, including its right, title and interest in, to and under, but none of its obligations arising from, the following property, whether now owned by or owing to, or hereafter acquired by or arising in favor of, the Borrower, and regardless of where located (all of which being hereinafter collectively referred to as the “Borrower Collateral”):

(a)         all Receivables;

(b)         the Receivables Sale Agreement, the Support Agreement, the Servicing Agreement, all Account Agreements and all other Transaction Documents now or hereafter in effect relating to the purchase, servicing, processing or collection of Receivables (collectively, the “Borrower Assigned Agreements”), including (i) all rights of the Borrower to receive moneys due and to become due thereunder or pursuant thereto, (ii) all rights of the Borrower to receive proceeds of any insurance, indemnity, warranty or guaranty with respect thereto, (iii) all claims of the Borrower for damages or breach with respect thereto or for default thereunder and (iv) the right of the Borrower to amend, waive or terminate the same and to perform and to compel performance and otherwise exercise all remedies thereunder;

(c)         all of the following (collectively, the “Borrower Account Collateral”):

(i)         the Accounts, the Lockbox, and all funds or items of payment remitted to or on deposit therein and all certificates and instruments, if any, from time to time representing or evidencing the Accounts, the Lockbox or such funds or items of payment;

(ii)        all notes, certificates of deposit and other instruments from time to time delivered to or otherwise possessed by any Lender or any assignee or agent on behalf of any Lender in substitution for or in addition to any of the then existing Borrower Account Collateral;

(iii)       all Cash Collateral and all certificates and instruments representing Cash Collateral; and

(iv)       all interest, dividends, cash, instruments, investment property and other property from time to time received, receivable or otherwise distributed with respect to or in exchange for any and all of the then existing Borrower Account Collateral;

(d)         all other property relating to the Receivables that may from time to time hereafter be granted and pledged by the Borrower or by any Person on its behalf whether under this Agreement or otherwise, including any deposit with any Lender or the Administrative Agent of additional funds by the Borrower;

(e)       any other Transferred Property acquired by the Borrower under the Receivables Sale Agreement;

(f)       all other personal property (other than the Excluded Contract Rights) of the Borrower of every kind and nature not described above including without limitation all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts, chattel paper (whether tangible or electronic), deposit accounts, letter-of-credit rights, securities and all other investment property, supporting obligations, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles); and

(g)       to the extent not otherwise included, all proceeds and products of the foregoing and all accessions to, substitutions and replacements for, and profits of, each of the foregoing Borrower Collateral (including proceeds that constitute property of the types described in Sections 7.1(a) through (f)).

7.2         Borrower’s Agreements.  Without limiting Section 7.1, the Borrower hereby (a) assigns, transfer and conveys the benefits of the representations, warranties, covenants and agreements of (i) the Originator made to the Borrower under the Receivables Sale Agreement, (ii) the Parent made under the Support Agreement, (iii) the Servicer to the Borrower under the Servicing Agreement and (iv) the Sellers made to the Originator under the Sale Agreement, in each case to the Administrative Agent for the benefit of the Secured Parties hereunder, and (b) acknowledges and agrees that the rights and remedies of the Borrower under the Receivables Sale Agreement and each other Transaction Document (including any such rights assigned to the Borrower) may be enforced by the Lenders and the Administrative Agent in accordance with this Agreement and the other Transaction Documents.

7.3         Delivery of Collateral.  All certificates or instruments representing or evidencing all or any portion of the Borrower Collateral shall be delivered to and held by the Servicer for the benefit of the Administrative Agent (on behalf of the Secured Parties) and shall be in suitable form for transfer by delivery or shall be accompanied by any necessary duly executed instruments of transfer or assignment in blank, as appropriate, all in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent shall have the right at any time in its discretion following the occurrence and during the continuation of a Termination Event to (i) without notice to the Borrower, transfer to or to register in the name of the Administrative Agent or its nominee any or all of the Borrower Collateral and/or (ii) direct the Servicer or Borrower to (and the Servicer or Borrower shall) deliver any such certificates or instruments to the Administrative Agent (or any agent or representative designated by the Administrative Agent) as directed by the Administrative Agent.

7.4         Borrower Remains Liable.  It is expressly agreed by the Borrower that, anything herein to the contrary notwithstanding, the Borrower shall remain liable under any and all of the Receivables, the Contracts therefor, the Borrower Assigned Agreements and any other agreements constituting the Borrower Collateral to which it is a party to observe and perform all the conditions and obligations to be observed and performed by it thereunder. The Lenders, the LC Lenders and the Administrative Agent shall not have any obligation or liability under any such Receivables, Contracts, other Receivables or agreements by reason of or arising out of this Agreement or the granting herein or therein of a Lien thereon or the receipt by the Administrative Agent or the Lenders of any payment relating thereto pursuant hereto or thereto. The exercise by any Lender, any LC Lender or the Administrative Agent of any of its respective rights under this Agreement shall not release the Parent, the Originator, any Seller, the Borrower or the Servicer from any of their respective duties or obligations under any such Receivables, Contracts or agreements. None of the Lenders or the Administrative Agent shall be required or obligated in any manner to perform or fulfill any of the obligations of the Originator, the Parent, any Seller, the Borrower or the Servicer under or pursuant to any such Receivable, Contract, other Receivable or agreement, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any such Receivable, Receivable, Contract or agreement, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

7.5         Covenants of the Borrower Regarding the Borrower Collateral.

(a)        Offices and Records.  The Borrower shall maintain its chief executive office at the location specified in Schedule 4.1(b) or, upon thirty (30) days’ prior written notice to the Administrative Agent, at such other location in a jurisdiction where all action requested by the Administrative Agent pursuant to Section 12.13 shall have been taken with respect to the Borrower Collateral. The Borrower shall, and shall cause the Servicer to at its own cost and expense, maintain adequate and complete records of the Receivables and the Borrower Collateral, including records of any and all payments received and credits granted and coal products returned with respect thereto and all other dealings therewith. The Borrower shall, and shall cause the Servicer to, by no later than the Closing Date, mark its books and records (including computer records) and credit files pertaining to the Borrower Collateral, and its file cabinets or other storage facilities where it maintains information pertaining thereto, with a legend or other notation clearly indicating that the Transferred Receivables and Related Rights have been transferred to the Borrower, and that the Administrative Agent, for the benefit of the Secured Parties, has a security interest and lien thereon. Upon the occurrence and during the continuance of a Termination Event, the Borrower shall, and shall cause the Servicer to, deliver and turn over any books and records to the Administrative Agent or its representatives at any time on demand of the Administrative Agent as more specifically set forth in Section 7.5(b). The Borrower shall, and shall cause the Servicer to, permit any representative of the Administrative Agent to inspect any books and records and audit and make extracts thereof as more specifically set forth in Section 7.5(b).

(b)        Access.  The Borrower shall, and shall cause the Servicer, the Originator, the Sellers and the Parent to, at its own expense (provided that the Borrower shall only be required to pay for such visits and inspections of the various properties of the Servicer and the Borrower once per calendar year (or twice per calendar year in 2015 or if an Account Control Event has occurred) or, during the continuance of a Termination Event, as frequently as such visits and inspections may occur), during normal business hours, from time to time upon two Business Days’ prior notice, as frequently as the Administrative Agent determines appropriate: (i) provide the Administrative Agent and any of their respective officers, employees and agents access to its properties (excluding mines, but including properties utilized in connection with the collection, processing or servicing of the Receivables), facilities, advisors and employees (including officers) and to the Borrower Collateral, (ii) permit the Administrative Agent and any of their respective officers, employees and agents to inspect, audit and make extracts from its books and records, including all Records, (iii) permit the Administrative Agent and its officers, employees and agents to inspect, review and evaluate the Receivables and the Borrower Collateral and (iv) permit the Administrative Agent and its officers, employees and agents to discuss matters relating to the Receivables or its performance under this Agreement or the other Transaction Documents or its affairs, finances and accounts with any of its officers, directors, employees, representatives or agents (in each case, with those persons having knowledge of such matters) and with its independent certified public accountants; provided, that, in the event of any discussions between the Administrative Agent and officers, directors, employees, representatives or agents or independent certified public accountants, the Administrative Agent shall provide no less than two (2) Business Days’ prior written prior notice of any such discussions to the Borrower and the Servicer, and the Borrower, the Servicer, the Originator, the Sellers and/or the Parent shall have a reasonable opportunity to have representatives present during such discussions. If a Termination Event shall have occurred and be continuing, then the Borrower shall, and shall cause the Servicer to, at its own expense, provide such access at all times without prior notice from the Administrative Agent and provide the Administrative Agent with access to the suppliers and customers of the Sellers and the Servicer. The Borrower shall, and shall cause the Servicer to, deliver any document or instrument necessary for the Administrative Agent, as the Administrative Agent may from time to time request, to obtain records from any service bureau or other Person that maintains records for the Borrower or the Servicer, and, following such request and receipt of response thereto from such service bureau or other Person, shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by the Borrower or the Servicer. Notwithstanding the foregoing provisions, the Administrative Agent hereby acknowledges and agrees that all communication and information requests hereunder shall be subject to requirements of confidentiality to which the Borrower, any Seller or the Servicer (or any Affiliate to which the requested communication or information may pertain) may be bound as determined by the Borrower, such Seller or the Servicer or such Affiliate, as the case may be, in its sole discretion, including requirements imposed by law or contract.

(c)         Communication with Accountants.  The Borrower hereby authorizes (and shall cause the Servicer, the Parent, the Sellers and the Originator to authorize) the Administrative Agent to communicate directly with its and their independent certified public accountants and authorizes and shall instruct those accountants and advisors to disclose and make available to the Administrative Agent any and all financial statements and other supporting financial documents, schedules and information relating to the Borrower, the Servicer, the Parent, the Sellers or the Originator (including copies of any issued management letters) and to discuss matters with respect to its business, financial condition and other affairs; provided, that, in the event of any discussions between the Administrative Agent and such independent certified public accountants, the Administrative Agent shall provide no less than two (2) Business Days’ prior written notice of any such discussions to the Borrower and the Servicer, and the Borrower, the Servicer, the Parent, the Sellers and/or the Originator shall have a reasonable opportunity to have representatives present during such discussions. Notwithstanding the foregoing provisions, all communications with independent certified public accountants hereunder shall be subject to reasonable requirements of confidentiality, including requirements imposed by law or contract.

(d)         Collection of Receivables.

(i)        In connection with the collection of amounts due or to become due to the Borrower under the Receivables, the Borrower Assigned Agreements and any other Borrower Collateral, the Borrower shall, or shall cause the Servicer to, take such action as it may deem necessary or desirable to enforce collection of the Receivables in a manner consistent with the Credit and Collection Policies, and from and after the occurrence and during the continuance of a Termination Event, the Borrower shall, or shall cause the Servicer to, take such action as the Administrative Agent, may deem necessary or desirable to enforce collection of the Receivables, the Borrower Assigned Agreements and the other Borrower Collateral; provided, that if a Termination Event shall have occurred and be continuing, the Administrative Agent may (and shall, at the direction of the Requisite Lenders or the Required Remedies Lenders) enforce collection of any such Receivable or the Borrower Assigned Agreements and adjust, settle or compromise the amount or payment thereof.

(ii)       If an Account Control Event shall have occurred, then (x) the Administrative Agent may (and shall, at the direction of the Requisite Lenders or the Required Remedies Lenders), without prior notice to any Seller, the Borrower, the Parent, the Originator or

the Servicer, exercise its right to take exclusive control of the Lockbox and the Accounts in accordance with the terms of the applicable Lockbox Agreements and/or Collection Account Agreements (in which case, if requested by the Administrative Agent, the Servicer shall be required, pursuant to the Servicing Agreement, to deposit any Collections it then has in its possession or at any time thereafter receives, immediately in the Specified Account or (y) the Borrower shall, at the written direction of the Administrative Agent, instruct each of the Lockbox Processors and/or Collection Account Banks to transfer on a daily basis all Collections on deposit in each Lockbox and/or Account to the Specified Account. If any Termination Event shall have occurred, then the Administrative Agent may notify any Obligor under any Receivable or obligors under the Borrower Assigned Agreements of the pledge of such Receivables or Borrower Assigned Agreements, as the case may be, to the Administrative Agent on behalf of the Secured Parties hereunder and direct that payments of all amounts due or to become due to the Borrower thereunder be made directly to the Lockbox Account or Lockbox or to another account or lockbox designated by the Administrative Agent and, upon such notification and at the sole cost and expense of the Borrower, the Administrative Agent may enforce collection of any such Receivable or the Borrower Assigned Agreements and adjust, settle or compromise the amount or payment thereof. The Administrative Agent shall provide prompt notice to the Borrower and the Servicer of any such notification of pledge or direction of payment to the Obligors under any Receivables.

(e)       Performance of Borrower Assigned Agreements.  The Borrower shall, and shall cause the Servicer, each Originator, the Parent and each Seller to, (i) perform and observe all the terms and provisions of the Borrower Assigned Agreements to be performed or observed by it, maintain the Borrower Assigned Agreements in full force and effect, enforce the Borrower Assigned Agreements in accordance with their terms and take all action as may from time to time be requested by the Administrative Agent in order to accomplish the foregoing, and (ii) upon the request of and as directed by the Administrative Agent, make such demands and requests to any other party to the Borrower Assigned Agreements as are permitted to be made by the Borrower or the Servicer thereunder.

(f)        License for Use of Software.  Unless expressly prohibited by the licensor thereof or any provision of applicable law, if any, the Borrower hereby grants (and shall cause the Servicer to grant) to the Administrative Agent on behalf of the Lenders a limited license or permission, as applicable, to use, without charge and without violating any applicable contract or agreement or applicable law, the Borrower’s and the Servicer’s computer programs, software, printouts and other computer materials, technical knowledge or processes, data bases, materials, or any property of a similar nature, as it pertains to the Borrower Collateral, or any rights to any of the foregoing, only as reasonably required in connection with the collection of the Receivables and the advertising for sale, and selling any of the Borrower Collateral, or exercising of any other remedies hereto, and the Borrower agrees that its rights under all licenses shall inure to the Administrative Agent’s benefit (on behalf of itself and the Secured Parties) for purposes of the license or permission granted herein. Except upon the occurrence and during the continuation of a Termination Event, the Administrative Agent agrees not to use any such license or permission without the prior written consent of the Servicer.

ARTICLE VIII

TERMINATION EVENTS

8.1         Termination Events.  Each of the following shall constitute a “Termination Event”:

(a)       a Funding Excess shall occur and continue for two Business Days;

(b)        the Borrower shall fail to make (i) any payment with respect to the outstanding principal balance of any Advance when due and payable or (ii) any payment of any interest in respect of applicable Advances and Fees, in each case when due and payable, and the same shall remain unremedied for two (2) Business Days or more; or

(c)        (i) the Borrower shall fail or neglect to perform, keep or observe any requirement or covenant set forth in Sections 5.1(b), 5.2(a) or 5.2(b) of this Agreement, (ii) (A) the Borrower shall fail or neglect, to perform, keep or observe any requirement or covenant set forth in Sections 5.1(c), 5.2(c), 5.2(d) or 5.3 of this Agreement or (B) the Parent, Originator or any Seller shall fail or neglect to perform, keep or observe any similar requirement or covenant in any Transaction Document to which it is a party, and in either case the same shall remain unremedied for two (2) Business Days after the date specified for performance of any such requirement or (iii) the Borrower, Parent, the Originator or any Seller shall fail or neglect to perform, keep or observe any other covenant or other provision of any Transaction Documents to which it is a party (other than any provision embodied in or covered by any other clause of this Section 8.1) and the same shall remain unremedied for ten (10) Business Days or more following the earlier to occur of an Authorized Officer of such Person becoming aware of such failure or neglect and such Person’s receipt of written notice thereof;

(d)        (i) a Seller, the Originator, the Borrower, the Servicer or the Parent shall fail to make any payment with respect to any of its Indebtedness which, except with respect to the Borrower, is in an aggregate principal amount in excess of $25,000,000 when due, and the same shall remain unremedied after any applicable grace period with respect thereto; or (ii) a default or breach or other occurrence shall occur under any agreement, document or instrument to which the Originator, a Seller, the Borrower, the Servicer or the Parent is a party or by which it or its property is bound (other than a Transaction Document) which relates to Indebtedness which, except with respect to the Borrower, is in an aggregate principal amount in excess of $25,000,000, and the effect of such default, breach or occurrence is to cause or to permit the holder or holders then to cause such Indebtedness to become or be declared due prior to its stated or scheduled maturity; provided that this subsection (d)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness if such sale or transfer is permitted (and would not result in a breach or default) under the documents providing for such Indebtedness;

(e)        an involuntary case or proceeding shall have been commenced against the Borrower, one or more Sellers that constitute a Significant Seller Group, the Servicer, the Originator or the Parent seeking a decree or order in respect of any such Person under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (i) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any such Person or for any substantial part of such Person’s assets, or (ii) ordering the winding up or liquidation of the affairs of any such Person, and, so long as the Borrower is not a debtor in any such case or proceedings, such case or proceeding continues for sixty (60) days unless dismissed or discharged; provided, however, that such sixty (60) day period shall be deemed expired immediately if (x) a decree or order is entered by a court of competent jurisdiction with respect to a case or proceeding described in this subsection (e) or (y) any of the events described in Section 8.1(f) shall have occurred; or

(f)        the Borrower, the Originator, one or more Sellers that constitute a Significant Seller Group, the Servicer or the Parent shall (i) file a petition seeking relief under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consent or fail to object in a timely and appropriate manner to the institution of any proceedings under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or similar law or to the filing of any petition thereunder or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any such Person or for any substantial part of such

Person’s assets, (iii) make a general assignment for the benefit of creditors, or (iv) take any corporate or limited liability company action in furtherance of any of the foregoing; or

(g)        the Originator, one or more Sellers that constitute a Significant Seller Group, the Borrower, the Parent or the Servicer generally does not pay its debts as such debts become due or admits in writing its inability to, or is generally unable to, pay its debts as such debts become due; or

(h)        a final judgment or judgments for the payment of money in excess of $25,000,000 in the aggregate (net of insurance proceeds) at any time outstanding shall be rendered against the Originator, any Seller, the Servicer or the Parent or any of the Parent’s other subsidiaries and either (i) enforcement proceedings shall have been commenced upon any such judgment or (ii) such judgment or judgments shall not have been discharged or stayed or bonded pending appeal within 30 days after the entry of such judgment or judgments, or if stayed shall not have been discharged prior to the expiration of such stay; or

(i)         a final judgment or judgments for the payment of money shall be rendered against the Borrower; or

(j)         (i) any information contained in any Borrowing Base Certificate, Letter of Credit Application or any Borrowing Request (or any representation or deemed representation made in connection therewith) is untrue or incorrect in any respect (other than, in the case of any such information contained in a Borrowing Base Certificate, any Immaterial Misstatement), or (ii) any representation or warranty of the Originator, any Seller, the Servicer, the Parent or the Borrower herein or in any other Transaction Document or in any written statement, report, financial statement or certificate (other than a Borrowing Base Certificate, Letter of Credit Application or any Borrowing Request) made or delivered by or on behalf of such Seller, Originator, the Servicer, the Parent or the Borrower to any Affected Party hereto or thereto is untrue or incorrect in any material respect as of the date when made or deemed made (it being understood that such materiality threshold shall not be applicable with respect to any clause of any representation or warranty which itself contains a materiality qualification); or

(k)        any Governmental Authority (including the IRS or the PBGC) shall file notice of a Lien (A) with regard to any assets of any Seller, the Originator, the Borrower or the Parent (other than a Lien (i) limited by its terms to assets other than Receivables and (ii) that would not either individually or in the aggregate with any other Liens of any Governmental Authority reasonably be expected to result in a Material Adverse Effect) or (B) with regard to the assets of the Borrower; or

(l)         since December 31, 2013, there shall have occurred any events, circumstances, developments or other changes in facts that, individually or in the aggregate, have had a Material Adverse Effect that is continuing; provided, that, (i) regulatory developments that have been publicly disclosed on or prior to the Closing Date and that affect or could reasonably be expected to affect the coal industry generally and (ii) other events or conditions occurring prior to the Closing Date that are particular to the coal industry (including but not limited to coal pricing) and are generally known to lenders lending to coal industry participants, in each case shall not be taken into account for purposes of determining whether a “Material Adverse Effect” has occurred or is continuing pursuant to clause (a) of the definition thereof; or

(m)       an Event of Servicer Termination shall have occurred; or

(n)        (A) the Borrower shall cease to hold valid and properly perfected title to and sole legal, record and beneficial ownership in any Receivables or any other Borrower Collateral or (B) the Administrative Agent (on behalf of the Secured Parties) shall cease to hold a first priority, perfected security interest in any Receivables or any of the Borrower Collateral (other than with respect to the circumstances described in clause (A) and clause (B) above, (w) as a result of security interests of third parties that have been released but, due to administrative error, have not been terminated of record, (x) as a result of any release of Borrower Collateral expressly permitted by this Agreement, (y) as a result of Liens being contested in good faith as to which the Administrative Agent has been notified in writing and established a reserve satisfactory to the Administrative Agent in its sole and absolute discretion after consultation with the Borrower, or (z) as a result of Liens created pursuant to any Transaction Document) and, in relation to the circumstances described in clause (A) or clause (B) above, with respect to Receivables or other Borrower Collateral comprising 1% or less of the Borrowing Base, such circumstances shall exist and remain unremedied for five (5) Business Days following their occurrence; or

(o)        a Change of Control shall occur; or

(p)        the Borrower shall amend its certificate of formation or limited liability company agreement (other than as permitted by this Agreement); or

(q)        the Receivables Sale Agreement shall for any reason cease to evidence the transfer to the Borrower of the legal and equitable title to, and ownership of, the Receivables; or

(r)         the Sale Agreement shall for any reason cease to evidence the transfer to the Originator of the legal and equitable title to, and ownership of, the Receivables sold thereunder; or

(s)        (i) the Defaulted Receivable Trigger Ratio shall exceed 4.0%; (ii) the Delinquency Trigger Ratio shall exceed 4.0%; (iii) the Dilution Trigger Ratio shall exceed 5.0%; or (iv) the Turnover Days shall exceed 35 days; or

(t)         any material provision of any Transaction Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms (or the Originator, the Servicer, any Seller, the Parent or the Borrower shall challenge the enforceability of any Transaction Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Transaction Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); provided that the expiration or termination of any Letter of Credit by its terms (other than as a result of any default or similar event thereunder) shall not constitute a Termination Event; or

(u)        except as otherwise expressly permitted herein or therein, any Transaction Document shall have been modified, amended or terminated without the prior written consent of the Administrative Agent and, to the extent required hereunder, the applicable Lenders;

(v)        on any day, (i) the Funding Availability Adjusted Amount is less than 15% of the Maximum Revolving Commitment Amount as of such day and such condition continues beyond the next Business Day and (ii), the Fixed Charge Coverage Ratio of the Parent and its Subsidiaries, determined as of the last day of the most recently ended fiscal quarter of the Parent (it being understood that such fiscal quarter and the three prior fiscal quarters shall be the period with respect to which the Fixed Charge Coverage Ratio is determined), shall be less than 1.0x;

(w)       The occurrence of an Account Control Event described in  clause (ii) of the definition thereof;

(x)        the occurrence of any Reportable Event with respect to any Plan, to the extent such occurrence would reasonably be expected to result in a Material Adverse Effect; or

(y)        the Borrower shall have received an Election Notice pursuant to Section 2.1(d) of the Receivables Sale Agreement.

then, and in any such event, the Administrative Agent may, and shall, at the request of the Requisite Lenders, by written notice to the Borrower, declare the Facility Maturity Date to have occurred without demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, that the Facility Maturity Date shall automatically occur upon the occurrence of any of the Termination Events described in Sections 8.1(e) or (f), in each case without demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. Upon the occurrence of the Facility Maturity Date, all Borrower Obligations outstanding (or that become outstanding), if any, shall automatically be and become due and payable in full, without any action to be taken on the part of any Person. In addition, if any Event of Servicer Termination shall have occurred, then, the Administrative Agent may, and shall, at the request of the Requisite Lenders, by delivery of a Servicer Termination Notice to the Borrower and the Servicer, terminate the servicing responsibilities of the Servicer under the Servicing Agreement in accordance with the terms thereof.

ARTICLE IX

REMEDIES

9.1         Actions Upon a Termination Event.  If any Termination Event shall have occurred and be continuing, then, the Administrative Agent may exercise in respect of the Borrower Collateral, in addition to any and all other rights and remedies granted to it hereunder, under any other Transaction Document or any other instrument or agreement securing, evidencing or relating to the Borrower Obligations or otherwise available to it, all of the rights and remedies of a secured party upon default under the UCC (such rights to be cumulative and nonexclusive) and, in addition, may take the following actions:

(a)        The Administrative Agent may, without notice to the Borrower except as required by law and at any time or from time to time (i) charge, offset or otherwise apply amounts payable to the Borrower from the Agent Account or the Accounts against all or any part of the Borrower Obligations and (ii) without limiting the terms of Section 7.5(d), notify any Obligor under any Receivable or obligors under the Borrower Assigned Agreements of the transfer of the Receivables to the Borrower and the assignment of such Receivables or Borrower Assigned Agreements, as the case may be, to the Administrative Agent on behalf of Secured Parties hereunder and direct that payments of all amounts due or to become due to the Borrower thereunder be made directly to the Administrative Agent or any servicer, collection agent or lockbox or other account designated by the Administrative Agent.

(b)        The Administrative Agent may, without notice except as specified below, solicit and accept bids for and sell the Borrower Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or any of the Lenders’ or Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as are commercially reasonable. The Administrative Agent shall have the right to conduct such sales on the Borrower’s premises or elsewhere and shall have the right to use any of the Borrower’s premises without charge for such sales at such time or times as the Administrative Agent deems necessary or advisable. The Borrower agrees that, to the extent notice of sale shall be required by law, ten (10) days’ prior written notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Borrower Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed for such sale, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Every such sale shall operate to divest all right, title, interest, claim and demand whatsoever of the Borrower in and to the Borrower Collateral so sold, and shall be a perpetual bar, both at law and in equity, against the Originator, each Seller the Servicer or any Person claiming any right in the Borrower sold through any Seller, the Originator or the Borrower, and their respective successors or assigns. The Administrative Agent shall deposit the net proceeds of any such sale in the Agent Account and such proceeds shall be applied against all or any part of the Borrower Obligations.

(c)        Upon the completion of any sale under Section 9.1(b), the Borrower shall deliver or cause to be delivered to the purchaser or purchasers at such sale on the date thereof, or within a reasonable time thereafter if it shall be impracticable to make immediate delivery, all of the Borrower Collateral sold on such date, but in any event full title and right of possession to such property shall vest in such purchaser or purchasers upon the completion of such sale. Nevertheless, if so requested by the Administrative Agent or by any such purchaser, the Borrower shall confirm any such sale or transfer by executing and delivering to such purchaser all proper instruments of conveyance and transfer and releases as may be designated in any such request.

(d)        At any sale under Section 9.1(b), any LC Lender, any Lender or the Administrative Agent may bid for and purchase the property offered for sale and, upon compliance with the terms of sale, may hold, retain and dispose of such property without further accountability therefor.

(e)        The Administrative Agent may (but in no event shall be obligated to) exercise, at the sole cost and expense of the Borrower, any and all rights and remedies of the Borrower under or in connection with the Borrower Assigned Agreements or the other Borrower Collateral, including any and all rights of the Borrower to demand or otherwise require payment of any amount under, or performance of any provisions of, the Borrower Assigned Agreements. Without limiting the foregoing, the Administrative Agent shall, upon the occurrence of any Event of Servicer Termination, have the right to terminate the servicing responsibilities of the Servicer as provided in Section 8.1 and name any successor Servicer (including itself) pursuant to Article VIII of the Servicing Agreement.

9.2         [Reserved]

9.3         Exercise of Remedies.

(a)        No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege under this Agreement and no course of dealing between any Seller, the Originator, the Borrower, the Parent or the Servicer, on the one hand, and the Administrative Agent or any Lender, on the other hand, shall operate as a waiver of such right, power or privilege, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies under this Agreement are cumulative, may be exercised singly or concurrently, and are not exclusive of any rights or remedies that the Administrative Agent or any Lender would otherwise have at law or in equity. No notice to or demand on any party hereto shall entitle such party to any other or further notice or demand in similar or other circumstances, or constitute a waiver of the right of the party providing such notice or making such demand to any other or further action in any circumstances without notice or demand.

(b)        Notwithstanding anything to the contrary contained herein or in any other Transaction Document, but subject to the Servicer’s rights and obligations with respect to the servicing of the Receivables under the Servicing Agreement, the authority to enforce rights and remedies hereunder and under the other Transaction Documents against the Borrower, the Servicer or the Borrower Collateral shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with the

Transaction Documents for the benefit of all the Lenders and the LC Lenders; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Transaction Documents, (ii) any LC Lender or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as LC Lender or Swing Line Lender, as applicable) hereunder and under the other Transaction Documents, (iii) any Lender from exercising set-off rights in accordance with Section 11.7 or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding under the Bankruptcy Code or any other applicable debtor relief law; and provided further that if at any time there is no Person acting as Administrative Agent hereunder and under the other Transaction Documents, then (A) the Required Remedies Lenders and/or the Requisite Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to this Article IX and (B) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 11.7, any Lender may, with the consent of the Required Remedies Lenders or the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Required Remedies Lenders or the Requisite Lenders.

9.4         Power of Attorney.  On or before the Closing Date, the Borrower shall execute and deliver a power of attorney substantially in the form attached hereto as Exhibit 9.4 (a “Power of Attorney”). The Power of Attorney is a power coupled with an interest and shall be irrevocable until this Agreement has terminated in accordance with its terms and all of the Borrower Obligations are indefeasibly paid or otherwise satisfied in full. The powers conferred on the Administrative Agent under each Power of Attorney are solely to protect the Liens of the Administrative Agent and the other Secured Parties upon and interests in the Borrower Collateral and shall not impose any duty upon the Administrative Agent to exercise any such powers. The Administrative Agent shall not be accountable for any amount other than amounts that it actually receives as a result of the exercise of such powers and none of the Administrative Agent’s officers, directors, employees, agents or representatives shall be responsible to the Parent, the Borrower, the Originator, any Seller, the Servicer or any other Person for any act or failure to act, except to the extent of damages attributable to their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Notwithstanding any other provision herein or in any other Transaction Document to the contrary, the Administrative Agent shall not exercise any powers pursuant to any Power of Attorney unless a Termination Event shall have occurred and be continuing.

9.5         Continuing Security Interest.  This Agreement shall create a continuing Lien in the Borrower Collateral until the date such security interest is released by Administrative Agent and the Lenders and the LC Lenders.

9.6         Lockbox Direction.  In the event any Lockbox Control Agreement has been terminated and the Lockbox Bank thereunder is directing mail received at the Lockbox that was the subject of such Lockbox Control Agreement to an address specified by the Administrative Agent, the Administrative Agent shall, within one Business Day of the first date on which no Borrower Obligations are outstanding, direct the Lockbox Bank to send all such mail to the Borrower’s address.

ARTICLE X

INDEMNIFICATION

10.1       Indemnities by the Borrower.

(a)        Without limiting any other rights that the LC Lenders, the Lenders or the Administrative Agent or any of their respective officers, directors, employees, attorneys, agents,

representatives, permitted transferees, successors or permitted assigns (each, an “Indemnified Person”) may have hereunder or under applicable law, the Borrower hereby agrees to indemnify and hold harmless each Indemnified Person from and against any and all Indemnified Amounts that may be claimed or asserted against or incurred by any such Indemnified Person in connection with or arising out of the transactions contemplated under this Agreement or under any other Transaction Document or any actions or failures to act in connection therewith, including any and any and all reasonable and documented legal costs and out-of-pocket expenses arising out of or incurred in connection with disputes between or among any parties to any of the Transaction Documents; provided, that the Borrower shall not be liable for any indemnification to an Indemnified Person to the extent that any such Indemnified Amount results from such Indemnified Person’s gross negligence or willful misconduct, in each case as finally determined by a court of competent jurisdiction. Subject to the proviso in the immediately preceding sentence, but without limiting the generality of the foregoing, the Borrower shall pay in accordance with subsection (b) below to each Indemnified Person any and all Indemnified Amounts relating to or resulting from:

(i)         reliance on any representation or warranty made or deemed made by the Borrower (or any of its officers) under or in connection with this Agreement or any other Transaction Document (without regard to any qualifications concerning the occurrence or non-occurrence of a Material Adverse Effect or similar concepts of materiality) or on any other information delivered by the Borrower pursuant hereto or thereto that shall have been incorrect when made or deemed made or delivered;

(ii)        the failure by the Borrower to comply with any term, provision or covenant that it is obligated to comply with contained in this Agreement, any other Transaction Document or any agreement executed in connection herewith or therewith (without regard to any qualifications concerning the occurrence or non-occurrence of a Material Adverse Effect or similar concepts of materiality), any applicable law, rule or regulation with respect to any Receivable or the Contract therefor, or the nonconformity of any Receivable or the Contract therefor with any such applicable law, rule or regulation;

(iii)       any action taken by the Administrative Agent as attorney-in-fact for any Seller, any Seller, the Borrower or the Originator pursuant to this Agreement or any other Transaction Document under which it has the right to act in such capacity;

(iv)       (1) the failure to vest and maintain vested in the Borrower valid and properly perfected title to and sole record and beneficial ownership of the Receivables that constitute Receivables, together with all Collections in respect thereof and all other Borrower Collateral, free and clear of any Adverse Claim other than Permitted Encumbrances and (2) the failure to maintain or grant to the Administrative Agent, for the benefit of itself and the Secured Parties, a first priority, perfected Lien in any portion of the Borrower Collateral;

(v)        any dispute, claim, offset or defense of any Obligor (other than its discharge in bankruptcy) to the payment of any Receivable (including a defense based on any Dilution Factor or on such Receivable or the Contract therefor not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the coal products or services giving rise to such Receivable or the furnishing of or failure to furnish coal products or services or relating to collection activities with respect to such Receivable (if such collection activities were performed by any of its Affiliates acting as Servicer);

(vi)       any commingling of funds which constitute Borrower Collateral with any other funds of any other Person;

(vii)      the failure to have filed, or any delay in filing, financing statements (including fixture filings and as extracted collateral filings) or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables that are, or purporting to be, part of the Borrower Collateral, to the extent such filing is necessary to maintain the perfection and priority of the interests of the Administrative Agent, for the benefit of the Secured Parties, in the Receivables;

(viii)     any products liability claim or other claim arising out of or in connection with coal products or services that is the subject of any Contract with respect to any Receivable;

(ix)       any investigation, litigation or proceeding related to this Agreement or any other Transaction Document or the ownership of Receivables or Collections with respect thereto or any other investigation, litigation or proceeding relating to the Parent, the Originator, the Borrower, the Servicer or any Seller including any Indemnified Person becomes involved as a result of any of the transactions contemplated hereby or by any other Transaction Document;

(x)        any failure of (x) a Lockbox Processor to comply with the terms of the applicable Lockbox Control Agreement, or (y) the Collection Account Bank to comply with the terms of the Collection Account Agreement;

(xi)       any Termination Event described in Section 8.1(d) or (e) relating to the Borrower;

(xii)      any failure of the Borrower to give reasonably equivalent value to the Originator under the Receivables Sale Agreement in consideration of the transfer by such Originator of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;

(xiii)     any failure of the Originator to give reasonably equivalent value to any Seller under the Sale Agreement in consideration of the transfer by such Seller of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;

(xiv)     any action or omission by Borrower, any Seller, the Originator or the Servicer which reduces or impairs the rights of the Administrative Agent or the Secured Parties with respect to any Receivable or the value of any such Receivable;

(xv)      the use of, use of proceeds of any Advance or the issuance of any Letter of Credit or any litigation, investigation or proceeding relating to this Agreement or the ownership of interests in the Receivables;

(xvi)     any attempt by any Person to void any Advance, Borrowing or the Lien granted, or any other interest created, hereunder under statutory provisions or common law or equitable action;

(xvii)    any environmental liability claim, products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort, arising out of or in connection with any Receivable or any other suit, claim or action of whatever sort relating to any of the Transaction Documents;

(xviii)  any and all claims for brokerage commissions, fees and other compensation made against the Administrative Agent, any Lender or any LC Lender by any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of the Borrower or any of its Affiliates in connection with the transactions contemplated by this Credit Agreement; or

(xix)    any withholding or deduction with respect to taxes (other than Indemnified Taxes, Other Taxes or Excluded Taxes relating to payments on Advances which are expressly indemnified or excluded from indemnity under, and are governed exclusively by the provisions of Section 2.10) or Charge imposed upon any payments with respect to any Receivable, any Borrower Assigned Agreement or any other Borrower Collateral.

(xx)     Any Indemnified Amounts subject to the indemnification provisions of this Section 10.1 not paid in accordance with Section 2.8 shall be paid by the Borrower to the Indemnified Person entitled thereto within five Business Days following demand therefor.

(xxi)    In addition to other amounts payable hereunder, the Borrower hereby agrees to protect, indemnify, pay and save harmless the Administrative Agent, each LC Lender, each Lender and any of such LC Lender’s Affiliates that have issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes (other than Indemnified Taxes, Other Taxes or Excluded Taxes relating to payments made on Advances hereunder which are expressly indemnified or excluded from indemnity under, and are governed exclusively by the provisions of Section 2.10), penalties, interest, judgments, losses, costs, charges and expenses (including reasonable and documented fees and out-of-pocket costs of counsel) which the Administrative Agent, any LC Lender, any Lender or any of their respective Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (a) the gross negligence or willful misconduct of the party to be indemnified as determined by a final judgment of a court of competent jurisdiction or (b) the wrongful dishonor by the applicable LC Lender of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority.

10.2    If and to the extent the Administrative Agent, any Lender or any LC Lender shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any proceeding of the type described in Section 8.1(e) and (f)) any amount received by it hereunder, such amount shall be deemed not to have been so received by such Person but rather to have been retained by the Borrower and, accordingly, such Person shall have a claim against the Borrower for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

ARTICLE XI

ADMINISTRATIVE AGENT

11.1    Authorization and Action.  The Administrative Agent may take such action and carry out such functions under this Agreement as are authorized to be performed by it pursuant to the terms of this Agreement, any other Transaction Document or otherwise contemplated hereby or thereby or are reasonably incidental thereto; provided, that the duties of the Administrative Agent set forth in this Agreement shall be determined solely by the express provisions of this Agreement, and, other than the duties set forth in Section 11.2, any permissive right of the Administrative Agent hereunder shall not be construed as a duty.

11.2    Reliance.  None of the Administrative Agent, any of its Affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or the other Transaction Documents, except for damages solely caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Without limiting the generality of the foregoing, and notwithstanding any term or provision hereof to the contrary, the Borrower, each LC Lender and each Lender hereby acknowledge and agree that the Administrative Agent as such (a) has no duties or obligations other than as set forth expressly herein, and has no fiduciary obligations to any person, (b) acts as a representative hereunder for the Lenders and the LC Lenders and has no duties or obligations to, shall incur no liabilities or obligations to, and does not act as an agent in any capacity for, the Borrower (other than, with respect to the Administrative Agent, under the Power of Attorney with respect to remedial actions) or any other Person, (c) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts, (d) makes no representation or warranty hereunder to any Affected Party and shall not be responsible to any such Person for any statements, representations or warranties made in or in connection with this Agreement or the other Transaction Documents, (e) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Transaction Documents on the part of the Borrower, the Servicer, the Originator, any Seller, the Parent, any LC Lender or any Lender, or to inspect the property (including the books and records) of the Borrower, the Servicer, the Originator, any Seller, the Parent, any LC Lender or any Lender, (f) shall not be responsible to the Borrower, the Servicer, the Parent, any LC Lender, any Seller any Lender or any other Person for the due execution (other than its own due execution), legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto, (g) shall incur no liability under or in respect of this Agreement or the other Transaction Documents by acting upon any notice, consent, certificate or other instrument or writing believed by it to be genuine and signed, sent or communicated by the proper party or parties and (h) shall not be bound to make any investigation into the facts or matters stated in any notice or other communication hereunder and may conclusively rely on the accuracy of such facts or matters.

11.3    GE Capital and Affiliates.  GE Capital and its Affiliates may generally engage in any kind of business with the Originator, any Obligor, the Parent, the Sellers, the Borrower, the Servicer, the LC Lenders, any Lender, any of their respective Affiliates and any Person who may do business with or own securities of such Persons or any of their respective Affiliates, all as if GE Capital were not the Administrative Agent and without the duty to account therefor to the Originator, any Obligor, the Parent, any Seller, the Borrower, the Servicer, the LC Lenders, any Lender or any other Person.

11.4    Lender and LC Lender Credit Decision.    Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any LC Lender, and based upon such documents and information as it has deemed appropriate, made its own credit and financial analysis of the Borrower and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any LC Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each LC Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any Lender, and based upon such documents and information as it has deemed appropriate, made its own credit and financial analysis of the Borrower and its own decision to enter into this Agreement. Each LC Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

11.5    Indemnification.  Each of the Lenders and each of the LC Lenders severally agrees to indemnify the Administrative Agent and its Indemnified Persons (to the extent not reimbursed by the Borrower and without limiting the obligations of the Borrower hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by the Administrative Agent or such Indemnified Person in connection herewith or therewith; provided, however, that no Lender or LC Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Without limiting the foregoing, each Lender and each LC Lender agrees to reimburse the Administrative Agent and its Indemnified Persons promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent or such Indemnified Person in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Transaction Document, to the extent that the Administrative Agent or such Indemnified Person is not reimbursed for such expenses by the Borrower.

11.6    Successor Administrative Agent.  The Administrative Agent may resign at any time by giving not less than thirty (30) days’ prior written notice thereof to each of the Lenders, the LC Lenders and the Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the resigning Administrative Agent’s giving notice of resignation as set forth above, then the resigning Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution which commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof which has a long term debt rating from S&P of “A” or better and Moody’s of “A3” or better and has a combined capital and surplus of at least $300,000,000. If no successor Administrative Agent has been appointed pursuant to the foregoing, by the 30th day after the date such notice of resignation was given by the resigning Administrative Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of the Administrative Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent as provided above. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent. Upon the earlier of the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent or the effective date of the resigning Administrative Agent’s resignation, the resigning Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Transaction Documents, except that any indemnity rights or other rights in favor of such resigning Administrative Agent shall continue. After any resigning Administrative Agent’s resignation hereunder, the provisions of this Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement and the other Transaction Documents.

11.7    Set-off and Sharing of Payments.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Termination Event, each Lender and each holder of any Note is hereby authorized at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived (but subject to Section 2.3(b)(i)), to set off and to appropriate and to apply any and all balances held by it at any of its offices for the account of the Borrower (regardless of whether such balances are then due to the Borrower) and any other properties or assets any time held or owing by that Lender or that holder to or for the credit or for the account of the Borrower against and on account of any of the Borrower Obligations which are not paid when due. Any Lender or holder of any Note exercising a right to set off or otherwise receiving any payment on account of the Borrower Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Borrower Obligations as would be necessary to cause such Lender to share the amount so set off or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares. Each Lender’s rights and obligations pursuant to this Section 11.7 are in addition to and not in limitation of its obligations to purchase a participation equal to its Pro Rata Share of the Swing Line Advance pursuant to Section 2.1(e) and make a Revolving Credit Advance pursuant to Section 2.19(c) and Section 2.6(c). The Borrower agrees, to the fullest extent permitted by law, that (a) any Lender or holder may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Borrower Obligations and may sell participations in such amount so set off to other Lenders and holders and (b) any Lender or holders so purchasing a participation in the Advances made or other Borrower Obligations held by other Lenders or holders may exercise all rights of set off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Advances and the other Borrower Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the set-off amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of set-off, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

ARTICLE XII

MISCELLANEOUS

12.1    Notices.  Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by email or facsimile (with such email or facsimile promptly confirmed by delivery of a copy by overnight mail be a reputable overnight courier), (c) one Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number set forth on Schedule 12.1 hereto (or on any Assignment Agreement) or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Notwithstanding the foregoing, whenever it is provided herein that a notice is to be given to any other party hereto on or prior to a specific date and/or time, such notice shall only be effective if actually received by such party on or prior to such date and prior to such time, as applicable, and if such notice is received after such date or time or on a day other than a Business Day, such notice shall only be effective on the immediately succeeding Business Day. For the avoidance of doubt, each of the Administrative Agent and the Borrower may, in their discretion, agree to accept notices and other communications hereunder from the other party by electronic communications pursuant to procedures mutually approved by them; provided, further, that approval of such procedures may be limited to particular notices or communications.

12.2       Binding Effect; Assignability.

(a)        This Agreement shall be binding upon and inure to the benefit of the Borrower, each LC Lender, each Lender and the Administrative Agent and their respective successors and permitted assigns. The Borrower may not assign, transfer, hypothecate or otherwise convey any of its rights or obligations hereunder or interests herein without the express prior written consent of the Requisite Lenders and the Administrative Agent. Any such purported assignment, transfer, hypothecation or other conveyance by the Borrower without the prior express written consent of the Requisite Lenders and the Administrative Agent shall be void.

(b)        Any pledge or assignment by a Lender of any portion of its rights and obligations hereunder shall (i) in the case of an assignment, require the execution of an assignment agreement (an “Assignment Agreement”) substantially in the form attached hereto as Exhibit 12.2(b), or otherwise in form and substance satisfactory to the Administrative Agent, acknowledged by the Administrative Agent, (ii) require the consent of (X) the Administrative Agent and each LC Lender (other than in the case of a pledge, provided that neither the pledge by a Lender nor the loss of such Lender’s interest hereunder as a result of the exercise of a remedy under the pledge shall relieve or release such Lender from any of its obligations under this Agreement) and (Y) unless a Termination Event is continuing, the Borrower (which consent shall not be unreasonably withheld or delayed); provided, that assignments effected in accordance with subsection (c) below shall not be subject to the consent of the Borrower; (iii) if a partial assignment, be in an amount at least equal to $10,000,000 and, after giving effect to any such partial assignment, the assigning Lender shall have retained a Revolving Commitment in an amount at least equal to $10,000,000 and must constitute an assignment of an equal percentage of such assigning Lender’s Revolving Commitment, LC Participation Amount and Revolving Credit Advances, in each case at the time of such assignment; (iv) require the delivery to the Administrative Agent and the Borrower by the assignee of any forms, certificates or other evidence described in Section 2.10; (v) other than in the case of an assignment by a Lender to one of its Affiliates, include a payment to the Administrative Agent by the assignor or assignee Lender of an assignment fee of $3,500; and (vi) in the case of any pledge or assignment by a Non-Funding Lender (including any Affiliate thereof) shall require the prior written consent of the Administrative Agent. In the case of an assignment by a Lender under this Section 12.2, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were a Lender hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Revolving Commitment or assigned portion thereof from and after the date of such assignment. The Borrower hereby acknowledges and agrees that any assignment made in accordance with this Section 12.2(b) will give rise to a direct obligation of the Borrower to the assignee and that the assignee shall thereupon be a “Lender” for all purposes. In all instances, each Lender’s obligation to make Revolving Credit Advances hereunder shall be several and not joint and shall be limited to such Lender’s Pro Rata Share of the Revolving Commitment. In the event any Lender assigns or otherwise transfers all or any part of a Note, the Borrower shall, upon the request of such Lender, execute one or more new Notes in exchange for the Notes being assigned. Notwithstanding the foregoing provisions of this Section 12.2(b), any Lender may at any time pledge or assign all or any portion of such Lender’s rights under this Agreement and the other Transaction Documents to any Federal Reserve Bank or to any holder or trustee of such Lender’s securities; provided, however, that no such pledge or assignment to any Federal Reserve Bank, holder or trustee shall release such Lender from such Lender’s obligations hereunder or under any other Transaction Document and no such holder or trustee shall be entitled to enforce any rights of such

Lender hereunder unless such holder or trustee becomes a Lender hereunder through execution of an Assignment Agreement as set forth above.

(c)        In addition to the foregoing right, any Lender may, without consent from the Borrower or the Administrative Agent, but with notice to the Administrative Agent and (unless a Termination Event has occurred and is continuing) the Borrower and the Servicer, (x) grant to an SPV the option to make all or any part of any Advance that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Advances pursuant thereto shall satisfy the obligation of such Lender to make such Advances hereunder); (y) assign to an SPV all or a portion of its rights (but not its obligations) under the Transaction Documents, including a sale of any Advances or other Borrower Obligations hereunder and such Lender’s right to receive payment with respect to any such Borrower Obligation and (z) sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Transaction Documents, including all its rights and obligations with respect to the Advances (it being acknowledged and agreed that, as a condition to the effectiveness of any such sale, the applicable participant shall be required to deliver to the Administrative Agent and the Borrower any forms, certificates or other evidence described in Section 2.10); provided, however, that (w) no such grant, sale or assignment shall relieve the Lender of any of its obligations under this Agreement, (x) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Advances hereunder, and none shall be liable to any Person for any obligations of such Lender hereunder (it being understood that nothing in this Section 12.2(c) shall limit any rights such Lender may have as against such SPV or participant under the terms of the applicable option, sale or participation agreement between or among such parties); and (y) no such SPV or holder of any such participation shall be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Advance in which such holder participates, (ii) any extension of any scheduled payment of the principal amount of any Advance in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Borrower Collateral (other than in accordance with the terms of this Agreement or the other Transaction Documents). Solely for purposes of Sections 2.8, 2.9, 2.11, 2.15 and 10.1, Borrower acknowledges and agrees that each such sale or participation shall give rise to a direct obligation of the Borrower to the participant or SPV and each such participant or SPV shall be considered to be a “Lender” for purposes of such sections; provided, however, that each of the participant and SPV, as applicable, provides the Borrower the appropriate IRS withholding tax forms prior to the receipt of any payment hereunder claiming a full exemption from U.S. withholding tax; and provided, further, that no participant or SPV shall be entitled to receive any greater payment under Sections 2.8, 2.9, 2.11, 2.15 or 10.1 than the applicable Lender would have been entitled to receive if the sale or assignment to such participant or SPV had never occurred. Except as set forth in the preceding sentence, such Lender’s rights and obligations, and the rights and obligations of the other Lenders and the Administrative Agent and the Borrower towards such Lender under any Transaction Document shall remain unchanged and none of the Borrower, the Administrative Agent or any Lender (other than the Lender selling a participation or assignment to an SPV) shall have any duty to any participant or SPV and may continue to deal solely with the assigning or selling Lender as if no such assignment or sale had occurred. Each Lender that sells a participation, acting solely for this purpose as an agent of the Borrower, shall maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Advances or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Advance, LC Participation, Swing Line Participation, Letter of Credit or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Advance, LC Participation, Swing Line Participation, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, and such Lender, the

Borrower and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(d)        Except as expressly provided in this Section 12.2, no Lender shall, as between the Borrower and that Lender, or between the Administrative Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Advances, the LC Participation Amount, the Notes or other Borrower Obligations owed to such Lender.

(e)        The Borrower shall assist any Lender permitted to sell assignments or participations under this Section 12.2 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be reasonably requested and the participation of management in meetings with potential assignees or participants. The Borrower shall, if the Administrative Agent so requests in connection with an initial syndication of the Revolving Commitments hereunder, assist in the preparation of informational materials for such syndication.

(f)        A Lender may furnish any information concerning the Borrower, any Seller, the Servicer, the Parent, the Originator and/or the Receivables in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants). Each Lender shall obtain from all prospective and actual assignees or participants confidentiality covenants substantially equivalent to those contained in Section 12.5.

12.3       Termination; Survival of Borrower Obligations Upon Facility Maturity Date.

(a)        This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Termination Date.

(b)        Except as otherwise expressly provided herein or in any other Transaction Document, no termination or cancellation (regardless of cause or procedure) of any commitment made by any Affected Party under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Borrower or the rights of any Affected Party relating to any unpaid portion of the Borrower Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Facility Maturity Date. Except as otherwise expressly provided herein or in any other Transaction Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Borrower and all rights of any Affected Party hereunder, all as contained in the Transaction Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the rights and remedies provided for herein with respect to any breach of any representation or warranty made by the Borrower pursuant to Article IV, the indemnification and payment provisions of Article X and Sections 11.5 and 12.4 shall be continuing and shall survive the Termination Date.

12.4       Costs and Expenses.    The Borrower shall reimburse the Administrative Agent for all reasonable out-of-pocket expenses incurred in connection with the negotiation and preparation of this Agreement and the other Transaction Documents (including the reasonable and documented fees and expenses of all of its special counsel, advisors, consultants and auditors retained in connection with the transactions contemplated thereby and advice in connection therewith). The Borrower shall reimburse each Lender and the Administrative Agent for all reasonable fees, costs and expenses, including the reasonable fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers) for advice, assistance, or other representation in connection with:

(a)        the forwarding to the Borrower or any other Person on behalf of the Borrower by any Lender of any proceeds of Advances made by such Lender hereunder;

(b)        any amendment, modification or waiver (whether or not consummated) of, consent with respect to, or termination of this Agreement or any of the other Transaction Documents or advice in connection with the administration hereof or thereof or their respective rights hereunder or thereunder;

(c)        any Litigation, proceeding, contest, case, action or dispute (whether instituted by the Borrower, any Lender, the Administrative Agent or any other Person as a party, witness, or otherwise) in any way relating to the Borrower Collateral, any of the Transaction Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any Litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against the Borrower, the Servicer or any other Person that may be obligated to any Lender or the Administrative Agent by virtue of the Transaction Documents, including any such Litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the transactions contemplated hereby during the pendency of one or more Termination Events;

(d)        any attempt to enforce any remedies of a Lender or the Administrative Agent (including any remedies that such person may have as a result of a pledge or assignment to such person by the Borrower pursuant to this Agreement) against the Borrower, any Seller, the Originator, the Parent, the Servicer or any other Person that may be obligated to them by virtue of any of the Transaction Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the transactions contemplated hereby during the pendency of one or more Termination Events;

(e)        any work-out or restructuring of the transactions contemplated hereby during the pendency of one or more Termination Events or Incipient Termination Events; and

(f)        efforts to (A) monitor the Advances or any of the Borrower Obligations, (B) evaluate, observe or assess the Originator, the Sellers, the Parent, the Borrower or the Servicer or their respective affairs, and (C) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Borrower Collateral;

including all reasonable attorneys’ and other professional and service providers’ fees arising from such services, including those in connection with any appellate proceedings, and all reasonable expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 12.4, all of which shall be payable within five (5) Business Days of receipt from the applicable Lender or Administrative Agent of written demand therefor (which written demand shall set forth in reasonable detail the basis of such demand), by the Borrower to the applicable Lender or the Administrative Agent, as applicable. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or facsimile charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

In addition, the Borrower shall pay on demand any and all Other Taxes that are stamp, sales, excise and other similar payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement or any other Transaction Document, and the Borrower agrees to indemnify and save each Indemnified Person harmless from and against any and all liabilities with respect to or resulting from any delay or failure to pay such Other Taxes.

12.5       Confidentiality.  Except to the extent otherwise required by applicable laws or regulations or by any subpoena or similar process or as required to be filed publicly with the Securities and Exchange Commission, or unless the Administrative Agent shall otherwise consent in writing, the Borrower agrees to maintain the confidentiality of this Agreement (and all drafts hereof and documents ancillary hereto), in its communications with third parties other than any Affected Party or any Indemnified Person and otherwise not to disclose, deliver or otherwise make available to any third party (other than its directors, officers, employees, accountants or counsel and any director, officer, employee, accountant or counsel of any member of the Parent Group) the original or any copy of all or any part of this Agreement (or any draft hereof and documents ancillary hereto) except (1) to an Affected Party or an Indemnified Person, (2) to any Governmental Authority, (3) to the extent required in connection with the exercise of any remedies hereunder or the enforcement of rights hereunder or thereunder, or (4) to the extent this Agreement or such draft or document becomes publicly available other than as a result of a breach of this Section by the Borrower or any Affiliate thereof.

(a)        The Borrower agrees that it shall not (and shall not permit any of its Affiliates to) issue any news release or make any public announcement pertaining to the transactions contemplated by this Agreement and the other Transaction Documents without the prior written consent of the Administrative Agent and any Lender specifically referenced therein (which consent shall not be unreasonably withheld or delayed) unless such news release or public announcement is required by law, rule, regulation or listing standard applicable to the Borrower or its Affiliates, in which case the Borrower shall consult with the Administrative Agent and any Lenders specifically referenced therein prior to the issuance of such news release or public announcement. The Borrower may, however, disclose the general terms of the transactions contemplated by this Agreement and the other Transaction Documents to trade creditors, suppliers, nationally recognized statistical rating agencies then rating a member of the Parent Group and other similarly-situated Persons so long as such disclosure is not in the form of a news release or public announcement.

(b)        The Administrative Agent, each LC Lender and each Lender agrees to maintain the confidentiality of the Information (as defined below), and will not use such confidential Information for any purpose or in any matter except in connection with this Agreement, except that Information may be disclosed (1) to (i) each Affected Party (ii) its and each Affected Party’s and their respective Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and to not disclose or use such Information in violation of Regulation FD (17 C.F.R. § 243.100-243.103)) and (iii) industry trade organizations for inclusion in league table measurements, (2) any regulatory authority (it being understood that it will to the extent reasonably practicable provide the Borrower with an opportunity to request confidential treatment from such regulatory authority), (3) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (4) to any other party to this Agreement, (5) to the extent required in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Transaction Document or the enforcement of rights hereunder or thereunder, (6) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of (or participant in), or any prospective assignee of (or participant in), any of its rights or obligations under this Agreement, (7) with the prior written consent of the Borrower (not to be unreasonably withheld) or (8) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or any other confidentiality agreement to which it is party with the Borrower or the Parent or any subsidiary thereof or (ii) becomes available to the Administrative Agent, or any Lender on a nonconfidential basis. For the purposes of this Section, “Information” means all information received from the Originator, the Borrower the Servicer, any Seller, the Parent or any subsidiary thereof, or otherwise obtained pursuant to actions contemplated by this Agreement (including without limitation pursuant to Section 7.5), in each case to the extent relating to the Originator, any Seller, Borrower, the Servicer, the Parent or any subsidiary thereof or their businesses, or any Obligor, other than any such information that is available to the Administrative Agent or any Secured Party on a nonconfidential basis prior to such disclosure. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

12.6       Complete Agreement; Modification of Agreement.    This Agreement and the other Transaction Documents constitute the complete agreement among the parties hereto with respect to the subject matter hereof and thereof, supersede all prior agreements and understandings relating to the subject matter hereof and thereof, and may not be modified, altered or amended except as set forth in Section 12.7.

12.7       Amendments and Waivers.

(a)        No amendment, modification, termination or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent and (unless the Administrative Agent is permitted by the terms hereof or thereof to take or effectuate such action on its own) the Requisite Lenders or, to the extent required under subsection (b) below, by all Lenders directly affected thereby. In addition, if any amendment, modification or waiver of the terms hereof would (in the reasonable determination of the Administrative Agent) materially adversely affect any LC Lender, the written consent of such LC Lender shall be required prior to the effectiveness of such amendment, modification or waiver. Except as set forth in subsection (b) below, all amendments, modifications, terminations or waivers requiring the consent of any Lenders without specifying the required percentage of Lenders shall require the written consent of the Requisite Lenders.

(b)        (i)  No amendment, modification, termination or waiver of this Agreement or any Note shall, unless in writing and signed by each Lender directly affected thereby, do any of the following: (1) increase the principal amount of any Lender’s Revolving Commitment or LC Participation Amount; (2) reduce the principal of, rate of interest on or Fees payable with respect to any Advance made by any affected Lender; (3) extend any scheduled payment date or final maturity date of the principal amount of any Advance of any affected Lender; (4) waive, forgive, defer, extend or postpone any payment of interest or Fees (other than any fees contemplated by Section 2.11(f) hereof) as to any affected Lender; (5) change the percentage of the Maximum Revolving Commitment Amount or of the aggregate Outstanding Principal Amount which shall be required for Lenders or any of them to take any action hereunder; (6) release all or a substantial portion of the Borrower Collateral (other than in accordance with the terms hereof (including, without limitation, Section 2.4 hereof)); (7) change the definition of the term “Borrowing Base” or any defined terms that comprise and/or affect such term including, without limitation, the defined terms “Eligible Receivable” and “Dynamic Advance Rate” and the defined terms materially affecting calculation of such defined terms; (8) change the definition of the term “Required Remedies Lenders”, (9) amend or waive this Section 12.7 or the definition of the term “Requisite Lenders” insofar as such definition affects the substance of this Section 12.7 or (10) amend or modify any Termination Event. Furthermore, no amendment, modification, termination or waiver shall be effective to the extent that it affects the rights or duties of the Administrative Agent under this Agreement or any other Transaction Document unless in writing and signed by the Administrative Agent.

(ii)        Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for the Administrative Agent to take additional Borrower Collateral pursuant to any Transaction Document. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of such Note. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 12.7 shall be binding upon each holder of a Note at the time outstanding and each future holder of a Note.

(c)         Upon indefeasible payment in full in cash and performance of all of the Borrower Obligations (other than indemnification obligations under Section 10.1), termination of the Maximum Revolving Commitment Amount and a release of all claims against the Administrative Agent and Lenders, and so long as no suits, actions, proceedings or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Amounts, the Administrative Agent shall deliver to the Borrower termination statements and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Borrower Obligations.

12.8       No Waiver; Remedies.  The failure by any Lender, any LC Lender or the Administrative Agent, at any time or times, to require strict performance by the Borrower or the Servicer of any provision of this Agreement or any other Transaction Document shall not waive, affect or diminish any right of any Lender, any LC Lender or the Administrative Agent thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of any breach or default hereunder shall not suspend, waive or affect any other breach or default whether the same is prior or subsequent thereto and whether the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of the Borrower or the Servicer contained in this Agreement or any other Transaction Document, and no breach or default by the Borrower or the Servicer hereunder or thereunder, shall be deemed to have been suspended or waived by any Lender or the Administrative Agent unless such waiver or suspension is by an instrument in writing signed by an officer of or other duly authorized signatory of the applicable Lenders and the Administrative Agent and directed to the Borrower or the Servicer, as applicable, specifying such suspension or waiver. The rights and remedies of the Lenders and the Administrative Agent under this Agreement and the other Transaction Documents shall be cumulative and nonexclusive of any other rights and remedies that the Lenders and the Administrative Agent may have hereunder, thereunder, under any other agreement, by operation of law or otherwise. Recourse to the Borrower Collateral shall not be required.

12.9       Amendments Affecting Swing Line Lender.    In the event that any amendment, modification or waiver of the terms hereof would (in the reasonable determination of the Administrative Agent) materially adversely affect the Swing Line Lender, the written consent of the Swing Line Lender shall be required prior to the effectiveness of such amendment, modification or waiver.

12.10     GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.

(i)        THIS AGREEMENT AND EACH OTHER TRANSACTION DOCUMENT (EXCEPT TO THE EXTENT THAT ANY TRANSACTION DOCUMENT EXPRESSLY PROVIDES TO THE CONTRARY) AND THE OBLIGATIONS ARISING

HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATION WITH RESPECT TO POST-JUDGMENT INTEREST), BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

(ii)        EACH PARTY HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THEM PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT; PROVIDED, THAT EACH PARTY HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE BOROUGH OF MANHATTAN IN NEW YORK CITY; PROVIDED, FURTHER THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE ANY LENDER OR THE ADMINISTRATIVE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE BORROWER COLLATERAL OR ANY OTHER SECURITY FOR THE BORROWER OBLIGATIONS, OR PRECLUDE ANY PARTY HERETO TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF SUCH PARTY. EACH PARTY HERETO SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT THE ADDRESS PROVIDED FOR IN SECTION 12.1 HEREOF AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY’S ACTUAL RECEIPT THEREOF OR THREE DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(iii)     BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL

RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

12.11     Counterparts.  This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement. Delivery of an executed counterpart of this Agreement by facsimile or electronic mail shall be deemed as effective as delivery of an originally executed counterpart.

12.12     Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.13     Section Titles.  The section, titles and table of contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

12.14     Further Assurances.

(a)        The Borrower shall, or shall cause the Servicer to, at its sole cost and expense, upon request of any of the Lenders or the Administrative Agent, promptly and duly execute and deliver any and all further instruments and documents and take such further action that may be necessary or desirable or that any of the Lenders or the Administrative Agent may request to (i) perfect, protect, preserve, continue and maintain fully the Liens granted to the Administrative Agent for the benefit of itself and the Secured Parties under this Agreement, (ii) enable the Lenders or the Administrative Agent to exercise and enforce its rights under this Agreement or any of the other Transaction Documents or (iii) otherwise carry out more effectively the provisions and purposes of this Agreement or any other Transaction Document. Without limiting the generality of the foregoing, the Borrower shall, upon request of any of the Lenders or the Administrative Agent, (A) execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices that may be necessary or desirable or that any of the Lenders or the Administrative Agent may request to perfect, protect and preserve the Liens granted pursuant to this Agreement, free and clear of all Adverse Claims (other than Permitted Encumbrances), (B) mark, or cause the Servicer to mark, each Contract evidencing each Receivable with a legend or other notation evidencing that the Borrower has purchased such Receivables and that the Administrative Agent, for the benefit of the Secured Parties, has a security interest in and lien thereon, (C) mark, or cause the Servicer to mark, its master data processing records evidencing such Receivables with such a legend or other notation and (D) cause the Servicer to notify Obligors of the Liens on the Receivables granted hereunder.

(b)        Without limiting the generality of the foregoing, the Borrower hereby authorizes the Lenders and the Administrative Agent, and each of the Lenders hereby authorizes the Administrative Agent, to file one or more financing or continuation statements, or amendments thereto or assignments thereof, relating to all or any part of the Receivables, including Collections with respect thereto, or the Borrower Collateral without the signature of the Borrower or, as applicable, the Lenders, as applicable, to the extent permitted by applicable law. A carbon, photographic or other reproduction of this Agreement or of any notice or financing statement covering the Receivables, the Borrower Collateral or any part thereof shall be sufficient as a notice or financing statement where permitted by law. Any financing statements filed pursuant to this Agreement or any Transaction Document may list, as secured party, “General Electric Capital Corporation, as Administrative Agent”.

(c)        In connection with any assignment permitted under Section 12.2, upon the request of any assignor Lender, the Borrower will cause Hunton & Williams LLP (or such other counsel acceptable to such assignor Lender) to issue “reliance letters” (or, if reliance letters cannot be issued, new opinion letters) to the related assignee Lenders with respect to the opinion letters delivered on or about the Closing Date in connection with the closing of the Transaction Documents (or, if reliance letters cannot be issued, new opinion letters with respect to the matters addressed in the opinion letters delivered on or about the Closing Date in connection with the closing of the Transaction Documents).

12.15     Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Interest Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Person, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Person in accordance with applicable law, the rate of interest payable hereunder, together with all Interest Charges payable to such Person, shall be limited to the Maximum Rate, provided that such excess amount shall be paid to such Person on subsequent payment dates to the extent not exceeding the legal limitation.

12.16     Lender Acknowledgement.  The Administrative Agent, each Lender and each LC Bank hereby acknowledges that it has a received a copy of the notice dated July 31, 2014 (the “Warn Notice”) delivered by affiliates of the Parent pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (as amended).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Credit and Security Agreement to be executed by their respective signatories thereunto duly authorized, as of the date first above written.

ANR SECOND RECEIVABLES FUNDING, LLC

By:	/s/ Richard H. Verheij
Name: Richard H. Verheij
Title: Secretary

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Dritar Vinca
Name: Dritar Vinca
Its: Duly Authorized Signatory

WEBSTER BUSINESS CREDIT CORPORATION

By:	/s/ Harvey Winter
Name: Harvey Winter
Title: SVP

Exhibit 2.1(a)(ii) to

Credit and Security Agreement

FORM OF REVOLVING NOTE

$	[ ], 20

FOR VALUE RECEIVED, the undersigned, [      ], a Delaware limited liability company (the “Borrower”), HEREBY PROMISES TO PAY [                          ] (the “Lender”), at the offices of GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, as agent for the Lender (the “Administrative Agent”), at its address at 299 Park Avenue, New York, New York 10171, or at such other place as the Administrative Agent may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the amount of                          DOLLARS AND        CENTS ($                    ) or, if less, the aggregate unpaid amount of all Revolving Credit Advances made to the undersigned under the “Credit Agreement” (as hereinafter defined). All capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement or in Annex X thereto.

This Revolving Note is one of the Revolving Notes issued pursuant to that certain Credit and Security Agreement dated as of September 19, 2014 by and among the Borrower, the Lender (and any other “Lender” party thereto), the lc lenders party thereto, Webster Business Credit Corporation, and the Administrative Agent (including all annexes, exhibits and schedules thereto, and as from time to time amended, restated, supplemented or otherwise modified, the “Credit Agreement”), and is entitled to the benefit and security of the Credit Agreement and all of the other Transaction Documents referred to therein. Reference is hereby made to the Credit Agreement for a statement of all of the terms and conditions under which the Revolving Credit Advances evidenced hereby are made and are to be repaid. The date and amount of each Revolving Credit Advance made by the Lender to the Borrower, the rates of interest applicable thereto and each payment made on account of the principal thereof, shall be recorded by the Administrative Agent on its books; provided that the failure of the Administrative Agent to make any such recordation shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or this Revolving Note in respect of the Revolving Credit Advances actually made by the Lender to the Borrower.

The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Credit Agreement, the terms of which are hereby incorporated herein by reference. In the event of any conflict or inconsistency between the Credit Agreement and this Revolving Note, the Credit Agreement shall control. Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times, and pursuant to such calculations, as are specified in the Credit Agreement.

If any payment on this Revolving Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

Upon and after the Facility Maturity Date, this Revolving Note may, as provided in the Credit Agreement, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

Time is of the essence of this Revolving Note. Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the Borrower.

Except as provided in the Credit Agreement, this Revolving Note may not be assigned by the Lender to any Person.

THIS REVOLVING NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE.

ANR SECOND RECEIVABLES FUNDING, LLC

By:
Name: Richard H. Verheij
Title: Secretary

Exhibit 2. 1(e)(i) to

Credit and Security Agreement

FORM OF SWING LINE NOTE

$25,000,000	[ ], 20

FOR VALUE RECEIVED, the undersigned, ANR SECOND RECEIVABLES FUNDING, LLC, a Delaware limited liability company (the “Borrower”), HEREBY PROMISES TO PAY to the order of GENERAL ELECTRIC CAPITAL CORPORATION (“GE Capital”), a Delaware corporation (the “Swing Line Lender”), at the offices of GE Capital, as agent (in such capacity, the “Administrative Agent”), at the Agent’s address at 201 Merritt 7, Norwalk, CT 06851, or at such other place as the Administrative Agent may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the amount of TWENTY-FIVE MILLION DOLLARS AND NO CENTS ($25,000,000) or, if less, the aggregate unpaid amount of all Swing Line Advances made to the undersigned under the “Credit Agreement” (as hereinafter defined). All capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement or in Annex X thereto.

This Swing Line Note is issued pursuant to that certain Credit and Security Agreement dated as of September 19, 2014, by and among the Borrower, the financial institutions party thereto as revolving lenders (the “Revolving Lenders”), the financial institutions party thereto as lc lenders, Webster Business Credit Corporation, the Swing Line Lender and the Administrative Agent (including all annexes, exhibits and schedules thereto and as from time to time amended, restated, supplemented or otherwise modified, the “Credit Agreement”), and is entitled to the benefit and security of the Credit Agreement and all of the other Transaction Documents referred to therein. Reference is hereby made to the Credit Agreement for a statement of all of the terms and conditions under which the Swing Line Advances evidenced hereby are made and are to be repaid. The date and amount of each Swing Line Advance made by Swing Line Lender to the Borrower, the rate of interest applicable thereto and each payment made on account of the principal thereof, shall be recorded by the Administrative Agent on its books; provided that the failure of the Administrative Agent to make any such recordation shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or this Swing Line Note in respect of the Swing Line Advances made by Swing Line Lender to the Borrower.

The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Credit Agreement, the terms of which are hereby incorporated herein by reference. Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times, and pursuant to such calculations, as are specified in the Credit Agreement. In the event of any conflict or inconsistency between the Credit Agreement and this Swing Line Note, the Credit Agreement shall control.

If any payment on this Swing Line Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

Upon and after the Facility Maturity Date, this Swing Line Note may, as provided in the Credit Agreement, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

Time is of the essence of this Swing Line Note. Demand, presentment, protest and notice of nonpayment and protest are hereby waived by Borrower.

THIS SWING LINE NOTE IS GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE.

ANR SECOND RECEIVABLES FUNDING, LLC

By:
Name: Richard H. Verheij
Title: Secretary

Exhibit 2.2(a) to

Credit and Security Agreement

FORM OF COMMITMENT REDUCTION NOTICE

[Insert Date]

General Electric Capital Corporation,

as Administrative Agent

201 Merritt 7

Norwalk, CT 06851

Attention: Drew Vinca

and

General Electric Capital Corporation

500 West Monroe Street

Chicago, Illinois 60661

Attention: Senior Counsel-Corporate Finance

Re:      Credit and Security Agreement dated as of September 19, 2014

Ladies and Gentlemen:

This notice is given pursuant to Section 2.2(a) of that certain Credit and Security Agreement dated as of September 19, 2014 (the “Credit Agreement”), by and among ANR Second Receivables Funding, LLC (the “Borrower”), the financial institutions party thereto as revolving lenders (the “Revolving Lenders”), the financial institutions party thereto as LC Lenders, Webster Business Credit Corporation and General Electric Capital Corporation, as swing line lender (the “Swingline Lender” and, together with the Revolving Lenders, the “Lenders”) and as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Credit Agreement.

Pursuant to Section 2.2(a) of the Credit Agreement, the Borrower hereby irrevocably notifies the Administrative Agent of its election to permanently reduce the Maximum Revolving Commitment Amount by an amount equal to [$            ], effective as of [               ], [      ]. After giving effect to such reduction, the Maximum Revolving Commitment Amount will be equal to [$            ].

Very truly yours,

[ ]

By

Name
Title

Credit and Security Agreement

Exhibit 2.2(b) to

Credit and Security Agreement

FORM OF COMMITMENT TERMINATION NOTICE

[Insert Date]

General Electric Capital Corporation,

as Administrative Agent

201 Merritt 7

Norwalk, CT 06851

Attention: Drew Vinca

and

General Electric Capital Corporation

500 West Monroe Street

Chicago, Illinois 60661

Attention: Senior Counsel-Corporate Finance

Re:      Credit and Security Agreement dated as of September 19, 2014

Ladies and Gentlemen:

This notice is given pursuant to Section 2.2(b) of that certain Credit and Security Agreement dated as of September 19, 2014 (the “Credit Agreement”), by and among ANR Second Receivables Funding, LLC (the “Borrower”), the financial institutions party thereto as revolving lenders (the “Revolving Lenders”), the financial institutions party thereto as LC Lenders, Webster Business Credit Corporation and General Electric Capital Corporation, as swing line lender (the “Swingline Lender” and, together with the Revolving Lenders, the “Lenders”) and as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Credit Agreement.

Pursuant to Section 2.2(b) of the Credit Agreement, the Borrower hereby irrevocably notifies the Administrative Agent of its election to terminate the Maximum Revolving Commitment Amount effective as of [                 ], [      ].

Very truly yours,

[ ]

By

Name
Title

Credit and Security Agreement

Exhibit 2.3(a) to

Credit and Security Agreement

FORM OF BORROWING REQUEST

[Insert Date]

General Electric Capital Corporation,

as Administrative Agent

201 Merritt 7

Norwalk, CT 06851

Attention: Drew Vinca

and

General Electric Capital Corporation

500 West Monroe Street

Chicago, Illinois 60661

Attention: Senior Counsel-Corporate Finance

Re:      Credit and Security Agreement dated as of September 19, 2014

Ladies and Gentlemen:

This notice is given pursuant to Section 2.3(a) of that certain Credit and Security Agreement dated as of September 19, 2014 (the “Credit Agreement”), by and among ANR Second Receivables Funding, LLC (the “Borrower”), the financial institutions party thereto as revolving lenders (the “Revolving Lenders”), the financial institutions party thereto as LC Lenders, Webster Business Credit Corporation and General Electric Capital Corporation, as swing line lender (the “Swingline Lender” and, together with the Revolving Lenders, the “Lenders”) and as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Credit Agreement.

Pursuant to Section 2.3(a) of the Credit Agreement, the Borrower hereby requests that a Borrowing be made to the Borrower on [              ], [        ], in the amount of [$[        ],] to be disbursed to the Borrower in accordance with Section 2.3(b) of the Credit Agreement. The Borrower requests that such Borrowing be a [LIBOR Rate Advance][Index Rate Advance].

The Borrower hereby represents and warrants that the conditions set forth in Section 3.2 of the Credit Agreement (and all other conditions precedent to such Borrowing in the Credit Agreement) have been satisfied. Attached hereto is a certificate setting forth a pro forma calculation of the Borrowing Base after giving effect to the acquisition by the Borrower of new Transferred Receivables and the receipt of Collections since the date of the most recent Borrowing Base Certificate, and the making of such Borrowing.

Very truly yours,

[ ]

By

Credit and Security Agreement

Name
Title

Credit and Security Agreement

Exhibit 2.3(b)(iv) to

Credit and Security Agreement

FORM OF NOTICE OF CONVERSION/CONTINUATION

GENERAL ELECTRIC CAPITAL CORPORATION

as Administrative Agent under the Credit Agreement referred to below

                     ,

Re:      Alpha Second Receivables Funding, LLC (the “Borrower”)

Reference is made to that certain Credit and Security Agreement dated as of September 19, 2014 (including all annexes, exhibits and schedules thereto and as from time to time amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among the Borrower, the financial institutions party thereto as revolving lenders (the “Revolving Lenders”), the financial institutions party thereto as lc lenders, the Swing Line Lender, Webster Business Credit Corporation and the Administrative Agent. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement.

The Borrower hereby gives you irrevocable notice, pursuant to Section 2.3(b)(iv) of the Credit Agreement of its request for the following (the “Proposed Conversion/Continuation”):

(i)       a continuation, on                 ,         , as LIBOR Rate Advance of [Revolving Credit Advance] [Swing Line Advance] in an aggregate outstanding principal amount of $                       having an Interest Period ending on the proposed date for such continuation;

(ii)      a conversion, on                 ,         , to LIBOR Rate Advance of [Revolving Credit Advance] [Swing Line Advance] in an aggregate outstanding principal amount of $                      ; and

(iii)     a conversion, on                 ,         , to Index Rate Advance, of [Revolving Credit Advance] in an aggregate outstanding principal amount of $                      .

The undersigned hereby certifies that the following statements are true on the date hereof both before and after giving effect to the Proposed Conversion/Continuation:

(i)       the representations and warranties contained in the Credit Agreement and elsewhere in the Transaction Documents are true and correct in all material respects (it being understood that such materiality threshold shall not be applicable with respect to any clause of any representation or warranty which itself contains a materiality qualification) with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date;

(ii)      the Outstanding Principal Amount does not exceed lesser of the Maximum Revolving Commitment Amount and the Borrowing Base;

(iii)     the Outstanding Principal Amount shall not exceed the lesser of the Maximum Revolving Commitment Amount and the Borrowing Base;

Credit and Security Agreement

(iv)      there exists no Termination Event or Incipient Termination Event; and

(v)       each condition (including any such condition set forth in Section 2.3(b)(iv) of the Credit Agreement) to the action(s) contemplated in this notice has been satisfied;

ALPHA SECOND RECEIVABLES FUNDING, LLC, as the Borrower

By:
Name:
Title:

Credit and Security Agreement

Exhibit 2.3(g) to

Credit and Security Agreement

FORM OF REPAYMENT NOTICE

[Insert Date]

General Electric Capital Corporation,

as Administrative Agent

201 Merritt 7

Norwalk, CT 06851

Attention: Drew Vinca

and

General Electric Capital Corporation

500 West Monroe Street

Chicago, Illinois 60661

Attention: Senior Counsel-Corporate Finance

Re:	Credit and Security Agreement dated as of September 19, 2014

Ladies and Gentlemen:

This notice is given pursuant to Section 2.3(g) of that certain Credit and Security Agreement dated as of September 19, 2014 (the “Credit Agreement”), by and among ANR Second Receivables Funding, LLC (the “Borrower”), Webster Business Credit Corporation, the financial institutions party thereto as revolving lenders (the “Revolving Lenders”), the financial institutions party thereto as LC Lenders and General Electric Capital Corporation, as swing line lender (the “Swingline Lender” and, together with the Revolving Lenders, the “Lenders”) and as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Credit Agreement.

Pursuant to Section 2.3(g) of the Credit Agreement, the Borrower hereby notifies the Administrative Agent of its repayment of the principal amount of outstanding [Revolving Credit Advances or Swing Line Advances] in an amount equal to [$            ] on [                  ], [      ] (which is a Business Day). In connection therewith, the Borrower will pay to the Administrative Agent (1) all interest accrued on the outstanding principal balance of [Revolving Credit Advances or Swing Line Advances] being repaid through but excluding the date of such repayment and (2) any and all amounts payable under Section 2.15 of the Credit Agreement by virtue thereof.

Very truly yours,
[ ]

By

Name
Title

Credit and Security Agreement

Exhibit 2.10(D)-1 to

Credit and Security Agreement

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lender Parties That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit and Security Agreement dated as of September 19, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among ANR Second Receivables Funding, LLC (the “Borrower”), Webster Business Credit Corporation, the financial institutions party thereto as revolving lenders (the “Revolving Lenders”), the financial institutions party thereto as lc lenders and General Electric Capital Corporation, as swing line lender (the “Swingline Lender” and, together with the Revolving Lenders, the “Lenders”) and as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.10(b)(ii) of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the Advance(s) (as well as any Note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the IRC, (c) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the IRC and (d) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the IRC.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person and FATCA status on IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (b) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20

Exhibit 2.10(D)-2 to

Credit and Security Agreement

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit and Security Agreement dated as of September 19, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among ANR Second Receivables Funding, LLC (the “Borrower”), Webster Business Credit Corporation, the financial institutions party thereto as revolving lenders (the “Revolving Lenders”), the financial institutions party thereto as lc lenders and General Electric Capital Corporation, as swing line lender (the “Swingline Lender” and, together with the Revolving Lenders, the “Lenders”) and as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.10(b)(ii) of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the IRC, (c) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the IRC, and (d) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the IRC.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person and FATCA status on IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (b) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20

Exhibit 2.10(D)-3 to

Credit and Security Agreement

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit and Security Agreement dated as of September 19, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among ANR Second Receivables Funding, LLC (the “Borrower”), Webster Business Credit Corporation, the financial institutions party thereto as revolving lenders (the “Revolving Lenders”), the financial institutions party thereto as lc lenders and General Electric Capital Corporation, as swing line lender (the “Swingline Lender” and, together with the Revolving Lenders, the “Lenders”) and as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.10(b)(ii) of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the participation in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such participation, (c) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the IRC, (d) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the IRC and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the IRC.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest and FATCA exemption: (a) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest and FATCA exemption. By executing this certificate, the undersigned agrees that (y) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (z) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20

Exhibit 2.10(D)-4 to

Credit and Security Agreement

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lender Parties That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit and Security Agreement dated as of September 19, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among ANR Second Receivables Funding, LLC (the “Borrower”), Webster Business Credit Corporation, the financial institutions party thereto as revolving lenders (the “Revolving Lenders”), the financial institutions party thereto as lc lenders and General Electric Capital Corporation, as swing line lender (the “Swingline Lender” and, together with the Revolving Lenders, the “Lenders”) and as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.10(b)(ii) of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the [Advance](s) (as well as any Note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such Advance(s) (as well as any Note(s) evidencing such Advance(s)), (c) with respect to the extension of credit pursuant to this Credit Agreement or any other Transaction Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the IRC, (d) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the IRC and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the IRC.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest and FATCA exemption: (a) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest and FATCA exemption. By executing this certificate, the undersigned agrees that (y) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (z) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20

Credit and Security Agreement

Exhibit 9.4 to

Credit and Security Agreement

Form of

POWER OF ATTORNEY

This Power of Attorney is executed and delivered by [        ], as Borrower (“Grantor”) under the Credit Agreement (as defined below), to General Electric Capital Corporation, as Administrative Agent under the Credit Agreement (hereinafter referred to as “Attorney”), pursuant to that certain Credit and Security Agreement dated as of September 19, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Grantor, the lenders party thereto from time to time, Webster Business Credit Corporation, the Grantor, and Attorney and the other Transaction Documents. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement. No person to whom this Power of Attorney is presented, as authority for Attorney to take any action or actions contemplated hereby, shall be required to inquire into or seek confirmation from Grantor as to the authority of Attorney to take any action described below, or as to the existence of or fulfillment of any condition to this Power of Attorney, which is intended to grant to Attorney unconditionally the authority to take and perform the actions contemplated herein, and Grantor irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity that acts in reliance upon or acknowledges the authority granted under this Power of Attorney. The power of attorney granted hereby is coupled with an interest and may not be revoked or cancelled by Grantor until all Borrower Obligations under the Transaction Documents have been indefeasibly paid in full and Attorney has provided its written consent thereto.

Grantor hereby irrevocably constitutes and appoints Attorney (and all officers, employees or agents designated by Attorney), with full power of substitution, as its true and lawful attorney in fact with full irrevocable power and authority in its place and stead and in its name or in Attorney’s own name, from time to time in Attorney’s discretion, to take any and all appropriate action and to execute and deliver any and all documents and instruments that may be necessary or desirable to accomplish the purposes of the Credit Agreement, and, without limiting the generality of the foregoing, hereby grants to Attorney the power and right, on its behalf, without notice to or assent by it, (a) upon the occurrence and during the continuance of any Termination Event, to do the following: (i) open mail for it, and ask, demand, collect, give acquaintances and receipts for, take possession of, or endorse and receive payment of, any checks, drafts, notes, acceptances, or other instruments for the payment of moneys due in respect of Receivables, issue invoices in respect of Unbilled Receivables and sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, and notices in connection with any Borrower Collateral; (ii) present drafts and other documentation required to draw upon or enforce letters of credit and/or guaranties supporting or otherwise providing for payment of Receivables; (iii) pay or discharge any Taxes, Liens, or other encumbrances levied or placed on or threatened against any Borrower Collateral; (iv) defend any suit, action or proceeding brought against it or any Borrower Collateral if the Grantor does not defend such suit, action or proceeding or if Attorney believes that it is not pursuing such defense in a manner that will maximize the recovery to Attorney, and settle, compromise or adjust any suit, action, or proceeding described above and, in connection therewith, give such discharges or releases as Attorney may deem appropriate; (v) file or prosecute any claim, Litigation, suit or proceeding in any court of competent jurisdiction or before any arbitrator, or take any other action otherwise deemed appropriate by Attorney for the purpose of collecting any and all such moneys due with respect to any Borrower Collateral or otherwise with respect to the Transaction Documents whenever payable and to enforce any other right in respect of its property; and (vi) cause the certified public accountants then engaged by it to prepare and

Credit and Security Agreement

deliver to Attorney at any time and from time to time, promptly upon Attorney’s request, any and all financial statements or other reports required to be delivered by or on behalf of Grantor under the Transaction Documents, and (b) to sell, transfer, pledge, make any agreement with respect to, or otherwise deal with, any Borrower Collateral, and execute, in connection with such sale or action, any endorsements, assignments or other instruments of conveyance or transfer in connection therewith, all as though Attorney were the absolute owner of its property for all purposes, and to do, at Attorney’s option and its expense, at any time or from time to time, all acts and other things that Attorney reasonably deems necessary to perfect, preserve, or realize upon the Borrower Collateral and the Administrative Agent’s, Lenders’ and LC Lenders’ Liens thereon, all as fully and effectively as it might do. Grantor hereby ratifies, to the extent permitted by law, all that said attorneys shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, this Power of Attorney is executed by Grantor, and Grantor has caused its seal to be affixed pursuant to the authority of its board of directors this          day of September, 2014.

GRANTOR:

ANR SECOND RECEIVABLES FUNDING, LLC
ATTEST:

By:
Name: Richard H. Verheij
Title: Secretary

STATE OF )
) ss:
COUNTY OF )

On September         , 2014, before more,                                         , personally appeared, Richard H. Verheij, Secretary of ANR SECOND RECEIVABLES FUNDING, LLC, personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity, and that by his/her/their signature(s) on the instrument the person(s) or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Notary Public

My Commission Expires:

Exhibit 12.2(b) to

Credit and Security Agreement

FORM OF ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Agreement”) is made as of                      ,          by and between                                                               (“Assignor Lender”) and                                               (“Assignee Lender”) and acknowledged and consented to by GENERAL ELECTRIC CAPITAL CORPORATION, as administrative agent (“Administrative Agent”). All capitalized terms used in this Agreement and not otherwise defined herein will have the respective meanings set forth in the Credit Agreement as hereinafter defined.

RECITALS:

WHEREAS, that certain Credit and Security Agreement dated as of September 19, 2014 (the “Credit Agreement”), has been entered into by ANR Second Receivables Funding, LLC (the “Borrower”), the financial institutions party thereto as revolving lenders (the “Revolving Lenders”), Webster Business Credit Corporation, the financial institutions party thereto as lc lenders and General Electric Capital Corporation, as swing line lender (the “Swingline Lender” and, together with the Revolving Lenders, the “Lenders”), and as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), pursuant to which the Lenders (including the Assignor Lender) have agreed to make certain Advances to Borrower;

WHEREAS, Assignor Lender desires to assign to Assignee Lender [all/a portion] of its interest in the Advances (as described below) and the Borrower Collateral and to delegate to Assignee Lender [all/a portion] of its Revolving Commitment and other duties with respect to such Advances and Borrower Collateral;

WHEREAS, Assignee Lender desires to become a Lender under the Credit Agreement and to accept such assignment and delegation from Assignor Lender; and

WHEREAS, Assignee Lender desires to appoint the Administrative Agent to serve as agent for Assignee Lender under the Credit Agreement;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions, and covenants herein contained, Assignor Lender and Assignee Lender agree as follows:

1.	ASSIGNMENT, DELEGATION, AND ACCEPTANCE

1.1         Assignment.   Assignor Lender hereby transfers and assigns to Assignee Lender, without recourse and without representations or warranties of any kind (except as set forth in Section 3.2 below), [all/such percentage] of Assignor Lender’s right, title, and interest in the Advances, Transaction Documents and Borrower Collateral as will result in Assignee Lender having as of the Effective Date (as hereinafter defined) a Pro Rata Share thereof, as follows:

Assignee Lender’s Loans	Maximum Outstanding Amount	Pro Rata Share
Advances	$	%

Credit and Security Agreement

Exhibit 12. 2(b)

Page-3

1.2        Delegation.    Assignor Lender hereby irrevocably assigns and delegates to Assignee Lender [all/a portion] of its Revolving Commitments and its other duties and obligations as a Lender under the Transaction Documents equivalent to [100%/      %] of Assignor Lender’s Revolving Commitment (such percentage representing a commitment of $                  ).

1.3        Acceptance by Assignee Lender.  By its execution of this Agreement, Assignee Lender irrevocably purchases, assumes and accepts such assignment and delegation and agrees to be a Lender with respect to the delegated interest under the Transaction Documents and to be bound by the terms and conditions thereof. By its execution of this Agreement, Assignor Lender agrees, to the extent provided herein, to relinquish its rights and be released from its obligations and duties under the Credit Agreement.

1.4        Effective Date.  Such assignment and delegation by Assignor Lender and acceptance by Assignee Lender will be effective and Assignee Lender will become a Lender under the Transaction Documents as of the date of this Agreement (“Effective Date”) and upon payment of the Assigned Amount and the Assignment Fee (as each term is defined below).

2.	INITIAL PAYMENT AND DELIVERY OF NOTES

2.1        Payment of the Assigned Amount.    Assignee Lender will pay to Assignor Lender, in immediately available funds, not later than 12:00 noon (New York City time) on the Effective Date, an amount equal to its Pro Rata Share of the then outstanding amount of the Advances as set forth above in Section 1.1 together with accrued interest, fees and other amounts as set forth on Schedule 2.1 (the “Assigned Amount”).

2.2        Payment of Assignment Fee.    [Assignor Lender] [Assignee Lender] will pay to the Administrative Agent, for its own account in immediately available funds, not later than 12:00 noon (New York City time) on the Effective Date, an assignment fee in the amount of $3,500 (the “Assignment Fee”) as required pursuant to Section 12.2(b) of the Credit Agreement.

2.3        Execution and Delivery of Notes.  Following payment of the Assigned Amount and the Assignment Fee, Assignor Lender will deliver to the Administrative Agent the Revolving Notes, if any, previously delivered to Assignor Lender for redelivery to Borrower and the Administrative Agent will obtain from Borrower for delivery to [Assignor Lender and] Assignee Lender, new executed Revolving Notes evidencing Assignee Lender’s [and Assignor Lender’s respective] Pro Rata [Shares] in the Advances after giving effect to the assignment described in Section 1. Each new Revolving Note will be issued in the aggregate maximum principal amount of the Revolving Commitment of [the Assignee Lender] [and the Assignor Lender].

3.	REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1        Assignee Lender’s Representations, Warranties and Covenants.   Assignee Lender hereby represents, warrants, and covenants the following to Assignor Lender and the Administrative Agent:

(a)        This Agreement is a legal, valid, and binding agreement of Assignee Lender, enforceable according to its terms;

Credit and Security Agreement

Exhibit 12. 2(b)

Page-4

(b)        The execution and performance by Assignee Lender of its duties and obligations under this Agreement and the Transaction Documents will not require any registration with, notice to, or consent or approval by any Governmental Authority;

(c)        Assignee Lender is familiar with transactions of the kind and scope reflected in the Transaction Documents and in this Agreement;

(d)        Assignee Lender has made its own independent investigation and appraisal of the financial condition and affairs of the Borrower, Parent, the Originator, the Servicer and the Sellers, has conducted its own evaluation of the Advances, the Transaction Documents and the Borrower’s, the Originator’s, Parent’s, the Servicer’s and the Sellers’ creditworthiness, has made its decision to become a Lender to Borrower under the Credit Agreement independently and without reliance upon Assignor Lender, any other Lender or the Administrative Agent, and will continue to do so;

(e)        Assignee Lender is entering into this Agreement in the ordinary course of its business, and is acquiring its interest in the Advances for its own account and not with a view to or for sale in connection with any subsequent distribution; provided, however, that at all times the distribution of Assignee Lender’s property shall, subject to the terms of the Credit Agreement, be and remain within its control;

(f)        No future assignment or participation granted by Assignee Lender pursuant to Section 12.2 of the Credit Agreement will require Assignor Lender, the Administrative Agent, or Borrower to file any registration statement with the Securities and Exchange Commission or to apply to qualify under the blue sky laws of any state;

(g)        Assignee Lender will not enter into any written or oral agreement with, or acquire any equity or other ownership interest in, the Borrower, the Originator, the Servicer, the Parent or the Sellers without the prior written consent of the Administrative Agent; and

(h)        As of the Effective Date, Assignee Lender is entitled to receive payments of principal and interest under the Credit Agreement without deduction for or on account of any taxes imposed by the United States of America or any political subdivision thereof and Assignee Lender will indemnify the Administrative Agent from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, or expenses that are not paid by the Borrower pursuant to the terms of the Credit Agreement.

3.2        Assignor Lender’s Representations, Warranties and Covenants.   Assignor Lender hereby represents, warrants and covenants the following to Assignee Lender:

(a)        Assignor Lender is the legal and beneficial owner of the Assigned Amount;

(b)        This Agreement is a legal, valid and binding agreement of Assignor Lender, enforceable according to its terms;

(c)        The execution and performance by Assignor Lender of its duties and obligations under this Agreement will not require any registration with, notice to or consent or approval by any Governmental Authority;

Credit and Security Agreement

Exhibit 12. 2(b)

Page-5

(d)          Assignor Lender has full power and authority, and has taken all action necessary to execute and deliver this Agreement and to fulfill the obligations hereunder and to consummate the transactions contemplated hereby;

(e)          Assignor Lender is the legal and beneficial owner of the interests being assigned hereby, free and clear of any adverse claim, lien, encumbrance, security interest, restriction on transfer, purchase option, call or similar right of a third party; and

(f)          This Agreement complies, in all material respects, with the terms of the Transaction Documents.

4.	LIMITATIONS OF LIABILITY

Neither Assignor Lender (except as provided in Section 3.2) nor the Administrative Agent makes any representations or warranties of any kind, nor assumes any responsibility or liability whatsoever, with regard to (a) the Transaction Documents or any other document or instrument furnished pursuant thereto or the Advances or other Borrower Obligations, (b) the creation, validity, genuineness, enforceability, sufficiency, value or collectibility of any of them, (c) the amount, value or existence of the Borrower Collateral, (d) the perfection or priority of any Lien upon the Borrower Collateral, or (e) the financial condition of Borrower, the Parent, the Originator, the Servicer, or the Sellers or other Person or the performance or observance by Borrower, the Parent, the Originator, the Servicer or the Sellers of its obligations under any of the Transaction Documents. Neither Assignor Lender nor the Administrative Agent has or will have any duty, either initially or on a continuing basis, to make any investigation, evaluation, appraisal of, or any responsibility or liability with respect to the accuracy or completeness of, any information provided to Assignee Lender which has been provided to Assignor Lender or the Administrative Agent by Borrower, the Parent or the Sellers or any other party to a Transaction Document. Nothing in this Agreement or in the Transaction Documents shall impose upon the Assignor Lender or the Administrative Agent any fiduciary relationship in respect of the Assignee Lender.

5.	FAILURE TO ENFORCE

No failure or delay on the part of the Administrative Agent or Assignor Lender in the exercise of any power, right, or privilege hereunder or under any Transaction Document will impair such power, right, or privilege or be construed to be a waiver of any default or acquiescence therein. No single or partial exercise of any such power, right, or privilege will preclude further exercise thereof or of any other right, power, or privilege. All rights and remedies existing under this Agreement are cumulative with, and not exclusive of, any rights or remedies otherwise available.

6.	NOTICES

Unless otherwise specifically provided herein, any notice or other communication required or permitted to be given will be in writing and addressed to the respective party as set forth below its signature hereunder, or to such other address as the party may designate in writing to the other.

7.	AMENDMENTS AND WAIVERS

No amendment, modification, termination, or waiver of any provision of this Agreement will be effective without the written concurrence of Assignor Lender, the Administrative Agent and Assignee Lender.

Credit and Security Agreement

Exhibit 12. 2(b)

Page-6

8.	SEVERABILITY

Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. In the event any provision of this Agreement is or is held to be invalid, illegal, or unenforceable under applicable law, such provision will be ineffective only to the extent of such invalidity, illegality, or unenforceability, without invalidating the remainder of such provision or the remaining provisions of the Agreement. In addition, in the event any provision of or obligation under this Agreement is or is held to be invalid, illegal, or unenforceable in any jurisdiction, the validity, legality, and enforceability of the remaining provisions or obligations in any other jurisdictions will not in any way be affected or impaired thereby.

9.	SECTION TITLES

Section and Subsection titles in this Agreement are included for convenience of reference only, do not constitute a part of this Agreement for any other purpose, and have no substantive effect.

10.	SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11.	APPLICABLE LAW

THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATION WITH RESPECT TO POST-JUDGMENT INTEREST), BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

12.	DEFINED TERMS.

Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Credit Agreement.

13.	COUNTERPARTS

This Agreement and any amendments, waivers, consents, or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, will be deemed an original and all of which shall together constitute one and the same instrument.

Credit and Security Agreement

Exhibit 12. 2(b)

Page-7

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

Assignee Lender

By:

Name:

Title:

Notice Address

Account Information

Acknowledged and Consented to:

Assignor Lender

By:

Name:

Title:

Notice Address

Account Information

GENERAL ELECTRIC CAPITAL CORPORATION,

as Administrative Agent

By:
Name:
Title:

ANR Second Receivables Funding, LLC[1]
as the Borrower

By:
Name:
Title:

1  Include Borrower’s signature block if required pursuant to the Credit Agreement in connection with the related assignment.

Credit and Security Agreement

Exhibit 12. 2(b)

Page-8

SCHEDULE 2.1

to

CREDIT AND SECURITY AGREEMENT

ASSIGNOR LENDER’S LOANS

Principal Amount

Revolving Credit Advances	$

Swing Line Participation Amount	$

LC Participation Amount Accrued Interest	$
$

Unused Fee	$

Other + or - $	$

Total $

All determined as of the Effective Date

Credit and Security Agreement

SCHEDULE 4.1(b) to CREDIT AND SECURITY AGREEMENT JURISDICTION OF ORGANIZATION; EXECUTIVE OFFICES; COLLATERAL LOCATIONS; LEGAL NAME [Separately Delivered to Administrative Agent]

Credit and Security Agreement

ANNEX 5.2(a)

to

CREDIT AND SECURITY AGREEMENT

REPORTING REQUIREMENTS OF THE BORROWER

The Borrower shall furnish, or cause the Servicer to furnish, to each Lender and the Administrative Agent:

(a)	Reporting.

(i)          Monthly Reports.  As soon as available, and in any event no later than 11:00 a.m. (New York time) on each Monthly Report Date, a monthly report (a “Monthly Report”) in the form attached hereto prepared by the Borrower as of the last day of the previous calendar month, together with the following (in each case calculated with sufficient detail and/or containing sufficient detail, as determined by the Administrative Agent in its sole discretion):

(A)        a roll-forward of the Outstanding Balances of all Receivables;

(B)        a Borrowing Base calculation (updating all categories of ineligible Receivables and all categories of Eligible Receivables that are subject to a concentration limit for purposes of calculating the Borrowing Base);

(C)        an aging summary in respect of all Receivables as of the last day of the previous calendar month;

(D)        [Reserved.];

(E)        a schedule listing the ten Obligors (and the Outstanding Balance of all Receivables owing by such Obligors) owing the largest Outstanding Balances of Receivables as of the last day of the previous calendar month;

(F)        a calculation of the Dynamic Advance Rate for both Unbilled Receivables and Billed Receivables as of the last day of the previous calendar month;

(G)        a calculation of the Defaulted Receivable Trigger Ratio, the Delinquency Trigger Ratio, the Dilution Trigger Ratio and the Turnover Days, in each case, as of the last day of the previous calendar month;

(H)        a schedule of all Unbilled Receivables as of the last day of the previous calendar month;

(I)        the Outstanding Balances, and descriptions (as may be reasonably requested by the Administrative Agent) of, all Receivables as of the last day of the previous calendar month that are Ineligible Receivables as of the last day of the previous calendar month; and

Credit and Security Agreement

(J)        (x) the Excess Concentration Amount in respect of all Obligors and (y) any reduction in the Net Eligible Receivables Balance by virtue of clause (C) of the definition of Net Eligible Receivables Balance set forth in Annex X, in each case, based upon the Outstanding Balance of all Billed Receivables as of the last day of the previous calendar month;

(K)        a calculation, in reasonable detail, of Applicable Liquidity as of the last day of the previous calendar month;

(L)        a schedule of all Permitted Foreign Receivables and all Special Obligor Receivables as of the last day of the previous calendar month;

 (M)      if the Funding Availability Adjusted Amount is less than 15% of the Maximum Revolving Commitment Amount, a calculation in reasonable detail of the Fixed Charge Coverage Ratio of Parent and its Subsidiaries, determined as of the last day of the most recently ended fiscal quarter of Parent;

(N)        [Reserved.];

(O)        a schedule of all Excluded Receivables;

(P)        Schedule II to the Sale Agreement, updated to be current as of the last day of the month covered by the Monthly Report, including a marked version to the previously delivered Schedule II to the Sale Agreement in the event there have been changes; and

(Q)        an Approved Confirming LC Bank List, updated as appropriate.

Notwithstanding the foregoing, in the event that any Account Control Event has occurred and is continuing, the Borrower shall furnish, or cause the Servicer to furnish, to each Lender and the Administrative Agent, a report containing the information that is required to be set forth in the Monthly Report (and in a substantially identical form) each week (any such report, a “Weekly Report”) and on each Business Day, a report of the gross Outstanding Balance of the Borrower’s Receivables as of the close of the immediately preceding Business Day (any such report, a “Daily Report”), as requested by the Administrative Agent; provided, that Borrower shall remain obligated to furnish, or cause the Servicer to furnish, the Monthly Report.

(b)         Financial Statements.

(i)        As soon as available, but in any event within 90 days after the end of each fiscal year of the Parent, the consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Parent and its consolidated subsidiaries as of the close of such fiscal year and the results of the operations of such Persons during such year, together with comparative figures for the immediately preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP, all audited by KPMG or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Parent and its consolidated subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the filing with the Securities and Exchange

Credit and Security Agreement

Commission by the Parent of annual reports on Form 10-K shall be deemed to satisfy the requirements of this paragraph (b)(i)).

(ii)        (x) Commencing with the fiscal quarter ended September 30, 2014, as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Parent, (y) the consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows showing the financial condition of the Parent and its consolidated subsidiaries as of the close of such fiscal quarter and the results of the operations of such Persons during such fiscal quarter and the then elapsed portion of the fiscal year, comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Authorized Officers as fairly presenting in all material respects the financial condition and results of operations of the Parent and its consolidated subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes; and (z) if prepared, the unaudited financial statements for the Borrower (it being understood that the filing with the Securities and Exchange Commission by the Parent of quarterly reports on Form 10-Q shall be deemed to satisfy the requirements of this paragraph (b)(ii));

(iii)      within 90 days after the beginning of each fiscal year, an operating and capital expenditure budget, in form satisfactory to the Administrative Agent prepared by the Parent for each of the four fiscal quarters of such fiscal year prepared in reasonable detail, of the Parent and its Subsidiaries, accompanied by the statement of an Authorized Officer of the Parent to the effect that, to the best of his knowledge, the budget is a reasonable estimate for the period covered thereby (it being understood that the operating and expenditure budget prepared and delivered by the Parent pursuant to the requirements of the Senior Credit Agreement shall be deemed to satisfy the requirements of this paragraph (b)(iii)); and

(iv) simultaneously with the delivery of each set of financial statements referred to in clauses (i) and (ii) above, (x) a certificate of an Authorized Officer of the Parent certifying that to such Authorized Officer’s knowledge, no Termination Event or Incipient Termination Event has occurred or, if a Termination Event or an Incipient Termination Event has occurred, reasonably specifying the nature thereof and (y) the related consolidating financial information reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (as defined in the Senior Credit Agreement) from the Parent’s consolidated income statement (but only to the extent and in the form required to be delivered pursuant to the Senior Credit Agreement);

(c)          Amendments to Credit and Collection Policy; Board Resolutions.

(i)        A copy of any proposed amendment or modification to the Credit and Collection Policy.

(ii)       Promptly upon any modification of the terms of any resolutions of its board of managers of the Borrower, a copy of such modification.

(d)          Compliance Certificate. No later than five (5) days after the delivery of the financial statements referred to in (b)(i) or (b)(ii), duly completed certificates (each, a “Compliance Certificate”) of an Authorized Officer of the Parent and the Borrower in the forms attached hereto.

(e)          Default Notices. As soon as practicable, and in any event within five (5) Business Days after an Authorized Officer of the Borrower has actual knowledge of the existence thereof or has received notice of the same from the Servicer pursuant to Section 2.1(o) of the Servicing Agreement, telephonic or emailed notice of each of the following events, in each case specifying the nature and anticipated effect

Credit and Security Agreement

thereof and what action, if any, the Borrower proposes to take with respect thereto, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day:

(i)         any Incipient Termination Event or Termination Event;

(ii)        the commencement of a case or proceeding by or against the Originator, the Borrower, the Parent, the Servicer or any Seller, seeking a decree or order in respect of the Originator, the Borrower, the Parent, the Servicer or any Seller (A) under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (B) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for the Originator, the Borrower, the Parent, the Servicer or any Seller or for any substantial part of its respective assets, or (C) ordering the winding up or liquidation of the affairs of the Borrower, the Parent, the Servicer, any Seller;

(iii)        the receipt of notice that (A) the Originator, the Borrower, the Parent, the Servicer or any Seller is being placed under regulatory supervision, (B) any license, permit, charter, registration or approval necessary for the conduct of the business of the Borrower, the Parent, the Servicer or any Seller is to be, or may be, suspended or revoked, or (C) the Originator, the Borrower, the Parent, the Servicer or any Seller is to cease and desist any practice, procedure or policy employed by it in the conduct of its business, in the case of each of clauses (A), (B) and (C) above, if any such action would reasonably be expected to have a Material Adverse Effect;

(iv)        the occurrence of any event that would have a material adverse effect on the aggregate value of the Borrower Collateral or on the assignments and security interest created pursuant to the Receivables Sale Agreement or the Sale Agreement;

(v) any other event, circumstance or condition that has had or would reasonably be expected to have a Material Adverse Effect.

(f)        [Reserved.]

(g)        Other Reports.   Promptly after the furnishing thereof, copies of any material requests or material notices received by the Parent, the Originator, the Borrower, or any Seller (other than in the ordinary course of business) or material statements or material reports furnished to any holder of debt securities of any such Person or of any of its Subsidiaries pursuant to the terms of the Senior Credit Agreement or any other financing in an principal amount greater than $25,000,000, and not otherwise required to be furnished to pursuant to this Annex 5.2(a); provided that such reports are furnished solely for informational purposes and shall in no way constitute any certification, representation, warranty or covenant to the Administrative Agent or any Lender with respect to the contents thereof.

(h)        Other Documents.      Such other financial and other information respecting the Receivables, the Contracts therefor or the condition or operations, financial or otherwise, of the Borrower, the Originator, any Seller, or the Parent as any Lender or Administrative Agent shall, from time to time, reasonably request.

(i)        PATRIOT ACT.      After the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

Credit and Security Agreement

(j)        ERISA Notices.  Promptly after a written request therefor, copies of all reports and notices that any Seller, the Originator, the Borrower, the Servicer or the Parent, or any of its other Subsidiaries files pursuant to ERISA with the IRS or the PBGC or the U.S. Department of Labor or that any Seller, the Borrower, the Parent, any Originator, or any of its other Subsidiaries receives from any of the foregoing or from any multiemployer plan (within the meaning of section 4001(a)(3) of ERISA) to which such Person is or was, within the preceding five years, a contributing employer, in each case in respect of any accumulated funding deficiency under ERISA, any “Reportable Event” or any assessment of withdrawal liability under ERISA or any other event or condition which would, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(k)        Litigation.  Promptly upon learning thereof, written notice of any Litigation affecting the Borrower, the Receivables or the Borrower Collateral, whether or not fully covered by insurance, and regardless of the subject matter thereof that (i) seeks damages in excess of $25,000,000.00, (ii) seeks to enjoin or otherwise prevent consummation of, or to obtain relief as a result of, the transactions contemplated by the Transaction Documents, (iii) is asserted or instituted against any Plan, its fiduciaries (in their capacity as a fiduciary of any such Plan) or against the Seller or any ERISA Affiliate of the Borrower in connection with such Plan, and in each case that would reasonably be expected to have a Material Adverse Effect, (iv) alleges criminal misconduct by the Borrower, any Seller, the Originator, the Servicer or the Parent or (v) has had, or if determined adversely, would reasonably be expected to have a Material Adverse Effect.

(l)        Other Documents.        Such other financial and other information respecting the Receivables, the Contracts therefor or the condition or operations, financial or otherwise, of the any Seller, the Originator, the Borrower, the Servicer or the Parent, or any of its other Subsidiaries, as any Lender or Administrative Agent shall, from time to time, reasonably request.

Credit and Security Agreement

Forms of Compliance Certificates

[Attached]

Credit and Security Agreement

FORM OF COMPLIANCE CERTIFICATE OF PARENT

General Electric Capital Corporation,

as Administrative Agent

201 Merritt 7

Norwalk, CT 06851

Attention: Drew Vinca

and

General Electric Capital Corporation

500 West Monroe Street

Chicago, Illinois 60661

Attention: Senior Counsel-Corporate Finance

Re: Credit and Security Agreement dated as of September 19, 2014

COMPLIANCE CERTIFICATE OF PARENT

This Compliance Certificate is furnished on the date hereof to General Electric Capital Corporation (“GECC”), in its capacity as Administrative Agent under the Credit and Security Agreement dated as of September 19, 2014 (the “Credit Agreement”), by and among ANR Second Receivables Funding, LLC, the financial institutions party thereto as revolving lenders, the financial institutions party thereto as lc lenders, Webster Business Credit Corporation and General Electric Capital Corporation, as swing line lender and as administrative agent for the Lenders Capitalized terms used herein unless otherwise defined shall have the meaning ascribed in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.    I am an Authorized Officer of Alpha Natural Resources, Inc. (“Parent”).

2.    The financial statements of the Parent and its consolidated subsidiaries for the most recently ended accounting period of Parent are available at the Parent’s website at www.alphanr.com. Based on my knowledge, the financial statements present fairly in all material respects the financial position and results of operations of the Parent and its subsidiaries in accordance with GAAP (subject only to normal year-end adjustments and the absence of footnotes) for the period covered in such financial statements.

3.    Attached hereto as Exhibit B are calculations in reasonable detail, as of the last day of the most recently completed accounting period, reflecting compliance with Section 5.2 of the Credit Agreement.

The foregoing certifications are made and delivered this         day of             , 20      .

ALPHA NATURAL RESOURCES, INC.

By
Name:
Title:

FORM OF COMPLIANCE CERTIFICATE OF BORROWER

General Electric Capital Corporation,

as Administrative Agent

201 Merritt 7

Norwalk, CT 06851

Attention: Drew Vinca

and

General Electric Capital Corporation

500 West Monroe Street

Chicago, Illinois 60661

Attention: Senior Counsel-Corporate Finance

Re:  Credit and Security Agreement dated as of September 19, 2014

COMPLIANCE CERTIFICATE OF BORROWER

This Compliance Certificate is furnished on the date hereof to General Electric Capital Corporation (“GECC”), in its capacity as Administrative Agent under the Credit and Security Agreement dated as of September 19, 2014 (the “Credit Agreement”), by and among ANR Second Receivables Funding, LLC (the “Borrower”), the financial institutions party thereto as revolving lenders, the financial institutions party thereto as lc lenders, Webster Business Credit Corporation and General Electric Capital Corporation, as swing line lender and as administrative agent for the Lenders Capitalized terms used herein unless otherwise defined shall have the meaning ascribed in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.    I am an Authorized Officer of the Borrower.

2.    (a) On behalf of the Borrower, I have reviewed the terms of the Credit Agreement and (b) I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Alpha Natural Resources, Inc. and the Borrower, as applicable during the accounting period covered by the attached financial statements.

3.    [The most recently filed Form 10-Q of Alpha Natural Resources, Inc. (the “Parent”) is available at the following website: www.alphanr.com. Based on my knowledge, the Form 10-Q presents fairly in all material respects the financial position and results of operations of the Parent on a consolidated basis in accordance with GAAP (subject only to normal year-end adjustments and the absence of footnotes) for the period covered in such Form 10-Q.]2

4.    Based on my knowledge, no Incipient Termination Event or Termination Event has occurred and was continuing at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate.

2 The bracketed language will only be included with the fourth quarter/year-ended certificate

The foregoing certifications are made and delivered this         day of         , 20    .

ANR SECOND RECEIVABLES FUNDING, LLC

By
Name:
Title:

ANNEX U

to

CREDIT AND SECURITY AGREEMENT

INDEBTEDNESS

1.          Definition of Indebtedness.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by debentures, promissory notes or similar instruments evidencing obligations for borrowed money, (c) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than current trade liabilities, but not any refinancings, extensions, renewals or replacements thereof, incurred in the ordinary course of business and maturing within 365 days after the incurrence thereof), (d) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed or are limited in recourse, but limited to the fair market value of such property, (e) all Guarantees by such person of Indebtedness of others, (f) all Capital Lease Obligations of such person, (g) all payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Swap Agreements, and (h) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of standby letters of credit, but not trade letters of credit, but only to the extent such standby letters of credit have been drawn upon and not reimbursed thereafter within thirty (30) days. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof. The amount of any such Indebtedness shall be the principal amount thereof and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded. To the extent not otherwise included, if applicable, Indebtedness shall include the amount of any Permitted Receivables Financing (as defined in the Senior Credit Agreement). With respect to the Parent, Indebtedness shall not include (x) with respect to any equity-linked security, the equity credit reflected on the most recent balance sheet of the Parent delivered pursuant to Section 5.04(a) or (b) of the Senior Credit Agreement, (y) obligations not incurred in connection with borrowed money, except to the extent expressly provided above, and without limitation shall not include (i) bid bonds, performance bonds, completion bonds, surety bonds, appeal bonds and other similar bonds, guarantees or obligations, (ii) purchase price adjustments, earn outs or similar obligations incurred in connection with the disposition of any assets, (iii) reimbursement obligations, (iv) indemnification obligations, (v) letters of credit, bank guarantees or similar instruments to secure any of the foregoing, to the extent such letters of credit, bank guarantees or similar instruments have not been drawn upon or, if drawn upon, have not been reimbursed thereafter within thirty (30) days or (vi) obligations resulting from cash management services and (z) any liabilities of the Parent or any Restricted Subsidiary to the Parent or any Restricted Subsidiary.

2.          Other Defined Terms.   The following additional terms shall have the meanings set forth below when used in this Annex U. Other capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to such terms in the Senior Credit Agreement.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount

Credit and Security Agreement

Annex U

of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness, or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other person, whether or not such Indebtedness is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations or entered into in connection with any acquisition or disposition of assets permitted under this Agreement.

“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any contract, instrument, indenture or other agreement to which they are a party.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Restricted Subsidiary” shall have the meaning set forth in the Senior Credit Agreement.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent or any of its Restricted Subsidiaries shall be a Swap Agreement.

Credit and Security Agreement

Annex U

ANNEX V

to

CREDIT AND SECURITY AGREEMENT

FIXED CHARGE COVERAGE RATIO

1.    “Fixed Charge Coverage Ratio” for any period is defined as follows:

Cash Flow	$

Fixed Charges:

Net Interest Expense	$

Plus: Scheduled principal payments of Indebtedness during such period	$

Taxes on or measured by income paid or payable in cash during such period	$

Other Restricted Payments paid in cash during such period (excluding dividends from Subsidiaries of Parent to Parent or other Subsidiaries of Parent)	$

Fixed Charges	$

Fixed Charge Coverage Ratio (Cash Flow divided by Fixed Charges)

2. Definition of Capital Expenditures and Unfinanced Capital Expenditures.

“Capital Expenditures” and “Unfinanced Capital Expenditures” are defined as follows:

The aggregate of all expenditures and other obligations for the relevant period which should be capitalized under GAAP		$

Less:	Net Cash Proceeds from Asset Dispositions which are included above and which are not required to make payments under the Senior Credit Agreement	$

	To the extent included above, expenditures financed with cash Equity Issuance Proceeds	$

	To the extent included above, amounts paid as the purchase price in an Asset Acquisition	$

Credit and Security Agreement

Annex W

Capital Expenditures		$

Less:	Portion of Capital Expenditures financed under Capital Leases or with proceeds of other long term Indebtedness incurred substantially concurrently with such expenditure	$

Unfinanced Capital Expenditures		$
3. Calculation of Cash Flow. “Cash Flow” shall be calculated as follows:

EBITDA for the applicable period of measurement:		$

Less: Unfinanced Capital Expenditures		$

Cash Flow		$

4.    Other Defined Terms. The following additional terms shall have the meanings set forth below when used in this Annex V. Capitalized terms used in this Annex V but not defined in this Agreement shall have the meanings set forth in the Senior Credit Agreement.

“Cash Interest Expense” shall mean, with respect to the Parent and its Restricted Subsidiaries on a consolidated basis for any period, Interest Expense for such period, less the sum of (a) pay-in-kind Interest Expense or other noncash Interest Expense (including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, the amortization of any financing fees paid by, or on behalf of, the Parent or any Restricted Subsidiary, including such fees paid in connection with the Transactions (as defined in the Senior Credit Agreement), (c) the amortization of debt discounts, if any, or fees in respect of Swap Agreements and (d) cash interest income of the Parent and its Restricted Subsidiaries for such period; without limiting the foregoing, Cash Interest Expense shall exclude any one-time financing fees paid in connection with the Transactions or any amendment of the Senior Credit Agreement or upon entering into a Permitted Receivables Financing.

“Coal” shall mean all types of solid naturally occurring hydrocarbons (other than oil shale or Gilsonite), including without limitation, bituminous and sub-bituminous coal, and lignite.

“Consolidated Net Income” shall have the meaning set forth in the Senior Credit Agreement.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to

X-2	Credit and Security Agreement

be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“EBITDA” shall mean, with respect to the Parent and the Restricted Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Parent and the Restricted Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in clauses (i) through (viii) of this subsection (a) reduced such Consolidated Net Income for the respective period for which EBITDA is being determined):

(i)        provision for Taxes based on income, profits or capital of the Parent and the Restricted Subsidiaries for such period, including, without limitation, state, franchise and similar taxes (such as the Pennsylvania and West Virginia franchise tax),

(ii)       Interest Expense of the Parent and the Restricted Subsidiaries for such period (net of interest income of the Parent and its Restricted Subsidiaries for such period),

(iii)      depreciation, depletion and amortization (including amortization of intangibles, deferred financing fees and any amortization included in pension, OPEB or other employee benefit expenses, but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (including, without limitation write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets and the impact of purchase accounting but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Parent and its Restricted Subsidiaries for such period,

(iv)      business optimization expenses and other restructuring charges; provided that, with respect to each business optimization expense or other restructuring charge, the Parent shall have delivered to the Administrative Agent (under the Senior Credit Agreement) an officers’ certificate specifying and quantifying such expense or charge and stating that such expense or charge is a business optimization expense or other restructuring charge, as the case may be,

(v)       any other noncash charges (but excluding any such charge which requires an accrual of, or a cash reserve for, anticipated cash charges for any future period); provided that, for purposes of this clause (v) of this subsection (a), any noncash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made,

(vi)      the income attributable to the minority equity interests of third parties in any non-Wholly Owned Subsidiary of the Parent in such period or any prior period, except to the extent of dividends declared or paid on Equity Interests held by third parties,

(vii)     the noncash portion of “straight-line” rent expense, and

(viii)    accretion of asset retirement obligations in accordance with ASC 410 Asset Retirement and Environmental Obligations, and any similar accounting in prior periods;

provided that, to the extent that all or any portion of the income of any person is excluded from Consolidated Net Income pursuant to the definition thereof for all or any portion of such period, any amounts set forth in the preceding clauses (i) through (viii) that are attributable to such person shall not be included for purposes of this definition for such period or portion thereof); and

X-3	Credit and Security Agreement

minus (b) the sum of (in each case without duplication and to the extent the respective amounts described in clauses (i) and (iii) of this subsection (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined):

(i)        the losses attributable to the minority equity interests of third parties in any non-Wholly Owned Subsidiary of the Parent,

(ii)       noncash items increasing Consolidated Net Income of the Parent and the Restricted Subsidiaries for such period (but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period) and

(iii)      the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense.

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest; provided that, for the avoidance of doubt, “Equity Interests” shall not include notes convertible or exchangeable into Equity Interests until such conversion and/or exchange.

“Interest Expense” shall mean, with respect to any person for any period, the sum of (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (iv) commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Receivables Financing which are payable to any person other than a Loan Party, and (b) capitalized interest of such person. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Borrower and the Restricted Subsidiaries with respect to Swap Agreements.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Interest Expense” means, with respect to any person for any period, Interest Expense for such period paid or required to be paid in cash (including all commissions, discounts, fees and other charges in connection with letters of credit and similar instruments and net amounts paid or payable and/or received or receivable under permitted Swap Agreements in respect of interest rates) for the Parent and its Subsidiaries on a consolidated basis

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, controlled or held by the parent or one or more subsidiaries of the parent, or (b) whose accounts are consolidated with the accounts of the parent or one or more subsidiaries of the

X-4	Credit and Security Agreement

parent in such parent’s or subsidiary’s SEC filings. Unless the context otherwise requires, Subsidiary shall mean a Subsidiary of the Parent.

“Taxes” shall mean any and all present or future taxes, levies, imposts, assessments, duties (including stamp duties), deductions, charges (including advalorem charges) or withholdings imposed by any Governmental Authority and any and all interest, additions to tax and penalties related thereto.

“Wholly Owned Subsidiary” of any person shall mean a Subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person.

X-5	Credit and Security Agreement

ANNEX W

to

CREDIT AND SECURITY AGREEMENT

ADMINISTRATIVE AGENT’S ACCOUNT/

LENDERS’ ACCOUNTS/LC COLLATERAL ACCOUNT

Administrative Agent’s Account

Deutsche Bank Trust Company Americas

60 Wall Street, 6th Floor

New York, NY 10005

ABA#

Account Name:

Account #

Reference:

Credit and Security Agreement

ANNEX X

TO

CREDIT AND SECURITY AGREEMENT

DEFINITIONS AND INTERPRETATION

SECTION 1.  Definitions and Conventions. Capitalized terms used in the Credit Agreement (as defined below) shall have the following respective meanings:

“Account” shall mean the Collection Account and the Lockbox Account.

“Account Agreement” shall mean any of the Lockbox Control Agreements or any of the Collection Account Agreements.

“Account Bank” shall mean, with respect to any Account, the related Bank.

“Account Control Event” shall mean the occurrence of any of the following events on any day: (i) the Funding Availability Adjusted Amount is less than 15% of the Maximum Revolving Commitment Amount as of such day and such condition continues beyond the next Business Day, (ii) the Applicable Liquidity is less than $300,000,000, or (iii) a Termination Event.

“Additional Amounts” shall mean any amounts payable to any Affected Party under Sections 2.9 or 2.10 of the Credit Agreement.

“Additional Costs” shall have the meaning assigned to it in Section 2.9(b) of the Credit Agreement.

“Additional Mortgage” has the meaning set forth in the Senior Credit Agreement.

“Adequate Security” means cash or deposit account balances pledged pursuant to documentation in form and substance satisfactory to the Swing Line Lender or the applicable LC Lender or deposited with the Administrative Agent or a Lien provided by the Borrower or an Impacted Lender, in each case, for the benefit of the Swing Line Lender or the applicable LC Lender with respect to the Pro Rata Share of the applicable Swing Line Advance ir LC Participation Amount of such Impacted Lender, which the Swing Line Lender or the applicable LC Lender deems sufficient in its sole discretion.

“Administrative Agent” shall have the meaning assigned to it in the preamble of the Credit Agreement.

“Advance” shall mean any Revolving Credit Advance, any LC Participation and/or any Swing Line Advance, as the context may require.

“Advance Date” shall mean each day on which any Advance is made.

“Adverse Claim” shall mean any claim of ownership or any Lien, other than (a) any ownership interest or Lien created under the Transaction Documents and (b) any Permitted Lease Lien.

“Affected Party” shall mean each of the following Persons: each Lender, each LC Lender, the Administrative Agent, the Depositary, each Affiliate of the foregoing Persons, and any SPV or participant with the rights of a Lender under Section 12.2(c) of the Credit Agreement and their respective successors, permitted transferees and permitted assigns.

“Affiliate” means, with respect to any Person, (a) each Person that directly or indirectly owns or controls 5% or more of the Stock having ordinary voting power in the selection of directors of such Person, (b) each Person that controls or is controlled by, or is under common control with, such Person and (c) each of such Person’s officers and directors. For the purposes of this definition, “control” of a

Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise

“Agent Account” shall mean the account set forth on Annex W to the Credit Agreement.

“Appendices” shall mean, with respect to any Transaction Document, all exhibits, schedules, annexes and other attachments thereto, or expressly identified thereto.

“Applicable Non-Funding Lender Obligation” shall have the meaning assigned to it in Section 2.14(a) of the Credit Agreement.

“Applicable Index Margin” shall mean 1.25% per annum.

“Applicable LIBOR Margin” shall mean 2.25% per annum.

“Applicable Liquidity” means, for the Parent and its Restricted Subsidiaries on a consolidated basis, the sum of (x) all unrestricted cash, cash equivalents and Permitted Investments and (y) the aggregate Available Unused Commitments (assuming for such purpose, that the Parent would be permitted to immediately incur such Available Unused Commitments). Capitalized terms used in this definition of “Applicable Liquidity” and not defined in the Credit Agreement shall have the meanings set forth in the Senior Credit Agreement.

“Approved Confirming LC Bank” shall mean a U.S. domestic branch of US Bank National Association, Commerzbank AG, PNC Bank, Bank of Montreal, and Credit Agricole S.A., and any other financial institution approved by the Administrative Agent (which approval shall not be unreasonably withheld or delayed) and listed on the Approved Confirming LC Bank List.

“Approved Confirming LC Bank List” shall mean, as of the Closing Date, each financial institution listed in the definition of “Approved Confirming LC Bank”, and, as of any other date of determination, the list required to be attached to the Monthly Report in accordance with the Credit Agreement.

“Approved Obligor” shall mean an Obligor that, on the date of determination, (1) has a long term credit rating of at least “BB” from S&P or at least “Ba2” from Moody’s or (2) is otherwise acceptable to the Administrative Agent.

“Approved Senior Credit Agreement Amendment” shall mean an extension or other amendment to the Senior Credit Agreement (a) as to which, on the effective date of such amendment or extension as provided therein (i) the undrawn commitments are at least $400 million and (ii) the unrestricted cash, cash equivalents and Permitted Investments of the Parent and its Restricted Subsidiaries, on a consolidated basis, are at least $200 million, or (b) that contains economic and other terms reasonably satisfactory to the Administrative Agent and, with respect to which, after conducting liquidity projections of the Parent and its Affiliates (assuming such extension or amendment is effected) for the twenty-four (24) months following such effectiveness, the Administrative Agent (in its sole discretion) has consented to such extension or amendment. Capitalized terms used in this definition and not defined in the Credit Agreement shall have the meanings set forth in the Senior Credit Agreement.

“Assignment Agreement” shall have the meaning assigned to it in Section 12.2 of the Credit Agreement.

“Authorized Officer” shall mean, with respect to any corporation or limited liability company, the President, any Vice President, any Assistant Vice President, the General Counsel, the Secretary, the Treasurer, the Controller, any Assistant Secretary, any Assistant Treasurer, any manager or managing member and each other officer of such corporation or limited liability company specifically authorized to sign agreements, instruments or other documents on behalf of such corporation or limited liability company in connection with the transactions contemplated by the Transaction Documents.

“Available Net Collections” shall mean, on any date of determination, (x) prior to the Facility Maturity Date, an amount equal to the excess of (1) the aggregate amounts then on deposit in the Lockbox Account and any Specified Account (including any Cash Collateral) that are available to make distributions pursuant to Section 2.8(c) on the following Settlement Date (after giving effect to any withdrawals from the Specified Account or Agent Account to be made on such date of determination) over (2) the aggregate amount that would be required to make each of the payments contemplated in Section 2.8(c)(i), (ii) and (iii) in full if such date of determination was a Settlement Date or (y) on and after the Facility Maturity date, zero.

“Bank” shall mean any of the Collection Account Banks or Lockbox Account Banks.

“Bank Secrecy Act” shall mean the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Act of 1970 (31 U.S.C. 5311 et seq.).

“Bankruptcy Code” shall mean the provisions of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.

“Billed Amount” shall mean, with respect to any (i) any Billed Receivable, the amount billed on the Billing Date to the Obligor thereunder and (ii) any Unbilled Receivable prior to the time when the invoice with respect thereto is generated, the amount of revenue recognized by the related Seller (or Originator) in accordance with GAAP in respect of such Receivable.

“Billed Receivable” means a Receivable in respect of which an invoice has been issued to the related Obligor.

“Billing Date” shall mean (i) with respect to any Billed Receivable, the date on which the invoice with respect thereto was generated and (ii) with respect to any Unbilled Receivable, the earlier of (X) the date on which the invoice with respect thereto is generated and (Y) the date on which the coal products that are the subject thereof has been delivered to the Obligor.

“BK Obligor” means an Obligor that is (i) unable to make payment of its obligations when due, (ii) a debtor in a voluntary or involuntary bankruptcy proceeding, or (iii) the subject of a comparable receivership or insolvency proceeding.

“Borrower” shall have the meaning assigned to it in the preamble to the Credit Agreement.

“Borrower Account Collateral” shall have the meaning assigned to it in Section 7.1(c) of the Credit Agreement.

“Borrower Assigned Agreements” shall have the meaning assigned to it in Section 7.1(b) of the Credit Agreement.

“Borrower Collateral” shall have the meaning assigned to it in Section 7.1 of the Credit Agreement.

“Borrower Obligations” shall mean all loans, advances, debts, liabilities, indemnities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by the Borrower to any Affected Party under the Credit Agreement, any other Transaction Document and any document or instrument delivered pursuant thereto, and all amendments, extensions or renewals thereof, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising thereunder, including the Outstanding Principal Amount, interest, Unused Fees, LC Lender Fees, amounts payable in respect of Funding Excess, fees and expenses payable to a successor Servicer, Additional Amounts, Additional Costs and Indemnified Amounts. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against the Borrower in bankruptcy, whether or not allowed in such case or proceeding), fees, charges, expenses, attorneys’ fees and any other sum chargeable to the Borrower under any of the foregoing, whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations that are paid to the extent all or any portion of such payment is avoided or recovered directly or indirectly from any Lender or the Administrative Agent or any assignee of any Lender or the Administrative Agent as a preference, fraudulent transfer or otherwise.

“Borrowing” shall mean a borrowing of Advances pursuant to the Credit Agreement.

“Borrowing Base” shall mean, as of any date of determination, the amount equal to the lesser of:

(a) the Maximum Revolving Commitment Amount,

and

(b) an amount equal to the greater of (x) zero and (y) an amount equal to:

(1) sum of (A) the product of the Dynamic Advance Rate applicable to Billed Receivables, multiplied by the amount of the Net Eligible Receivables Balance comprised of Billed Receivables, (B) the lesser of (i) the Unbilled Receivables Cap and (ii) the product of the Dynamic Advance Rate applicable to Unbilled Receivables, multiplied by the amount of the Net Eligible Receivables Balance comprised of Unbilled Receivables;

minus

(2)          any other reserves determined by the Administrative Agent in its Permitted Discretion (including in connection with Lease Liens that are not Permitted Lease Liens)

in each case as disclosed in the most recently submitted Daily Report, Weekly Report, Monthly Report, Borrowing Base Certificate or Borrowing Request or as otherwise determined by the Administrative Agent based on Borrower Collateral information available to it, including any information obtained from any audit or from any other reports with respect to the Borrower Collateral, which determination shall be final, binding and conclusive on all parties to the Credit Agreement and the other Transaction

Documents (absent manifest error); provided, that as of the Closing Date, subsection (b)(2) above shall be 0.

“Borrowing Base Certificate” shall have the meaning assigned to it in Section 5.2(b) of the Credit Agreement.

“Borrowing Request” shall have the meaning assigned to it in Section 2.3(a) of the Credit Agreement.

“Breakage Costs” shall have the meaning assigned to it in Section 2.15 of the Credit Agreement.

“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York or, with respect to any remittances to be made by any Collection Account Bank to any related Account, in the jurisdiction(s) in which the Accounts maintained by such Banks are located..

“Cash Collateral” means any cash (or any cash equivalents acceptable to the Administrative Agent (in its sole discretion)) held in any Specified Account and designated by notice of the Borrower or the Servicer to the Administrative Agent as “Cash Collateral” in accordance with the Credit Agreement.

“Cause” means the conviction of, or the entry of a guilty plea or nolo contendere by, any Independent Manager for a crime of dishonesty or moral turpitude or any action by the Independent Manager which constitutes gross negligence, bad faith or willful misconduct in the conduct of his or her duties as a manager of the Borrower.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the compliance by any Lender with any written request, guideline or directive (whether or not having the force of law, but if not having force of law, then being one with which the relevant party would customarily comply) by any Governmental Authority.

“Change of Control” shall mean any event, transaction or occurrence as a result of which:

(a)        there shall occur any “Change in Control”, “Change of Control” or any comparable term or event in, or in any document pertaining to, the Senior Credit Agreement, the Senior Note Indenture (as defined in the Senior Credit Agreement) or any other document relating to Material Indebtedness of the Parent (in each case, as in effect as of the date hereof. any without giving effect to any amendments, supplements, amendments and restatements, waivers or modifications thereto); or

(b)        the Parent shall cease to own and control all of the economic and voting rights associated with all of the outstanding Stock, directly or indirectly, of the Borrower, the Servicer, the Originator or one or more Sellers that constitute a Significant Seller Group; or

(c)        the Originator shall cease to own and control all of the economic and voting rights associated with all of the outstanding Stock, directly or indirectly, of the Borrower.

“Charges” shall mean (i) all federal, state, provincial, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable); (ii) all levies, assessments, charges, or claims of any governmental entity or any claims of statutory lienholders, the nonpayment of which would give rise by operation of law to a Lien on Borrower Collateral or any other property of the Borrower, the Originator or any Seller and (iii) any such taxes, levies, assessment, charges or claims which constitute a lien or encumbrance on any property of the Borrower, the Originator or any Seller.

“Closing Date” shall mean September 19, 2014.

“Collection Account” shall mean any deposit account established by the Borrower for the deposit of Collections from the Lockbox Account pursuant to and in accordance with Section 6.1(a) of the Credit Agreement.

“Collection Account Agreement” shall mean any agreement among the Borrower, the Administrative Agent, and a Collection Account Bank with respect to the Accounts that provides, among other things, that the Bank shall follow the instructions of the Administrative Agent as to the disposition of funds in such Account and that the Administrative Agent has “control” (within the meaning of Section 9-104 of the UCC) of such Collection Account and is otherwise in form and substance acceptable to the Administrative Agent; provided that under such agreement, the Bank is permitted to follow the instructions of the Borrower or the Servicer prior to the occurrence of an Account Control Event.

“Collection Account Bank” shall mean any bank or other financial institution at which one or more Collection Accounts are maintained.

“Collections” shall mean, with respect to any Receivable, (i) all cash collections and other proceeds of such Receivable (including late charges, fees and interest arising thereon, and all recoveries with respect thereto that have been written off as uncollectible) and (without duplication) (ii) any amounts required to be paid by the applicable Seller to the Originator in respect of such Receivable pursuant to the Sale Agreement and by the Originator to the Borrower in respect of such Receivable pursuant to the Receivables Sale Agreement.

“Commitment Reduction Notice” shall have the meaning assigned to it in Section 2.2(a) of the Credit Agreement.

“Commitment Termination Notice” shall have the meaning assigned to it in Section 2.2(b) of the Credit Agreement.

“Compliance Certificate” shall have the meaning assigned to it in Annex 5.2(a) of the Credit Agreement.

Concentration Percentage” shall mean at any time of determination with respect to any Obligor, 20%.

“Confirmed Letter of Credit” shall mean any letter of credit issued in respect of the Billed Amount of a Receivable that has been confirmed by an Approved Confirming LC Bank and as to which the Approved Confirming LC Bank has agreed and acknowledged to the Administrative Agent in writing (i) that the beneficiary’s rights to receive proceeds under the letter of credit have been assigned to the Administrative Agent and (ii) to pay such proceeds directly into the Lockbox Account.

“Contract” shall mean any agreement, instrument, invoice or other writing pursuant to, or under which, an Obligor shall be obligated to make payments with respect to any Receivable.

“Credit and Collection Policies” shall mean the written credit policy and the written collection policy of the Servicer as of the Closing Date (copies of which have been delivered to the Administrative Agent), without giving effect to any amendments, restatements, supplements or other modifications thereto that would reasonably be expected to adversely affect the collectibility of the Receivables or the enforceability of any related Contract, unless any such amendment, restatement, supplement or other modification has been consented to by the Administrative Agent (such consent not to be unreasonably withheld or delayed).

“Daily Report” means a report in substantially the form set forth as Exhibit 5.2(a) to the Credit Agreement.

“Default Rate” shall have the meaning assigned to it in Section 2.6(b) of the Credit Agreement.

“Defaulted Receivable” shall mean any Receivable (a) with respect to which any payment, or part thereof, remains unpaid for more than sixty (60) days after its Maturity Date, (b) with respect to which the Obligor thereunder is a BK Obligor or (c) that otherwise has been or should be written off in a manner consistent with the Credit and Collection Policies; provided that any Receivable with respect to which the Obligor thereunder is a BK Obligor shall cease to be a “Defaulted Receivable” solely for purposes of calculating clause (a) of the Defaulted Receivable Trigger Ratio if such Receivable remains unpaid for more than 150 days after its Maturity Date.

“Defaulted Receivable Trigger Ratio” shall mean, as of the last day of any Settlement Period, the ratio (expressed as a percentage) of:

(a)        the sum (without double counting) of (i) the aggregate Outstanding Balances of all Defaulted Receivables (other than Receivables that are Defaulted Receivables solely pursuant to subsection (b) of the definition of “Defaulted Receivable”) as of such day and as of the last day of each of the two Settlement Periods ended immediately prior to such Settlement Period and (ii) the Outstanding Balances of all Receivables written off during such Settlement Period and during each of the two Settlement Periods ended immediately prior to such Settlement Period (in each case, as of the date such Receivables were written off)

to

(b)        the sum of the aggregate Outstanding Balance of all Receivables as of the last day of such Settlement Period and as of the last day of each of the two Settlement Periods ended immediately prior to such Settlement Period.

“Delinquency Trigger Ratio” shall mean, as of the last day of any Settlement Period, the ratio (expressed as a percentage) of:

(a)        the sum of aggregate Outstanding Balances of all Receivables with respect to which any payment, or part thereof, became between thirty-one (31) and sixty (60) days past its Maturity Date during such Settlement Period and during each of the two Settlement Periods ended immediately prior to such Settlement Period;

to

(b)        the sum of the aggregate Outstanding Balance of all Receivables as of the last day of each of the Settlement Periods ended four, five and six Settlement Periods before the Settlement Period ending on such date (so that if the Settlement Periods referenced in (a) were the March, April and May

Settlements Periods, the Settlement Periods referenced in (b) would be the December, January and February Settlement Periods).

“Depositary” shall have the meaning assigned to it in Section 6.1(c)(i) of the Credit Agreement.

“Dilution Factors” shall mean, with respect to any Receivable, any portion of which (a) was reduced, canceled or written-off as a result of (i) any credits (non-cash or otherwise), or any failure by the Borrower, the Originator or any Seller (or any Affiliate thereof) to deliver coal products or services or otherwise perform under the underlying Contract, (ii) any change in or cancellation of any of the terms of the underlying Contract or any cash discount, rebate, retroactive price adjustment or any other adjustment by the Borrower, the Originator or any Seller (or any Affiliate thereof) which reduces the amount payable by the Obligor on the related Receivable except to the extent based on credit related reasons, (iii) any set-off in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related transaction or an unrelated transaction) or (iv) any Dilution Factor Additional Action or (b) is subject to any specific dispute, offset, counterclaim or defense whatsoever (except discharge in bankruptcy of the Obligor thereof).

“Dilution Factor Additional Action” shall mean any policy, activity or action similar in nature to those policies, activities and actions described in clauses (a)(i) through (a)(iii) of the definition of “Dilution Factor” that occurs in connection with the business of any Originator or Seller, in each case determined by the Administrative Agent in its Permitted Discretion (it being understood that the Administrative Agent shall give written notice of any such determination to the Borrower and Servicer).

“Dilution Factor Amounts” shall mean, as of the last day of any Settlement Period, an amount equal to the sum of (i) the Dilution Factor Quality Adjustment Amount for such Settlement Period and (ii) an amount equal to the then current Dilution Factor Percentage Component multiplied by the aggregate amount of reductions in the Outstanding Balance of all Receivables during such Settlement Period other than as a result of quality penalties included in clause (i) of this definition and cash payments received from the applicable Obligors in respect of such Receivables.

“Dilution Factor Percentage Component” shall mean, as of any date of determination, a percentage equal to 1.0%, it being understood that such percentage is intended to be an estimate, based on a sample of credit memos with respect to the Receivables for a particular calendar month, of the aggregate dollar amount by which Receivables are reduced as a result of the negative impact of credit memos issued in such calendar month divided by the aggregate dollar amount of all credit memos issued in such calendar month; provided, that, in the event that the Administrative Agent analyzes any sample of Receivables for one or more calendar months, the Administrative Agent may in its Permitted Discretion modify such percentage (and give written notification of such modification to the Borrower and the Servicer) based upon the amount of Dilution Factors determined by the Administrative Agent as having occurred with respect to such sample of Receivables during such calendar months (it being understood that such sampling and such modifications may occur one or more times).

“Dilution Factor Quality Adjustment Amount” shall mean, for any Settlement Period, the aggregate amount of quality penalties that were reflected in the Billed Amount with respect to the Receivables during such Settlement Period.

“Dilution Reserve Rate” shall mean, as of any date of determination, the product (expressed as a percentage) of (i) 2 and (ii) the Dilution Reserve Ratio as of such date. “Dilution Reserve Ratio” shall mean, as of any date of determination, the highest Dilution Trigger Ratio occurring during the twelve most recently completed Settlement Periods (including any Settlement Period ending on such date of determination).

“Dilution Trigger Ratio” shall mean, as of the last day of any Settlement Period, the ratio (expressed as a percentage) of:

(a)        the sum of the aggregate Dilution Factor Amounts as of such day and the last day of the two immediately preceding Settlement Periods to

(b)        the aggregate Billed Amount of all Receivables originated during the three Settlement Periods ended immediately prior to such Settlement Period (so that if the Settlement Periods referenced in (a) were the March, April and May Settlement Periods, the Settlement Periods referenced in (b) would be the February, March and April Settlement Periods).

“Dollars” or “$” shall mean lawful currency of the United States of America.

“Drawing Date” shall have the meaning set forth in Section 2.19(b).

“Dynamic Advance Rate” shall mean, as of the last day of any Settlement Period,

(a) With respect to any Billed Receivable, a percentage equal to the lesser of:

(i)	85%; and

(ii)	100% minus the sum of (A) the Dilution Reserve Rate, (B) the Loss Reserve Rate, (C) the Interest Reserve Rate and (D) the Servicing Reserve Rate; or

(b) With respect to any Unbilled Receivable, a percentage equal to the lesser of:

(i)	75%; and

(ii)	100% minus the sum of (A) the Dilution Reserve Rate, (B) the Loss Reserve Rate, (C) the Interest Reserve Rate and (D) the Servicing Reserve Rate.

“Election Notice” shall have the meaning specified in the Receivables Sale Agreement.

“Eligible Receivable” shall mean, as of any date of determination, a Receivable:

(a) that (i) is due and payable within 60 days of the Billing Date thereof and (ii) is not a Defaulted Receivable;

(b) that is not a liability of an Excluded Obligor or an Obligor with respect to which more than 25% of the aggregate Outstanding Balance of all Receivables owing by such Obligor are (x) more than sixty (60) days past due from the Maturity Date thereof or (y) have been or should be written off in a manner consistent with the Credit and Collection Policies;

(c) that is not an Excluded Receivable; provided that if an Excluded Receivable ceases to be an Excluded Receivable at any time and meets the requirements hereunder to be an “Eligible Receivable” such Receivable will be counted as an “Eligible Receivable” for purposes of this Agreement until such date such Receivable no longer meets such requirements;

(d) that is denominated and payable in Dollars in the United States of America and is not represented by a note or other negotiable instrument or by chattel paper; provided, for the avoidance of doubt that an LC Receivable shall not be deemed to be represented by a negotiable instrument solely because it is supported by a letter of credit;

(e) [reserved];

(f) with respect to which no proceedings or investigations are pending or threatened before any Governmental Authority (i) asserting the invalidity of such Receivable or the Contract therefor, (ii) asserting the bankruptcy or insolvency of the Obligor thereunder; unless, in the case of a bankruptcy proceeding occurring under the Bankruptcy Code, the applicable Seller or the Originator has been designated as a “critical vendor” and the Obligor thereunder has obtained (A) in the case of any Receivable originated pre-petition, a final court order approving the payment of the pre-petition claims of such Seller or Originator on an administrative priority basis, (B) a standby letter of credit or similar type of financial instrument or arrangement that secures payment by the Obligor or (C) in the case of any Receivable originated post-petition, (1) a final court order approving the payment of the post-petition claims of such Seller or the Originator on an administrative priority basis and (2) a debtor-in-possession financing facility and management of the applicable Seller or the Originator reasonably believes that such financing will be available to pay the Receivables owing by such Obligor, and, in any such case, such Obligor has agreed post-petition to pay the Receivables owing by such Obligor on a current basis in accordance with their terms, (iii) seeking payment of such Receivable or payment and performance of such Contract or (iv) seeking any determination or ruling that would reasonably be expected to materially and adversely affect the validity or enforceability of such Receivable or such Contract;

(g) that is not an Unapproved Receivable;

(h) that does not represent partially performed or unperformed services, a “milestone” billing or “sale or return” goods and does not arise from a transaction for which any additional performance by the Borrower, any Seller or the Originator, or acceptance by or other act of the Obligor thereunder, including any required submission of documentation, remains to be performed as a condition to any payments on such Receivable or the enforceability of such Receivable under applicable law;

(i) that is not the liability of an Obligor that has any claim against or affecting the Borrower, the Seller thereof or the Originator or the property of the Borrower, such Seller or Originator which gives rise to a right of set-off against such Receivable;

(j) that was originated by a Seller or the Originator (or an Affiliate of a Seller or the Originator that was acquired by, merged with or otherwise combined with a Seller or the Originator) in accordance with, has at all times (including prior to such merger) been serviced in a manner consistent with and satisfies in all material respects all applicable requirements of the Credit and Collection Policies;

(k) that represents the genuine, legal, valid and binding obligation of the Obligor thereunder enforceable by the holder thereof in accordance with its terms;

(l) that is entitled to be paid pursuant to the terms of the Contract therefor and has not been paid in full or been compromised, adjusted, extended, reduced, satisfied, subordinated, rescinded or modified (except for criteria contained in the definition of “Dilution Factor” that has been applied to the Outstanding Balance thereof in a manner consistent with the Credit and Collection Policies);

(m) that does not contravene in any material respect any laws, rules or regulations applicable thereto (including laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Contract therefor is in violation of any such law, rule or regulation;

(n) (i) that is an “account” within the meaning of the UCC (and/or any other applicable legislation) of the applicable jurisdictions in which each of the Originator, the Sellers, the Servicer and the Borrower are organized and in which chief executive offices of each such Person are located and (ii) under the terms of the related Contract, the right to payment thereof (and any other interest in the Receivable) may be freely assigned, including as a result of compliance with applicable law (or with respect to which, the prohibition on the assignment of rights to payment are made fully ineffective under applicable law);

(o) (i) that is payable solely and directly to the Borrower or the Originator and not to any other Person (including any shipper of the goods that gave rise to such Receivable), except to the extent that payment thereof may be made to a Lockbox or otherwise as directed pursuant to Article VI of the Credit Agreement and (ii) no portion of any Receivable does not constitute Borrower Collateral;

(p) with respect to which all material consents, licenses, approvals or authorizations of, or registrations with, any Governmental Authority required to be obtained, effected or given in connection with the creation of such Receivable or the Contract therefor have been duly obtained, effected or given and are in full force and effect;

(q) that is created through the provision of goods or services by the Seller thereof (or the Originator) in the ordinary course of its business;

(r) that is not the liability of an Obligor that, consistent with the Credit and Collection Policies, is receiving or should receive goods or services on a “cash on delivery” basis;

(s) that does not constitute a rebilled amount arising from a deduction taken by an Obligor with respect to a previously arising Receivable;

(t) as to which the Borrower has a first priority perfected ownership interest and in which the Administrative Agent has a first priority perfected security interest, in each case not subject to any Lien, right, claim, security interest or other interest of any other Person (other than, in the case of the Borrower, the Lien of the Administrative Agent for the benefit of the Secured Parties and other Permitted Encumbrances);

(u) no portion of such Receivable represents sales tax;

(v) that does not represent the balance owed by an Obligor on a Receivable in respect of which the Obligor has made partial payment (other than any partial payment that specifically is permitted under the terms of the Contract relating to such Receivable or the related letter of credit);

(w) with respect to which no check, draft or other item of payment was previously received that was returned unpaid or otherwise;

(x) which is an Unbilled Receivable or a Billed Receivable; provided, that, in the event such Receivable is an Unbilled Receivable, (1) the Obligor in respect thereof is not domiciled in, or organized under the laws of, any jurisdiction outside of the United States of America (including the District of Columbia but otherwise excluding its territories and possessions) and (2) and the delivery of the related goods or services represented by such Unbilled Receivable did not occur more than 30 days prior to the date on which the eligibility of such Unbilled Receivable is being determined;

(y) the Obligor of which is not a Governmental Authority, unless (i) each transfer of such Receivable pursuant to the Transaction Documents is in compliance with all assignment of claims statutes and regulations applicable to such Governmental Authority’s Receivables or such other agreements have been entered into which are satisfactory to the Administrative Agent in its sole discretion, (ii) such Governmental Authority is a United States Governmental Authority (including any Governmental Authority of a State or local government that is a political subdivision of the United States), and (iii) the Administrative Agent shall have received evidence, to its reasonable satisfaction, that such Governmental Authority does not have a right of set-off against the Originator thereof or any of its Affiliates that can be exercised against such Receivables;

(z) each Seller and the Originator is a direct or indirect wholly-owned Subsidiary of the Parent as of such date of determination;

(aa) (i) that is a liability of an Obligor domiciled in, and organized under the laws of, the United States of America (including the District of Columbia but otherwise excluding its territories and possessions), (ii) that is a liability of an Obligor domiciled in Canada or the United Kingdom, (iii) that is a Permitted Foreign Receivable, or (iv) that is an LC Receivable;

(bb) the Obligor of which has been instructed in an manner consistent with the Credit and Collection Policies to make all payments with respect thereto only (A) by check or money order mailed to the Lockbox, or (B) by wire transfer or moneygram directly to the Lockbox Account;

(cc) if arising under a primary or base Contract executed on or after the Closing Date, the Contract under which such Receivable arises provides either (x) that all payments with respect to Receivables arising thereunder are to be made by remitting payment to a Lockbox or a Collection Account or (y) that the payment instructions in respect of payments with respect to Receivable arising thereunder may be changed by written notice from the related Seller, the Originator, the Servicer, the Borrower or an assignee thereof;

(dd) [reserved];

(ee) [reserved];

(ff) that is not subject to any Lease Lien that is not a Permitted Lease Lien;

(gg) that arises under a Contract (A) that is governed by the law of (i) a State of the United States, (ii) England or (iii) another jurisdiction requested by the Borrower and as to which the Administrative Agent is satisfied (based on representations of the Borrower or otherwise) that the application of such law does not adversely affect the interest of the Borrower or the Administrative Agent in Receivables arising under such Contract, or the exercise or enforcement of the Borrower’s or the Administrative Agent’s rights and remedies in respect of such Receivables and Related Rights and (B) pursuant to which, in the event that the Obligor under such Contract is not domiciled in the United States, Canada or England, such Contract provides that disputes arising under the Contract shall be: (i) adjudicated in a court in England or a state or federal court in the United States; or (ii) submitted to arbitration at a site in England, Switzerland or the United States;

(hh) that complies with such other criteria and requirements that the Administrative Agent has determined, in consultation with the Borrower and the Servicer, in the Administrative Agent’s commercially reasonable judgment to be necessary, as set forth in a written notice from the Administrative Agent to the Borrower prior to such date of determination; and

(ii) that complies with such other criteria and requirements that the Administrative Agent, following receipt of written request therefor by the Borrower or the Servicer, has determined are (in the Administrative Agent’s commercially reasonable judgment) acceptable.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 and any regulations promulgated thereunder.

“ERISA Affiliate” shall mean, with respect to any Person, any trade or business (whether or not incorporated) that, together with such Person, as applicable, are treated as a single employer within the meaning of sections 414(b), (c), (m) or (o) of the IRC.

“ESOP” shall mean a Plan that is intended to satisfy the requirements of section 4975(e)(7) of the IRC.

“Event of Servicer Termination” shall have the meaning assigned to it in section 4.1 of the Servicing Agreement.

“Excess Concentration Amount” shall mean, with respect to any Obligor of any Receivables and as of any date of determination, the amount by which the Outstanding Balance of Receivables owing by such Obligor exceeds (i) the Concentration Percentage for such Obligor multiplied by (ii) the Outstanding Balance of all Receivables on such date; provided, however, that in the case of an Obligor which is an Affiliate of other Obligors, the Excess Concentration Amount for such Obligor shall be calculated as if such Obligor and such one or more affiliated Obligors were one Obligor.

“Excluded Contract Rights” with respect to a Contract shall mean all obligations of the Originator or any Seller thereunder.

“Excluded Obligor” shall mean any Obligor (a) that is a Subsidiary or Affiliate of any Seller, the Originator, the Parent, the Servicer or the Borrower, or (b) that is designated as an Excluded Obligor, based on the Administrative Agent’s commercially reasonable credit judgment of such Obligor, in consultation with the Borrower and the Servicer.

“Excluded Receivable” shall mean, on any date of determination, (i) any Non-permitted Receivable and (ii) any other receivable that arises under a contract described, as of the Closing Date, on Schedule B to the Servicing Agreement and, on any other date, (x) on the related schedule to the last Monthly Report delivered prior to such date of determination or (y) under a contract that will be described on the related schedule to the next Monthly Report to be delivered after such date of determination.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any LC Lender or any other recipient of any payment to be made by or on account of any obligation of any Person under any Transaction Document, (a) income taxes imposed on (or measured by) its net income, or franchise taxes, in either case imposed by a jurisdiction as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, its applicable lending office in, or doing business in such jurisdiction (other than a business in such jurisdiction arising or deemed to arise by reason of executing, delivering, being a party to, engaging in any transactions pursuant to, performing its obligations under, receiving payments, receiving or perfecting a security interest under, and/or enforcing any Transaction Documents), including, for the avoidance of doubt, any U.S. federal backup withholding tax under section 3406 of the IRC, (b) any branch profits tax under section 884(a) of the IRC, or any similar tax, that is imposed by any jurisdiction described in subsection (a) above, (c) in the case of a Lender or an LC Lender, any U.S. federal withholding tax that is imposed pursuant to law in effect on the Closing Date or such later date as such Lender or such LC Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender or such LC Lender (or its assignor, if any) was entitled, immediately prior to such later date that such Lender or LC Lender became party to the Credit Agreement or designated a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.10 of the Credit Agreement, (d) any withholding tax that is attributable to such recipient’s failure to comply with Section 2.10 of the Credit Agreement and (e) any tax, assessment or other governmental charge imposed under FATCA.

“Facility Maturity Date” shall mean the earliest to occur of:

(i)         the Final Advance Date;

(ii)        the date so designated pursuant to Section 8.1 of the Credit Agreement;

(iii)       the date of termination of the Maximum Revolving Commitment Amount specified in a notice from the Borrower to the Administrative Agent delivered pursuant to and in accordance with Section 2.2(b) of the Credit Agreement;

(iv)       the ninetieth (90th) day prior to (x) in the event that any Successor Senior Credit Agreement has been entered into, the earliest scheduled maturity date of any obligations for Indebtedness arising (or which could arise as a result of any borrowing or similar event) under such Successor Senior Credit Agreement or (y) otherwise the Scheduled Senior Credit Agreement Maturity Date; and

(v)        the ninetieth (90th) day prior to the earliest scheduled maturity date of any obligations for Indebtedness (a) maturing after December 31, 2015 and (b) having an outstanding principal balance in excess of $100 million (or such higher amount as to which the Administrative Agent, in its sole and absolute discretion, may consent) on such ninetieth (90th) day.

“FATCA” means sections 1471, 1472, 1473 and 1474 of the IRC as of the date of this Agreement (or any amended or successor version to the extent that it is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to the IRC (or any amended or successor version).

“Federal Funds Rate” means, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by the Administrative Agent.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

“Fee Letter” shall mean that certain fee letter agreement dated June 9, 2014 among GE Corporate Financial Services, Inc., GE Capital Markets, Inc., and Alpha Natural Resources, Inc.

“Fees” shall mean any and all fees payable to the Administrative Agent or any Lender pursuant to the Credit Agreement or any other Transaction Document, including, without limitation, the Unused Fee; provided, for the avoidance of doubt, that the defined term “Fees” shall not include LC Lender Fees or Servicer Fees.

“Final Advance Date” shall mean September 19, 2018.

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person.

“Fixed Charge Coverage Ratio” shall have the meaning assigned to it on Annex V.

“Foreign Lender” shall mean any Lender or any LC Lender that is not a “United States person” within the meaning of section 7701(a)(30) of the IRC.

“Funding Availability” shall mean, as of any date of determination, the amount, if any, by which the Borrowing Base exceeds the Outstanding Principal Amount, in each case as of the end of the immediately preceding day.

“Funding Availability Adjusted Amount” shall mean, as of any date of determination, the amount, if any by which the Borrowing Base as calculated in subsection (b) of the definition thereof plus the amount on deposit in the LC Collateral Account (up to the LC Deposit Amount) exceeds (B) the Outstanding Principal Amount, in each case as of the end of the immediately preceding day.

“Funding Excess” shall mean, as of any date of determination, the extent to which (A) the Outstanding Principal Amount exceeds (B) the sum of (i) the Borrowing Base (as disclosed in the most recently submitted Borrowing Base Certificate or Borrowing Request or, upon notice to and following consultation with the Borrower, as otherwise determined by the Administrative Agent in its commercially reasonable judgment) plus (ii) the result of, (a) if no Termination Event has occurred and is continuing, the aggregate of the amount on deposit in the LC Collateral Account plus the amount of Available Net Collections on deposit in the Lockbox Account and any Specified Account or (b) if a Termination Event has occurred and is continuing, (I) the amount on deposit in the LC Collateral Account divided by 1.05 plus (II) the amount of Available Net Collections on deposit in the Lockbox Account and any Specified Account.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time, consistently applied as such term is further defined in Section 2(a) of this Annex X.

“GE Capital” shall mean General Electric Capital Corporation, a Delaware corporation.

“Governmental Authority” shall mean any nation or government, any state, province or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranteed Indebtedness” shall mean, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be the amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed

Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness; or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Immaterial Misstatement” means (i) any untrue or incorrect information set forth in any Borrowing Base Certificate which does not cause the calculation of the Borrowing Base reflected on such Borrowing Base Certificate to be greater than what the calculation of the Borrowing Base would have been if such information were not untrue or incorrect or (ii) any untrue or incorrect information unintentionally set forth in any Borrowing Base Certificate which does not cause the calculation of the Borrowing Base reflected on such Borrowing Base Certificate to be more than 1% greater than what the calculation of the Borrowing Base would have been if such information were not untrue or incorrect; provided, that in the case of clause (ii), such information is corrected within two Business Days after an Authorized Officer of the Borrower becomes aware thereof.

“Impacted Lender” shall have the meaning assigned to it in Section 2.18(a) of the Credit Agreement.

“Inactive Seller” shall mean any Seller that has permanently ceased to generate Receivables and regarding which, on any date of determination, the aggregate of the Outstanding Balances of Receivables associated with such Seller equals zero.

“Incipient Termination Event” shall mean any event that, with the passage of time or the giving of notice or both, would constitute a Termination Event.

“Increase Effective Date” shall have the meaning assigned to it in Section 2.11 of the Credit Agreement.

“Indebtedness” shall have the meaning assigned to it on Annex U.

“Indemnified Amounts” shall mean, with respect to any Person, any and all suits, actions, proceedings, claims, damages, losses, liabilities and reasonable out-of-pocket and documented expenses (including, but not limited to, reasonable out-of-pocket and documented attorneys’ fees and disbursements and other reasonable and documented out-of-pocket costs of investigation or defense, including those incurred upon any appeal) including any taxes imposed on such Indemnified Amounts (other than Indemnified Taxes, Other Taxes or Excluded Taxes imposed on payments on the Notes which are expressly indemnified or excluded from indemnity under, and are governed exclusively by, the provisions of Section 2.10).

“Indemnified Person” shall have the meaning assigned to it in Section 10.1(a) of the Credit Agreement.

“Indemnified Taxes” shall have the meaning assigned to it in Section 2.10 of the Credit Agreement.

“Independent Manager” means, with respect to a subject Person, a natural person which itself (and for the avoidance of doubt not any Person which is the employer of such natural person) satisfies each of the following: (i) such person is not a direct or indirect or beneficial stockholder, officer, director or manager (other than in a capacity as an independent director or independent manager of an Affiliate of such Person in connection with a securitization transaction), employee, affiliate, associate, customer, supplier of such Person or such Person’s Affiliates, or any relative thereof, nor a trustee in bankruptcy for any thereof and (ii) such person (a) has at least three years’ prior experience in transactions involving the securitization of financial assets and prior experience as an “independent manager” or an “independent director” for a corporation or an independent director or manager for an entity (other than such Person) whose charter or organizational documents require the unanimous consent of all independent directors or independent managers, as applicable, before such entity could file a bankruptcy proceeding or consent to the initiation of bankruptcy proceedings against it and (b) is employed by, and has at least three years of employment experience with any of (or any combination of), Lord Securities Corporation, Stewart Management Company, Wilmington Trust Company, National Registered Agents, Inc., Global Securitization Services, LLC, Amacar, L.L.C., Corporation Service Company, CT Corporation Staffing, Inc. or a similar nationally recognized provider of advisory, management, or placement services to issuers of securitization or structured finance instruments, agreements or securities, which in the ordinary course of its business provides independent directors or independent managers for special-purpose financing entities such as the Borrower, which similar nationally recognized provider is approved by the Administrative Agent in writing (such approval not to be unreasonably withheld or delayed).

“Index Rate” shall mean a floating rate of interest determined by the Administrative Agent equal to the greatest of:

(i)	the Prime Rate;

(ii)	the Federal Funds Rate plus 0.50% per annum; and

(iii)	the sum of:

(a)	1.00%; and

(b)	the LIBOR Underlying Rate;

provided that in no event shall the Index Rate for any day be less than the LIBOR Rate for the Interest Period in which such day occurs.

“Index Rate Advance” shall mean an Advance or portion thereof bearing interest by reference to the Index Rate.

“Ineligible Receivable” shall mean any Receivable which fails to satisfy all of the requirements of an “Eligible Receivable” set forth in the definition thereof.

“Insolvency Proceeding” means: (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors of a Person or any composition, marshalling of assets for creditors of a Person, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Cod

“Interest Period” shall mean, any calendar month, commencing with the first Business Day of such calendar month, and ending with the last day of such calendar month (or if the last day of such calendar month is not a Business Day, the next succeeding Business Day of the following calendar month).

“Interest Reserve Rate” shall mean, for any day, the product of (X) 1.50, (Y) the Index Rate and (Z) a fraction, the numerator of which is the higher of (a) 30 and (b) the product of 2.0 and a number equal to the most recently determined Turnover Days, and the denominator of which is 360.

“Investment Company Act” shall mean the provisions of the Investment Company Act of 1940, 15 U.S.C. §§ 80a et seq., and any regulations promulgated thereunder.

“Investments” shall mean, with respect to any Borrower Account Collateral, the certificates, instruments, investment property or other investments in which amounts constituting such collateral are invested from time to time.

“IRC” shall mean the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

“IRS” shall mean the Internal Revenue Service.

“Joinder Agreement” has the meaning specified in the Receivables Sale Agreement.

“LC Account Initial Establishment” has the meaning set forth in Section 6.1(d).

“LC Collateral Account” means the account designated as the LC Collateral Account established in accordance with Section 6.1(d) (for the benefit of the LC Lenders and the Lenders), or such other account as may be so designated as such by the Administrative Agent with notice to the Borrower and the Servicer.

“LC Collateral Account Bank” has the meaning set forth in Section 6.1(d).

“LC Deposit Amount” shall mean, as of any date of determination, (A) prior to the occurrence and continuation of a Termination Event, an amount equal to the LC Participation Amount as of such date and (B) on and after the occurrence and continuation of a Termination Event, an amount equal to the product of (i) the LC Participation Amount as of such date and (ii) 1.05.

“LC Lender” means General Electric Capital Corporation (in its capacity as LC Lender), any bank designated by a Requested LC Lender to be an LC Lender, including, without limitation, Webster Business Credit Corporation, any Lender or an Affiliate thereof or a bank or other legally authorized Person, in each case, reasonably acceptable to the Administrative Agent, in such Person’s capacity as an issuer of Letters of Credit hereunder.

“LC Lender Fees” shall have the meaning set forth in Section 2.17(b).

“LC Participation” shall have the meaning set forth in Section 2.19(a).

“LC Participation Amount” shall mean, at any time, the sum of the undrawn amounts of all outstanding Letters of Credit.

“LC Receivable” shall mean any Receivable that is supported by a Confirmed Letter of Credit.

“Lease Lien” shall mean the Lien, if any, created under the coal mining leases that provide for royalty payments to be made by the lessee to the lessor and create a security interest in favor of the lessor to secure payment of such royalty payments.

“Lender” shall have the meaning assigned to it in the preamble of the Credit Agreement; provided, that the term “Lender” shall include the Swing Line Lender unless the context otherwise requires.

“Lender-Related Distress Event” means, with respect to any Lender, that the following has occurred with respect to such Lender or with respect to any Person that directly or indirectly controls such Lender (each a “Distressed Person”): (i) a voluntary or involuntary case with respect to such Distressed Person under the Bankruptcy Code or any similar bankruptcy laws of its jurisdiction of formation; (ii) a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets; (iii) such Distressed Person is subject to a forced liquidation, merger, sale or other change of control supported in whole or in part by guaranties or other support (including, without limitation, the nationalization or assumption of majority ownership or operating control by) from the U.S. government or other Governmental Authority; or (iv) such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent, bankrupt, or deficient in meeting any capital adequacy or liquidity standard of any such Governmental Authority.

“Letter of Credit” shall have the meaning assigned to it in Section 2.17 of the Credit Agreement.

“LIBOR Business Day” shall mean a Business Day on which banks in the city of London are generally open for interbank or foreign exchange transactions;

“LIBOR Rate” shall mean, for any Interest Period, a per annum rate of interest determined by the Administrative Agent equal to the Applicable LIBOR Margin plus the LIBOR Underlying Rate; provided, that if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority with jurisdiction over a Lender shall assert that it is unlawful, for a Lender to agree to make or to make or to continue to fund or maintain any Advances at the LIBOR Rate, the LIBOR Rate shall in all cases be equal to the Index Rate. For the avoidance of doubt, except as provided in the immediately preceding proviso, the LIBOR Rate determined for any Interest Period shall remain fixed for such Interest Period.

“LIBOR Rate Advance” shall mean an Advance or portion thereof bearing interest by reference to the LIBOR Rate.

“LIBOR Underlying Rate” means, for any Interest Period, (a) the offered rate for deposits in United States Dollars for a one month period which appears on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on the second full LIBOR Business Day next preceding the first day of such Interest Period; divided by

(b)        a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two (2) LIBOR Business Days prior to the beginning of such Interest Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve system or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of such Board) which are required to be maintained by a member bank of the Federal Reserve System;

If such interest rates shall cease to be available from Reuters, the LIBOR Underlying Rate shall be determined from such financial reporting service or other information reasonably selected by the Administrative Agent.

“Lien” shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction).

“Litigation” shall mean, with respect to any Person, any action, claim, lawsuit, demand, investigation or proceeding pending against such Person before any court, board, commission, agency or instrumentality of any federal, state, local or foreign government or of any agency or subdivision thereof or before any arbitrator or panel of arbitrators.

“Lockbox” shall have the meaning assigned to it in Section 6.1(a)(ii) of the Credit Agreement.

“Lockbox Account” means any deposit account assigned to the Borrower for the deposit of Collections pursuant to and in accordance with Section 6.1(a) of the Credit Agreement.

“Lockbox Account Bank” shall mean any bank or other financial institution at which one or more Lockbox Accounts are maintained.

“Lockbox Control Agreement” shall mean any agreement between the Borrower, the Servicer, the Administrative Agent, and a Lockbox Processor with respect to a Lockbox that provides, among other things, that the Administrative Agent has exclusive control over the Lockbox, the items of payment received in the related Lockbox and is otherwise in form and substance acceptable to the Administrative Agent.

“Lockbox Processor” means any other Person that may from time to time perform Lockbox services with respect to one or more Lockboxes and that has been approved as a Lockbox Processor by the Administrative Agent in writing.

“Loss Reserve Rate” means 5.00%.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, liabilities, operations or financial or other condition of (i) the Sellers (considered as a whole), (ii) the Borrower, (iii) the Parent, (iv) the Servicer or (v) the Originator, (b) the ability of any Seller, the Originator, the Borrower, the Parent or the Servicer to perform in any material respect any of its obligations under the Transaction Documents in accordance with the terms thereof, (c) the validity or enforceability of any Transaction Document or the rights and remedies of the Borrower, the Lenders or the Administrative Agent under any Transaction Document or (d) the collectibility of the Transferred Receivables generally, any material portion of the Transferred Receivables, the Borrower Collateral (taken as a whole) or the ownership interests or Liens of the Borrower or the Administrative Agent thereon or the priority of such interests or Liens.

“Material Indebtedness” means any indebtedness of the Parent or any subsidiary thereof in a principal amount of $25,000,000 or more.

“Maturity Date” shall mean, with respect to any Receivable, the due date for payment therefor specified in the Contract therefor, or, if no date is so specified, 30 days from the Billing Date.

“Maximum Revolving Commitment Amount” means an amount equal to the Revolving Commitments of all Lenders, which aggregate commitment shall be $200,000,000.00 on the Closing Date, as such amount may be adjusted from time to time in accordance with the Credit Agreement.

“Monthly Report” shall have the meaning assigned to it in Annex 5.2(a) to the Credit Agreement.

“Monthly Report Date” means the 21st day of each calendar month (or if such day is not a Business Day, the next succeeding Business Day); provided, that the first Monthly Report Date shall occur in October 2014.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor thereto.

“Net Eligible Receivables Balance” means, as of any date of determination, the sum of the following:

(A)        the Outstanding Balance of Eligible Receivables;

minus

(B)        the aggregate Excess Concentration Amount in respect of all Obligors;

minus

(C)        the amount by which the aggregate Outstanding Balance of all Permitted Foreign Receivables (other than Special Obligor Receivables) exceeds the Permitted Foreign Receivables Cap;

in each case, as of such date of determination and as disclosed in the most recently submitted Daily Report, Weekly Report, Monthly Report, Borrowing Base Certificate or Borrower Request or as otherwise determined by the Administrative Agent based on Borrower Collateral information available to it, including any information obtained from any audit or from any other reports with respect to the Borrower Collateral, which determination shall be final, binding and conclusive on all parties to the Administrative Agreement (absent manifest error).

“Non-Consenting Lender” shall have the meaning assigned to it in Section 2.13 of the Credit Agreement.

“Non-Funding Lender” means any Lender: (a) that has failed for three or more Business Days to fund any payments required to be made by it under this Agreement, (b) that has given verbal or written notice to the Borrower or the Administrative Agent or has otherwise publicly announced that such Lender believes it will fail to fund all Revolving Credit Advances and other payments required to be funded by it under this Agreement as of any Settlement Date; (c) that has, for three or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder; (d) that has defaulted in fulfilling its obligations (as a lender, agent or letter of credit issuer) under one or more other syndicated loan or credit facilities or (e) with respect to which one or more Lender-Related Distress Events has occurred.

“Non-Funding Lender Account” shall have the meaning assigned to it in Section 2.14 of the Credit Agreement.

“Non-permitted Receivable” shall mean any receivable that arises under a Contract that (a)(i) expressly prohibits the assignment of the receivable arising under such Contract or (ii) expressly prohibits the assignment of such Contract and does not expressly permit assignment of the receivable arising under such Contract, and (b) is governed by a jurisdiction the laws of which the Servicer has not determined invalidate express or implied anti-assignment provisions in such Contract relating to the rights to payment under such Contract.

“Notes” shall mean the Revolving Notes and the Swing Line Notes, collectively.

“Obligor” shall mean, with respect to any receivable, the Person primarily obligated to make payments in respect thereof under the related Contract.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Certificate” shall mean, with respect to any Person, a certificate signed by an Authorized Officer of such Person.

“Originator” shall mean Alpha Coal Sales Co., LLC.

“Other Lender” shall have the meaning assigned to it in Section 2.3(e) of the Credit Agreement.

“Other Taxes” means all present or future stamp or documentary Taxes or any other excise, property intangible, mortgage recording or similar Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement including any interest, additions to tax or penalties applicable thereto; provided that such term shall not include any of the foregoing Taxes that result from an assignment or grant of a participation pursuant to Section 12.2(b) or (c), or designation of a new office for receiving payments under this Agreement, except to the extent that any such action described in this proviso is requested or required by the Borrower.

“Outstanding Balance” shall mean, with respect to any Receivable, as of any date of determination, the amount (which amount shall not be less than zero) equal to (a) the Billed Amount thereof, minus (b) all Collections received from the Obligor thereunder that reduce such Billed Amount, minus (c) all Dilution Factors and other discounts to, or any other modifications by, the applicable Seller, the Borrower, the Originator or the Servicer that reduce such Billed Amount; provided, that if the Administrative Agent or the Servicer makes a good faith determination that all payments by the applicable Obligor with respect to such Billed Amount have been made, the Outstanding Balance shall be zero.

“Outstanding Principal Amount” shall mean, as of any date of determination, the amount equal to (a) the aggregate Revolving Credit Advances made by the Lenders under the Credit Agreement on or before such date, minus (b) the aggregate amounts disbursed to any Lender in reduction of the principal of such Revolving Credit Advances pursuant to the Credit Agreement on or before such date plus (c) the LC Participation Amount as of such date (after giving effect to any issuances of Letters of Credit on such date) plus (d) the outstanding balance of any Swing Line Advances as of such date; provided, that references to the Outstanding Principal Amount of any Lender shall mean an amount equal to (w) the aggregate Revolving Credit Advances made by such Lender pursuant to the Credit Agreement on or before such date, minus (x) the aggregate amounts disbursed to such Lender in reduction of the principal of such Advances pursuant to the Credit Agreement on or before such date and not required to be returned as preference payments or otherwise plus (y) the LC Participation Amount attributable to such Lender (after giving effect to any issuances of Letters of Credit on such date) plus (z) the portion of any Swing Line Participation to such Lender; provided, further that if any repayment of Advances is rescinded or required to be returned as a preference for any reason, then the Outstanding Principal Amount shall include the amount so rescinded or returned.

“Parent” shall mean Alpha Natural Resources, Inc.

“Parent Group” shall mean the Parent and each of its Affiliates other than the Borrower.

“Participant Register” shall have the meaning assigned to it in Section 12.2(c) of the Credit Agreement.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Permitted Dilution Adjustments” shall mean, with respect to any Borrowing Base Certificate, Monthly Report or Weekly Report, any adjustment to the Outstanding Balance of any Eligible Receivable designated as an Eligible Receivable in such Borrowing Base Certificate, Monthly Report or Weekly Report to reflect Dilution Factors made in a manner consistent with the Credit and Collection Policies; provided, that such adjustment is given effect for purposes of making all calculations and determinations set forth (or contemplated) in any such Borrowing Base Certificate, Monthly Report or Weekly Report.

“Permitted Discretion” means a determination made in good faith, in consultation with the Borrower and the Servicer, and in the exercise of reasonable (from the perspective of a secured asset-based lender) credit judgment.

“Permitted Encumbrances” shall mean (i) Liens for taxes or assessments or other governmental charges or levies not yet due and payable or that are being contested in good faith by appropriate proceedings as to which the Administrative Agent has been notified in writing and established a reserve satisfactory to the Administrative Agent in its sole and absolute discretion after consultation with the Borrower; (ii) Permitted Real Estate Encumbrances, (iii) Liens securing judgments that do not constitute a Termination Event, (iv) presently existing or hereinafter created Liens in favor of the Originator, the Borrower, the Lenders or the Administrative Agent created by the Credit Agreement and the other Transaction Documents and (v) a Permitted Lease Lien.

“Permitted Foreign Receivable” shall mean any Receivable (other than an LC Receivable) that is a liability of an Approved Obligor domiciled in Switzerland, Sweden, Singapore, Luxembourg, Germany or Austria or any other country that may be consented to by the Administrative Agent (in its sole discretion) from time to time.

“Permitted Foreign Receivables Cap” shall mean, as of any date of determination, an amount equal to the lesser of (i) $35,000,000 and (ii) the product of 0.175 and the Maximum Revolving Commitment Amount as of such date of determination.

“Permitted Investments” shall mean any of the following:

(a)        obligations of, or guaranteed as to the full and timely payment of principal and interest by, the United States of America or obligations of any agency or instrumentality thereof if such obligations are backed by the full faith and credit of the United States of America, in each case with maturities of not more than 90 days from the date acquired;

(b)        repurchase agreements on obligations of the type specified in subsection (a) of this definition; provided, that the short-term debt obligations of the party agreeing to repurchase are rated at least A-1 or the equivalent by S&P and P-1 or the equivalent by Moody’s;

(c)        federal funds, certificates of deposit, time deposits and bankers’ acceptances of any depository institution or trust company incorporated under the laws of the United States of America or any state, in each case with original maturities of not more than 90 days or, in the case of bankers’ acceptances, original maturities of not more than 365 days; provided, that the short-term obligations of such depository institution or trust company are rated at least A-1 or the equivalent by S&P and P-1 or the equivalent by Moody’s;

(d)        commercial paper of any corporation incorporated under the laws of the United States of America or any state thereof with original maturities of not more than 180 days that on the date of acquisition are rated at least A-1 or the equivalent by S&P and P-1 or the equivalent by Moody’s; and

(e)        securities of money market funds rated at least A-1 or the equivalent by S&P and P-1 or the equivalent by Moody’s.

“Permitted Lease Lien” shall mean any Lease Lien that remains unperfected.

“Permitted Real Estate Encumbrances” shall mean the following encumbrances that do not, in any case, individually or in the aggregate, materially detract from the value of any Receivable or materially adversely affect the interests of the Borrower or the Administrative Agent in any Receivable: (i) encumbrances typically found upon Real Property used for mining purposes in the applicable jurisdiction in which the applicable Real Property is located to the extent such encumbrances would be permitted or granted by a prudent operator of mining property similar in use and configuration to such Real Property (e.g., surface rights agreements, wheelage agreements and reconveyance agreements); (ii) rights and easements of owners (A) of undivided interests in any of the Real Property where the applicable Loan Party (as defined in the Senior Credit Agreement) of Subsidiary owns less than 100% of the fee interest, (B) of interests in the surface of any Real Property where the applicable Loan Party or Subsidiary does not own or lease such surface interest, (C) lessees, if any, of coal or other minerals (including oil, gas and coalbed methane) where the applicable Loan Party or Subsidiary does not own such coal or other minerals, and (D) lessees of other coal seams and other minerals (including oil, gas and coalbed methane) not owned or leased by such Loan Party or Subsidiary; (iii) with respect to any Real Property in which the Borrower or any Restricted Subsidiary (as defined in the Senior Credit Agreement) holds a leasehold interest, terms, agreements, provisions, conditions, and limitations (other than royalty and other payment obligations which are otherwise permitted hereunder) contained in the leases granting such leasehold interest and the rights of lessors thereunder (and their heirs, executors, administrators, successors, and assigns); (iv) farm, grazing, hunting, recreational and residential leases with respect to which the Borrower or any Restricted Subsidiary is the lessor encumbering portions of the Real Properties to the extent such leases would be granted or permitted by, and contain terms and provisions that would be acceptable to, a prudent operator of mining properties similar in use and configuration to such Real Properties; (v) royalty and other payment obligations to sellers or transferors of fee coal or lease properties to the extent such obligations constitute a lien not yet delinquent; (vi) rights of others to subjacent or lateral support and absence of subsidence rights or to the maintenance of barrier pillars or restrictions on mining within certain areas as provided by any Mining Lease (as defined in the Senior Credit Agreement), unless in each case waived by such other person; and (vii) rights of repurchase or reversion when mining and reclamation are completed.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, unincorporated organization, trust, association, corporation (including a business trust), limited liability company, institution, public benefit corporation, joint stock company, Governmental Authority or any other entity of whatever nature.

“Plan” shall mean, at any time during the preceding five years, an “employee benefit plan,” as defined in section 3(3) of ERISA, that any Seller or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any Seller or ERISA Affiliate and is subject to Title IV of ERISA.

“Prime Rate” means, as of any date, the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate, or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent)

“Pro Rata Share” shall mean with respect to all matters relating to any Lender (other than the Swing Line Lender), the percentage obtained by dividing (i) the Revolving Commitment of such Lender by (ii) the Maximum Revolving Commitment Amount, as such percentage may be adjusted by assignments permitted pursuant to Section 12.2 of the Credit Agreement; provided, however, if all of the Revolving Commitments are terminated pursuant to the terms of the Credit Agreement, then “Pro Rata Share” shall mean with respect to all matters relating to any Lender, the percentage obtained by dividing (x) the sum of (A) such Lender’s Revolving Credit Advances, plus (B) the LC Participation Amount attributable to such Lender, plus (C) such Lender’s share of the obligations to purchase participations in Swing Line Advances and refinance Swing Line Advances pursuant to Section 2.1(e) by (y) the aggregate Outstanding Principal Amount.

“Proposed Change” shall have the meaning assigned to it in Section 12.7(c) of the Credit Agreement.

“Ratios” shall mean, collectively, the Defaulted Receivable Trigger Ratio, the Delinquency Trigger Ratio, the Dilution Reserve Ratio, the Fixed Charge Coverage Ratio the Dilution Trigger Ratio and the Turnover Days. For purposes of calculating the Dynamic Advance Rate or whether any Termination Event or Incipient Termination Event has occurred, each Ratio applicable at any time shall be as calculated in the most recently submitted Monthly Report or as otherwise determined by the Administrative Agent based on Borrower Collateral information available to it, including any information obtained from any audit or from any other reports with respect to the Borrower Collateral, which determination shall be final, binding and conclusive on all parties to the Transaction Documents (absent manifest error).

“Receivable” shall mean, with respect to any Obligor:

(a)        indebtedness of such Obligor (whether billed or unbilled and whether constituting an account, chattel paper, document, instrument, as-extracted collateral or general intangible (under which the Obligor’s principal obligation is a monetary obligation) and whether or not earned by performance) however arising from the sale, lease or license of goods, as-extracted collateral or other personal property or the provision of services by the Originator or one or more Sellers, or other Person approved by the Administrative Agent in its sole discretion, to such Obligor, including the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto;

(b)        all Liens and property subject thereto from time to time securing or purporting to secure any such indebtedness of such Obligor;

(c)        to the extent relating to such indebtedness, all right, title and interest in and to (but no obligations under) the Contracts giving rise thereto;

(d)        all guaranties, indemnities and warranties, insurance policies, financing statements, supporting obligations (including, without limitation, the proceeds of Confirmed Letters of Credit and the right to draw thereunder) and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such indebtedness;

(e)        all right, title and interest of any Seller, the Originator or the Borrower in and to any goods (including returned, repossessed or foreclosed goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), the sale of which gave rise to a receivable;

(f)        all collections with respect to any of the foregoing;

(g)       all records with respect to any of the foregoing; and

(h)       all proceeds with respect to any of the foregoing,

provided, for the avoidance of doubt, that (i) the definition of “Receivable” hereunder shall include any Receivable transferred to the Borrower by the Originator pursuant to the Receivables Sale Agreement and (ii) shall not include any Excluded Receivable.

“Receivables Sale Agreement” shall mean that certain Receivables Sale Agreement dated as of the Closing Date, by and among the Originator and the Borrower (as amended, restated, supplemented or otherwise modified from time to time).

“Records” shall mean all Contracts and other documents, books, records and other information (including customer lists, credit files, computer programs, tapes, disks, data processing software and related property and rights) prepared and maintained by any Seller, the Servicer, the Originator, any Sub-Servicer or the Borrower with respect to the Receivables and the Obligors thereunder and the Borrower Collateral.

“Register” shall have the meaning assigned to it in Section 2.16(a) of the Credit Agreement.

“Regulatory Change” shall mean any change after the Closing Date in any federal, state or foreign law, regulation (including Regulation D of the Federal Reserve Board), pronouncement by the Financial Accounting Standards Board or the adoption or making after such date of any interpretation, directive or request under any federal, state or foreign law or regulation (whether or not having the force of law) by any Governmental Authority, the Financial Accounting Standards Board, or any central bank or comparable agency, charged with the interpretation or administration thereof that, in each case, is applicable to any Affected Party.

“Reimbursement Deficiency” shall have the meaning assigned to it in Section 2.19(b) of the Credit Agreement.

“Repayment Notice” shall have the meaning assigned to it in Section 2.3(g) of the Credit Agreement.

“Reportable Event” shall mean any of the events set forth in section 4043(c) of ERISA and regulations promulgated thereunder, other than those events as to which the 30-day notice period referred to in section 4043(c) of ERISA has been waived.

“Requested LC Lender” shall mean have the meaning specified in Section 2.18(a) of the Credit Agreement.

“Required Minimum Balance” shall mean, on any day, One Million Dollars ($1,000,000).

“Required Remedies Lenders” shall mean:

(i)         if there is one (1) Lender, such Lender;

(ii)        if there are two (2) or three (3) Lenders, each Lender that is not a Non-Funding Lender; and

(iii)       if there are four (4) or more Lenders, a number of Lenders equal to (A) the number of Lenders that are not a Non-Funding Lenders minus (B) one Lender.

For purposes of this definition, if any Lender is an Affiliate of any other Lender, the number of Lenders party to the Credit Agreement shall be calculated as if such Lender and such one or more affiliated Lenders were one Lender.

“Requisite Lenders” shall mean:

(i)         if there is one (1) Lender, such Lender;

(ii)        if there are two (2) Lenders, both Lenders (or, if one Lender is a Non-Funding Lender, the Other Lender shall constitute the “Requisite Lenders”);

(iii)       if there are three (3) Lenders, (a) two or more Lenders having in the aggregate more than fifty percent (50%) of the Maximum Revolving Commitment Amount, or (b) if the Revolving Commitments have been terminated, two or more Lenders having in the aggregate more than fifty percent (50%) of the aggregate Outstanding Principal Amount; provided that so long as any Lender is a Non-Funding Lender, the Revolving Commitments and Outstanding Principal Amount of such Non-Funding Lender will not be taken into account in determining the calculation of which Lenders constitute Requisite Lenders pursuant to this clause (iii)(b); and

(iv)       if there are four (4) or more Lenders, (a) two or more Lenders having in the aggregate more than sixty-six and two thirds percent (66 2/3%) of the Maximum Revolving Commitment Amount, or (b) if the Revolving Commitments have been terminated, two or more Lenders having in the aggregate more than sixty-six and two thirds percent (66 2/3%) of the aggregate Outstanding Principal Amount; provided that so long as any Lender is a Non-Funding Lender, the Revolving Commitments and Outstanding Principal Amount of such Non-Funding Lender will not be taken into account in determining the calculation of which Lenders constitute Requisite Lenders pursuant to this clause (iv)(b).

“Revolving Commitment” shall mean as to any Lender, the aggregate commitment of such Lender to make Revolving Credit Advances (including pursuant to Section 2.19(c) and to refund and participate in Swing Line Advances in accordance with Section 2.1(e)) as set forth in Annex T to the Credit Agreement or in the most recent Assignment Agreement executed by such Lender, as such amount may be adjusted, if at all, from time to time in accordance with the Credit Agreement.

“Revolving Credit Advance” shall have the meaning assigned to it in Section 2.1 of the Credit Agreement.

“Revolving Note” shall have the meaning assigned to it in Section 2.1(a) of the Credit Agreement.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services, LLC business, or any successor thereto.

“Sale Agreement” shall mean that certain Sale Agreement, dated as of the Closing Date, among the Originator and the Sellers (as amended, restated, supplemented or otherwise modified from time to time).

“Sales Agency Agreement” shall mean that certain Sales Agency Agreement, dated as of the Closing Date, among the Originator and the Sellers (as amended, restated, supplemented or otherwise modified from time to time).

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at: http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time.

“Sanctioned Person” means (i) A person named on the list of “Specially Designated Nationals” or “Blocked Persons” maintained by OFAC available at: http://www.treasury.gov/resource-center/sanctions/Pages/default.aspx, or as otherwise published from time to time or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Scheduled Senior Credit Agreement Maturity Date” shall mean the earliest scheduled maturity date of any obligations for Indebtedness arising (or which could arise as a result of any borrowing or similar event) under the Senior Credit Agreement or any Approved Senior Credit Agreement Amendment. On the Closing Date, the Scheduled Senior Credit Agreement Maturity Date is June 30, 2016.

“SDN List” shall have the meaning assigned to it in Section 4.1(z) of the Credit Agreement.

“Second Lien Indenture” shall mean that certain Indenture between Alpha Natural Resources, Inc., Wilmington Trust, National Association, as trustee, and Wilmington Trust, National Association, as Collateral Agent, dated as of May 20, 2014.

“Secured Parties” shall mean each of the Lenders, the Administrative Agent, each Indemnified Person, each LC Lender and each other Affected Party.

“Securities Act” shall mean the provisions of the Securities Act of 1933, 15 U.S.C. Sections 77a et seq., as amended, and any regulations promulgated thereunder.

“Securities Exchange Act” shall mean the provisions of the Securities Exchange Act of 1934, 15 U.S.C. Sections 78a et seq., as amended, and any regulations promulgated thereunder.

“Seller” means those certain entities that constitute “Sellers” under, and pursuant to the terms of, the Sales Agency Agreement; provided that for the avoidance of doubt, any Inactive Seller or Terminating Seller removed in accordance with the Sales Agency Agreement shall not be deemed to be a “Seller” for any purpose under the Credit Agreement or any other Transaction Documents from and after the effective date of such removal.

“Seller Interest” shall have the meaning specified in the recitals in the Sale Agreement.

“Senior Credit Agreement” shall mean the Fourth Amended and Restated Credit Agreement, dated as of May 22, 2013, by and among the Parent, as the borrower, Citicorp North America, Inc., as the administrative agent, PNC Capital Markets LLC, as the sole syndication agent, and certain other lenders, issuing banks, co-documentation agents, joint lead arrangers and joint book managers, in each case parties thereto (as amended, restated, supplemented or otherwise modified and in effect from time to time); provided, however, for purposes of the Credit Agreement and the other Transaction Documents (without limiting the provisions herein relating to Approved Senior Credit Agreement Amendments), terms and definitions used therein and defined in the Senior Credit Agreement shall refer to such terms and definitions (including any terms and definitions used in such terms and definitions) in effect as of the date hereof, without giving effect to any amendments, restatements, supplements, refinancings, waivers or other modifications to the Senior Credit Agreement unless the Administrative Agent has consented to such amendment, restatement, supplement, refinancing, waiver or other modification.

“Servicer” shall mean Alpha Coal Sales Co., LLC and any successor “Servicer” under the Servicing Agreement.

“Servicer Fee” shall mean, for any day within a Settlement Period, the amount equal to (a) (i) the Servicer Fee Rate divided by (ii) 360, multiplied by (b) the Outstanding Balance of Receivables on such day.

“Servicer Fee Rate” shall mean 1.00% or such other amount as the Administrative Agent and a successor servicer shall agree to after an Event of Servicer Termination.

“Servicer Termination Notice” shall mean any notice by the Administrative Agent to the Servicer that (a) an Event of Servicer Termination has occurred and (b) the Servicer’s appointment under the Servicing Agreement has been terminated.

“Servicing Agreement” shall mean the Servicing Agreement, dated as of the Closing Date, by and between Borrower and the Servicer, as initial Servicer.

“Servicing Reserve Rate” shall mean, as of any date of determination, an amount equal to the product of (i) the Servicer Fee Rate and (ii) a fraction, the numerator of which is the higher of (a) 30 and (b) the Turnover Days as of the most recently concluded Settlement Period (including any Settlement Period ending on such date) multiplied by 2, and the denominator of which is 360.

“Settlement Date” shall mean (i) the first Business Day of each calendar month and (ii) from and after the occurrence of a Termination Event or the Facility Termination Date, any other Business Day designated as such by the Administrative Agent in its sole discretion.

“Settlement Period” shall mean:

(a) solely for purposes of determining the Ratios, (i) with respect to all Settlement Periods other than the final Settlement Period, each calendar month, whether occurring before or after the Closing Date, and (ii) with respect to the final Settlement Period, the period ending on the Termination Date and beginning with the first day of the calendar month in which the Termination Date occurs, and

(b) for all other purposes, (i) with respect to the initial Settlement Period, the period from and including the Closing Date through and including the last day of the Interest Period in which the Closing Date occurs, (ii) with respect to the final Settlement Period, the period ending on the Termination Date and beginning with the first day of the calendar month in which the Termination Date occurs, and (iii) with respect to all other Settlement Periods, each calendar month.

“Significant Seller Group” shall mean any Seller or group of Sellers that, taken individually or collectively, has a Significant Seller Group Ratio greater than 10%. For the avoidance of doubt, a single Seller may constitute a Significant Seller Group.

“Significant Seller Group Ratio” shall mean, on any date of determination, a ratio (expressed as a percentage) of (x) the sum of the aggregate revenue allocated to any Seller or Group of Sellers in respect of Receivables during the months for which the three (3) most recent Monthly Reports were prepared to (y) the aggregate revenue allocated to all Sellers in respect of Receivables during the months for which the three (3) most recent Monthly Reports were prepared; provided that if fewer than three (3) Monthly Reports have been prepared as of such date of determination, then the revenue used to calculate the Significant Seller Group Ratio shall be based on the revenue allocated to the Sellers since the Closing Date.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the assets of such Person at a fair valuation is greater than the total amount of debts and other liabilities, including direct, subordinate and contingent liabilities, of such Person; (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities become absolute and mature; and (c) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Obligor” shall mean an Obligor identified as a “Special Obligor” by the Administrative Agent by notice to the Borrower.

“Special Obligor Receivable” shall mean any Receivable the Obligor of which is a Special Obligor

“Specified Account” shall mean (i) the Collection Account or (ii) if the Administrative Agent has terminated the Borrower’s and the Servicer’s rights to direct disposition of the funds in the Accounts after an Account Control Event, the Agent’s Account or another account specified by the Administrative Agent.

“SPV” shall mean, with respect to any Lender, any special purpose funding vehicle which is administered by, or affiliated with, such Lender.

“Stock” shall mean all shares, options, warrants, member interests, general or limited partnership interests or other equivalents (regardless of how designated) of or in a corporation, limited liability company, partnership or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act).

“Stockholder” shall mean, with respect to any Person, each holder of Stock of such Person.

“Sub-Servicer” shall mean (i) any Seller or (ii) any other Person with whom the Servicer enters into a Sub-Servicing Agreement.

“Sub-Servicing Agreement” shall mean any written contract entered into between the Servicer and any Sub-Servicer pursuant to and in accordance with the Servicing Agreement relating to the servicing, administration or collection of the Receivables.

“Subsidiary” shall mean, with respect to any Person, any corporation or other entity (a) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person or (b) that is directly or indirectly controlled by such Person within the meaning of control under Section 15 of the Securities Act.

“Successor Senior Credit Agreement” shall mean any successor to, or replacement of, the Senior Credit Agreement (x) which contains economic and other terms reasonably satisfactory to the Administrative Agent and (y) with respect to which, after conducting liquidity projections of the Parent and its Affiliates (assuming that such successor or replacement is effected) for the twenty-four (24) months following such effectiveness, the Administrative Agent (in its sole discretion) has consented to such successor or replacement constituting a “Successor Senior Credit Agreement”; provided that any amendment to the Senior Credit Agreement shall not be deemed a “Successor Senior Credit Agreement” for purposes hereof.

“Support Agreement” means that certain Support Agreement, dated as of the Closing Date, made by the Parent in favor of the Administrative Agent and other beneficiaries thereunder.

“Swing Line Advance” shall have the meaning assigned to it in Section 2.1(e) of the Credit Agreement.

“Swing Line Availability” shall mean, as of any date of determination, an amount equal to the lesser of (i) Funding Availability as of such date and (ii) the difference between (A) the Swing Line Commitment as of such date and (B) the principal balance of the Swing Line Advance as of such date.

“Swing Line Commitment” shall mean an amount equal to $25,000,000, as may be reduced in accordance with the terms of the Credit Agreement.

“Swing Line Lender” shall have the meaning set forth in the Preamble of the Credit Agreement.

“Swing Line Note” shall have the meaning assigned to it in Section 2.1(e) of the Credit Agreement.

“Swing Line Participation” shall have the meaning assigned to it in Section 2.1(e) of the Credit Agreement.

“Taxes” shall mean any and all present or future taxes, levies, imposts, assessments, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholdings imposed by any Governmental Authority and any and all interest, additions to tax and penalties related thereto.

“Terminating Seller” shall have the meaning assigned to it in the Sales Agency Agreement.

“Termination Date” shall mean the date on which (a) the Outstanding Principal Amount has been permanently reduced to zero, (b) all other Borrower Obligations under the Credit Agreement and the other Transaction Documents have been indefeasibly repaid in full and completely discharged, (c) the Maximum Revolving Commitment Amount has been irrevocably reduced to zero or terminated and (d) the LC Participation Amount has been permanently reduced to zero.

“Termination Event” shall have the meaning assigned to it in Section 8.1 of the Credit Agreement.

“Transaction Documents” shall mean each Collection Account Agreement, the Support Agreement, the Sales Agency Agreement, the Sale Agreement, the Lockbox Agreements, the Borrower Account Agreement, the Fee Letter, the Receivables Sale Agreement, the Credit Agreement, the Letters of Credit, the Notes and Receivable assignments executed pursuant to the Receivables Sale Agreement, the Servicing Agreement, each power of attorney delivered to the Administrative Agent and including all other pledges, powers of attorney, instruments, documents, consents, assignments, contracts, notices, and all other agreements, instruments, documents, certificates and written matter whether heretofore, now or hereafter executed by or on behalf of any Person, or any employee of any Person, in connection with or delivered in connection with the Receivables Sale Agreement, the Credit Agreement or the transactions contemplated thereby. Any reference in the Receivables Sale Agreement, the Credit Agreement or any other Transaction Document to a Transaction Document shall include all Appendices thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such Transaction Document as the same may be in effect at any and all times such reference becomes operative.

“Transfer Date” shall have the meaning set forth in the Receivables Sale Agreement.

“Transferred Property” shall have the meaning set forth in the Receivables Sale Agreement.

“Turnover Days” shall mean, as of any date of determination, the amount (expressed in days) equal to:

(a)        a fraction, (i) the numerator of which is equal to sum of the aggregate Outstanding Balances of Receivables on the first day of each of the three (3) most recently ended Settlement Periods (including any Settlement Period ending on such date) and (ii) the denominator of which is equal to aggregate Collections received during such three (3) most recently ended Settlement Periods with respect to all Receivables, multiplied by

(b)        the average number of days per Settlement Period contained in such three (3) most recently ended Settlement Periods.

“UCC” shall mean, with respect to any jurisdiction, the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in such jurisdiction.

“Unapproved Receivable” shall mean any receivable (a) with respect to which the applicable Seller’s or Originator’s customer relationship with the Obligor thereof arises as a result of the acquisition after the Closing Date by such Originator or Seller of another Person (other than an Affiliate) or (b) that was originated in accordance with standards established by another Person acquired by the Originator or the Seller after the Closing Date, in each case, solely with respect to any such acquisitions that have not been approved in writing by the Administrative Agent and then only for the period prior to any such approval.

“Unbilled Receivable” shall mean a Receivable in respect of which (a) the goods that are the subject thereof have been delivered at the place where title and risk of loss passes (as determined pursuant to the related Contract) to the Obligor and (b) no invoice has been issued to such Obligor.

“Unbilled Receivables Cap” shall mean, as of any date of determination, the lesser of (i) $45,000,000 and (ii) the product of 0.225 and the Maximum Revolving Commitment Amount as of such date of determination.

“Unrelated Amounts” shall have the meaning assigned to it in Section 7.3 of the Receivables Sale Agreement.

“Unused Fee” shall mean, with respect to any Settlement Period, a fee equal to the result of (A) the sum of the Unused Daily Fee for each day in such Settlement Period divided by (B) 360.

“Unused Daily Fee” shall mean, for any day in any Settlement Period,

(i) the amount by which the Maximum Revolving Commitment Amount as of such day exceeds the Outstanding Principal Amount as of such day multiplied by

(ii) (1) in the event that the Funding Availability as of such day exceeds 25% of the Maximum Revolving Commitment Amount as of such day, 0.50% and (2) otherwise, 0.375%.

“U.S. Lender” shall mean any Lender or LC Lender that is a United States person within the meaning of section 7701(a)(30) of the IRC.

“U.S. Person” shall mean any United States citizen or national; permanent resident alien; entity organized under the laws of the United States or any jurisdiction within the United States (including foreign branches); or any person in the United States.

“Weekly Report” shall mean a report in substantially the form set forth as Exhibit 5.2(a) to the Credit Agreement.

“Weekly Reporting Period” shall mean a period commencing on a Saturday and ending on (and including) the following Friday.

SECTION 2.  Other Terms and Rules of Construction.

(a) Accounting Terms.  Unless otherwise specifically provided therein, any accounting term used in any Transaction Document shall have the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing.

(b) Other Terms.    All other undefined terms contained in any of the Transaction Documents shall, unless the context indicates otherwise, have the meanings provided for by the UCC as in effect in the State of New York to the extent the same are used or defined therein.

(c) Rules of Construction.  Unless otherwise specified, references in any Transaction Document or any of the Appendices thereto to a Section, subsection or clause refer to such Section, subsection or clause as contained in such Transaction Document. The words “herein,” “hereof” and “hereunder” and other words of similar import used in any Transaction Document refer to such Transaction Document as a whole, including all annexes, exhibits and schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in such Transaction Document or any such annex, exhibit or schedule. Any reference to any amount on any date of determination means such amount as of the close of business on such date of determination. Any reference to or definition of any document, instrument or agreement shall, unless expressly noted otherwise, include the same as amended, restated, supplemented or otherwise modified from time to time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Transaction Documents) or, in the case of Governmental Authorities, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations.

(d) Rules of Construction for Determination of Ratios.    For purposes of calculating the Ratios, (i) averages shall be computed by rounding to the second decimal place and (ii) the Settlement Period in which the date of determination thereof occurs shall not be included in the computation thereof and the first Settlement Period immediately preceding such date of determination shall be deemed to be the Settlement Period immediately preceding the Settlement Period in which such date of determination occurs.